Exhibit 10.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL
[***] INDICATES THAT INFORMATION HAS BEEN REDACTED

MEGA BROADBAND INVESTMENTS HOLDINGS LLC

THIRD AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December 20, 2024

THE COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

THE COMPANY INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF OCTOBER 2, 2017, AS AMENDED OR MODIFIED FROM TIME TO TIME, AMONG THE ISSUER (THE "COMPANY") AND CERTAIN INVESTORS, AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH INTERESTS UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER.  A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO EACH UNITHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE.

TABLE OF CONTENTS

Index of Schedules and Exhibits

Schedule A – List of Matters Requiring Investors Consent
Schedule 1 to Schedule A – Index of Restricted Areas
Schedule B – Call Option and Put Right
Exhibit B-1 – Illustrative Option Price Statement
Exhibit B-2 – Call / Put Merger Agreement
Schedule C – Call / Put Covenants

Exhibit C-1 – Short-Form Purchase Agreement

Exhibit C-2 – Letter of Transmittal

Schedule D – 2024 Transactions

Schedule D-1 – 2024 Transaction Payment Schedule

Exhibit D-2 – Third Amended and Restated Long-Term Incentive Plan

Exhibit D-3 – Continuing Incentive Amount Waiver

v

MEGA BROADBAND INVESTMENTS HOLDINGS LLC
THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of December 20, 2024, is entered into by and among Mega Broadband Investments Holdings LLC, a Delaware limited liability company (the "Company"), and the Unitholders.

WHEREAS, the original limited liability company agreement of the company was entered into on October 2, 2017 (the "Original Agreement");

WHEREAS, the Original Agreement was amended and replaced, and superseded in its entirety, on November 1, 2019 (the "A&R Agreement");

WHEREAS, the A&R Agreement was amended and replaced, and superseded in its entirety, on November 12, 2020, and thereafter was amended pursuant to that certain Amendment No. 1 to the Second A&R Agreement, on June 20, 2022 (the A&R Agreement so amended, the "Second A&R Agreement"); and

WHEREAS, effective as of the date hereof, the Second A&R Agreement is hereby amended and replaced, and superseded in its entirety by this Agreement to, among other things, effectuate the 2024 Transactions (as defined and described herein), on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1          Certain Capitalized Terms.  Capitalized terms used but not otherwise defined herein shall have the following meanings:

"20% Owner" means any Unitholder that, as of any date of determination, owns twenty percent (20%) or more of the then issued and outstanding Class B Units.  For purposes of this definition, any Class B Units held (i) by an Affiliate of a Unitholder or (ii) by a Blocker Corporation for the benefit of a Unitholder or Affiliate of a Unitholder shall be included in the determination of whether such Unitholder holds twenty percent (20%) or more of the issued and outstanding Class B Units.

"Additional Unitholder" means a Person that is admitted to the Company as a Unitholder pursuant to Section 9.2.

"Adjusted Capital Account Deficit" means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero.  For this purpose, such Person's Capital Account balance shall be:

(a)          reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

(b)         increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to Minimum Gain).

"Affiliate" of any particular Person means (a) any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, (b) if such Person is a partnership, any partner thereof and (c) without limiting the foregoing and with respect only to the GTCR Investors, any GTCR Fund.

"Affiliated Institution" means, with respect to any Indemnitee, any investment fund, institutional investor or other financial intermediary with which such Unitholder, Manager, Officer or other Person is Affiliated or of which such Indemnitee is a member, partner or employee.

"Agreement" means this Third Amended and Restated Limited Liability Company Agreement (including each of the schedules that are referenced herein and attached hereto, which shall all be considered to be a part of this Agreement), as amended or modified from time to time in accordance with the terms hereof.

"Blocker Corporation" means a corporation (or other entity treated as a corporation for U.S. tax purposes) through which any Institutional Holder owns, directly or indirectly, any Units or other interests in the Company as set forth in Section 8.5 (provided that a corporation (or other entity treated as a corporation for U.S. tax purposes) shall be a "Blocker Corporation" only if and to the extent such corporation (or entity) satisfied the requirements of this definition on November 12, 2020).

"Board" means the board of managers of the Company, which shall have the power and authority described in this Agreement (as amended from time to time), including the power and authority described in Article V.

"Board Governance Exceptions" means (a) those matters that by the express terms of this Agreement require the affirmative vote, consent or approval of the holders of the Required Interest or the CABO Investor, as the case may be, (b) the rights set forth in Section 5.2, (c) the consent rights set forth in Section 5.3, (d) the rights of the Tax Matters Partner set forth in Section 7.12 and (e) the consent rights set forth in Section 13.2.

"Book Value" means, with respect to any Company property, the Company's adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g), except that in the case of any property contributed to the Company, the Book Value of such property shall initially equal the Fair Market Value of such property.

"Business" means the businesses of the Company and its Subsidiaries.

"CABO" means Cable One, Inc., a Delaware corporation.

"CABO Entity" means any Subsidiary of CABO.

"CABO Equity Purchase Agreement" means that certain Equity Purchase Agreement, dated as of September 28, 2020, by and among the CABO Investor, the Company, the Blocker Corporation, Mega Broadband Splitter, LP and GTCR Fund XII/C LP, as amended or modified from time to time in accordance with its terms.

"CABO Investment" means the purchase by the CABO Investor from the Company, and issuance by the Company to the CABO Investor, of certain Class B Units pursuant to the CABO Equity Purchase Agreement, on the terms and conditions set forth therein.

"CABO Investor" means CABO and any other CABO Entity that acquires Units after the date hereof in accordance with this Agreement.

"Capital Account" means the capital account maintained for a Unitholder pursuant to Section 7.2.

"Capital Contributions" means any cash, cash equivalents, promissory obligations, or the Fair Market Value of other property that a Unitholder contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.3 or Section 3.4 or pursuant to the CABO Equity Purchase Agreement, the GTCR Unit Purchase Agreement or any Senior Management Agreement (with it being understood that if the adjusted basis of any Company property is different from its Fair Market Value at the time of contribution, such Capital Contribution shall be valued at the Fair Market Value of such property). For the avoidance of doubt, any adjustment made to a Capital Account of a Unitholder pursuant to a "book up" or "book down" for Tax purpose shall not be deemed a Capital Contribution solely as a result of such adjustment to such Capital Account.

"Certificate" means the Company's Certificate of Formation as filed with the Secretary of State of the State of Delaware, and as amended from time to time in accordance with its terms.

"Code" means the United States Internal Revenue Code of 1986, as amended. Such term shall, at the Board's discretion, be deemed to include any future amendments to the Code and any corresponding provisions of succeeding Code provisions (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Code" shall not include them if including them would have a material adverse effect on any Unitholder).

"Communications Laws" shall mean (a) the federal Communications Act of 1934, as amended, and the rules, regulations, published orders and published and promulgated policy statements of the Federal Communications Commission, all as may be amended from time to time; and (b) applicable state and local communications statutes, applicable laws, rules, and published policies of a state public utility commission, local franchising authority, or similar state or local Governmental Entity with authority to regulate the Business, including the provision of cable television, video, wireless, high speed data, Internet, data center, hosting, broadband, voice, communications, or interconnected Voice over Internet Protocol services.

"Company Interest" means the interest of a Unitholder in Profits, Losses, and Distributions.

"Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. L. § 18‑101, et seq., as it may be amended from time to time, and any successor to the Delaware Act.

"Distribution" means each distribution made by the Company to a Unitholder with respect to such Person's Units, whether in cash, property or securities of the Company and whether by liquidating distribution, or otherwise in accordance with the terms of this Agreement; provided, that any recapitalization or exchange or conversion of securities of the Company, any redemption or repurchase and any subdivision (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any outstanding Units shall not be deemed a Distribution.

"Equity Securities" means (a) Units or other equity interests in the Company or a corporate successor (including other classes or groups thereof having such relative rights, powers, and duties as may from time to time be established by the Board, including rights, powers, and/or duties senior to existing classes and groups of Units and other equity interests in the Company), (b) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or a corporate successor, and (c) warrants, options, or other rights to purchase or otherwise acquire Units or other equity interests in the Company or a corporate successor.

"Event of Withdrawal" means the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Unitholder or the occurrence of any other event that terminates the continued membership of a Unitholder in the Company.

"Executive" means any current or former employee of the Company or its Subsidiaries who, at any time, acquires securities of the Company in accordance with this Agreement and executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement.

"Fair Market Value" means, with respect to any asset or equity interest, its fair market value determined according to Article XI.

"Family Group" means an individual's spouse and descendants (whether natural or adopted), and any trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such individual or such individual's spouse and/or descendants that is and remains solely for the benefit of such individual and/or such individual's spouse and/or descendants and any retirement plan for such individual, provided, that if such individual is a party to a Senior Management Agreement in the capacity of an Executive and such agreement defines the term "Family Group," then "Family Group" for such Person shall have the meaning given to such term in such Senior Management Agreement.

"Fiscal Quarter" means each calendar quarter ending March 31, June 30, September 30, and December 31.

"Fiscal Year" means the Company's annual accounting period established pursuant to Section 2.11.

"Governmental Entity" means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government or any agency or department or subdivision of any governmental authority, including the United States federal government or any state or local government.

"Grossed-Up Amount" means, with respect to any Distribution pursuant to Section 4.1(a)(v), the sum of (a) the "available amount" of such Distribution pursuant to Section 4.1(a)(v) and (b) the aggregate amount of the Participation Thresholds of all Participating Class C Units.

"GTCR Advisory Agreement" means the Amended and Restated Advisory Agreement, dated as of April 22, 2020, by and between Mega Broadband Investments LLC and GTCR Management XII LP, as amended or modified from time to time in accordance with its terms.

"GTCR Fund" means any investment vehicle or fund controlled by or managed by GTCR Golder Rauner, L.L.C., a Delaware limited liability company, GTCR Golder Rauner II, L.L.C., a Delaware limited liability company, GTCR Management XII LLC, a Delaware limited liability company ("GTCR Management"), and/or GTCR LLC, a Delaware limited liability company, but excluding any portfolio company in which any such investment vehicle or fund has an investment.

"GTCR Investor" means, collectively, GTCR Fund XII/B LP, a Delaware limited partnership, Mega Broadband Splitter LP, a Delaware limited partnership, GTCR Co-Invest XII LP, a Delaware limited partnership, and any other GTCR Fund that at any time acquires Units after the date hereof in accordance with this Agreement.

"GTCR Investor Representative" means GTCR Fund XII/B LP, a Delaware limited partnership.

"GTCR Unit Purchase Agreement" means that certain Unit Purchase Agreement, dated as of October 2, 2017, by and among the GTCR Investors and the Company, as amended by Amendment No. 1 thereto, dated as of November 12, 2020, as the same may be further amended or modified from time to time in accordance with its terms.

"Incentive Unit" means any Class B Unit that are or have ever been subject to vesting requirements, any Class C Units and any other Units designated an "Incentive Unit" in the agreement granting such Units (in each case, other than if held by the Company or any Investor).

"Indemnitee" means (a) any Person who is or was a manager, director or officer of the Company or any Subsidiary of the Company, (b) any Person who is or was serving at the request of the Company or any Subsidiary of the Company as an officer, director, manager or similar functionary of another foreign or domestic Person or other enterprise; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services and (c) any Person the Board designates as an "Indemnitee" for purposes of this Agreement.

"Institutional Holder" means (a) the Investors, (b) any other Unitholder that holds Investor Residual that is designated by the Investors as an Institutional Holder and (c) any other Unitholder that the Board determines should be designated as an Institutional Holder; provided, that any such Person designated as an Institutional Holder pursuant to this clause (c) may not be (i) a Management Unitholder or an Affiliate or member of the Family Group of a Management Unitholder or (ii) a current or former employee of the Company or any of its Subsidiaries.

"Investor Residual" means (i) any Class B Units held by the GTCR Investors and (ii) any Class B Units issued or issuable with respect to the Class B Units referred to in clause (i) of this definition by way of unit dividends or unit splits or in connection with a combination of units, recapitalization, merger, consolidation or other reorganization.  As to any particular units of Investor Residual, such Units shall cease to be Investor Residual when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.

"Investors" means, collectively, the GTCR Investors and the CABO Investor.

"Liens" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any Subsidiary thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiary under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

"Losses" means items of Company loss and deduction determined according to Section 7.2.

"LTIP" means the Third Amended and Restated Long-Term Incentive Plan of the Subsidiaries of the Company named therein, effective as of the date hereof, as amended.

"Management Unitholder" means any holder of Class B Units that are or have ever been subject to vesting requirements or Class C Units (other than the Company or any Investor).

"Manager" means a member of the Board, who, for purposes of the Delaware Act, will be deemed a "manager" (as defined in the Delaware Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement.  For all purposes in this Agreement, any reference to "Manager" contained herein shall be in reference to such individual solely in his or her capacity as such.

"Minimum Gain" means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

"Net Loss" means, with respect to a Taxable Year, the excess, if any, of Losses for such Taxable Year over Profits for such Taxable Year (excluding Losses and Profits specially allocated pursuant to Section 7.6, Section 7.7(a) and Section 10.2(c)).

"Net Profit" means, with respect to a Taxable Year, the excess, if any, of Profits for such Taxable Year over Losses for such Taxable Year (excluding Profits and Losses specially allocated pursuant to Section 7.6, Section 7.7(a) and Section 10.2(c)).

"New Securities" means any equity securities of the Company and any rights, options and warrants to acquire any equity securities of the Company; provided, that the term "New Securities" shall not include equity securities of the Company and any rights, options and warrants to acquire any equity securities of the Company:(i) issued as a result of any unit split, unit dividend; (ii) issued upon exercise or conversion of any rights, options or warrants to acquire any equity securities of the Company that were outstanding on the date hereof or that were previously issued in accordance with the terms of Section 8.11 hereof; (iii) issued in an acquisition by the Company or any of its Subsidiaries as consideration for the securities or assets acquired by the Company or such Subsidiary in connection therewith; (iv) issued in connection with any joint ventures and similar arrangements; (v) issued to officers, managers, directors, consultants, employees, advisors or other service providers to the Company or any of its Subsidiaries pursuant to incentive or other compensation plans and/or agreements approved by the Board (excluding any issuances to any investment professionals employed by GTCR LLC); (vi) issued in a transaction contemplated by Section 8.11 (to the extent such issuance is to a Qualified Holder exercising their rights under Section 8.11) or Article XII; (vii) issued in connection with a Public Offering; (viii) offered to the public pursuant to a registration statement filed by the Company under the Securities Act; (ix) issued in connection with the making of loans or an investment in debt securities, but only if the lenders or investors are not Affiliates of the GTCR Investors; or (x) issued in connection with an Approved Sale.

"Officers" means each person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.5, subject to any resolution of the Board appointing such person as an officer or relating to such appointment.  For all purposes in this Agreement, any reference to "Officer" contained herein shall be in reference to such individual solely in his or her capacity as such.

"Option Preference Amount" means, with respect to any Non-CABO Investor Unit (including for this purpose (a) any Units held by a Blocker Corporation that are not beneficially owned by the CABO Investor and (b) applicable payments under the LTIP), as of any date, an amount equal to the amount such Non-CABO Investor Unit would be entitled to receive as of such date if the Option Price were distributed pursuant to Section 4.1(a) and the Non-CABO Investor Units were the only outstanding Units.

"Option Preference Unpaid Yield" means, with respect to any Non-CABO Investor Unit (including for this purpose (a) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (b) applicable payments under the LTIP), as of any date, an amount, if any, equal to (i) the aggregate Option Preference Yield that has accrued on such Non-CABO Investor Unit as of such date (including partial periods), minus (ii) the aggregate amount of prior Distributions made by the Company that constitute payment of Option Preference Yield on such Non-CABO Investor Unit pursuant to Section 4.1(g)(i).

"Option Preference Yield" means the amount accruing on any Non-CABO Investor Unit (including for this purpose (a) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (b) applicable payments under the LTIP) on a daily basis beginning on the later of (i) October 1, 2026 and (ii) the date that is six (6) months following a Date of Notice Delivery, at the pre-tax rate of 12.0% per annum, compounded on the last day of each calendar quarter, on (y) the Unpaid Option Preference Amount of such Non-CABO Investor Unit plus (z) the Option Preference Unpaid Yield thereon for all prior quarterly periods.  In calculating the amount of any Distribution to be made pursuant to Section 4.1(g), the portion of the Option Preference Yield accrued with respect to any Non-CABO Investor Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution.

"Participating Residual Unit" means, with respect to any Distribution pursuant to Section 4.1(a)(v), each Class B Unit and each Participating Class C Unit.

"Partnership Tax Audit Rules" means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity.

"Profits" means items of Company income and gain determined according to Section 7.2.

"Public Offering" means any sale of the common equity securities of the Company (or a successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission; provided, that none of the following shall be considered a Public Offering: (a) any issuance of common equity securities as consideration for a merger or acquisition, or (b) any issuance of common equity securities or rights to acquire common equity securities to employees of the Company or its Subsidiaries as part of an incentive or compensation plan approved by the Board (excluding any issuances to any investment professionals employed by GTCR LLC).

"Public Sale" means any sale of Equity Securities (a) to the public pursuant to an offering registered under the Securities Act or (b) to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (or any similar provision then in effect) adopted under the Securities Act (other than Rule 144(b) prior to a Public Offering or Subsidiary Public Offering, as applicable).

"Registration Agreement" means that certain Registration Rights Agreement, dated as of October 2, 2017, by and among the Company, the Investors and the other Persons party thereto from time to time, as the same may be amended or modified from time to time in accordance with its terms.

"Required Interest" means, at any particular time, a majority of the Class B Units then outstanding held by the GTCR Investors.

"Residual Units" means Class B Units and/or Class C Units.

"Restrictive Covenant Agreements" shall have the meaning ascribed thereto in the CABO Equity Purchase Agreement.

"Sale of the Company" means any transaction or series of related transactions pursuant to which any Person or group of Persons (other than the GTCR Investors and their Affiliates) in the aggregate acquire(s) (a) Equity Securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default or breach) to elect Board members which, in the aggregate, control a majority of the votes on the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company's Equity Securities, securityholder or voting agreement, proxy, power of attorney or otherwise) or (b) all or substantially all of the Company's assets determined on a consolidated basis; provided, that neither a Public Offering nor a Subsidiary Public Offering shall constitute a Sale of the Company unless such transaction would otherwise qualify as a Sale of the Company pursuant to (a) above; provided further that, for the avoidance of doubt, in the event the transactions contemplated by Section 8.7 or Section 8.8 are consummated, such consummation shall constitute a Sale of the Company.

"Securities" means notes, stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit-sharing agreement, partnership interests, beneficial interests in trusts, collateral-trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting-trust certificates, certificates of deposit for securities, certificates of equity interests, notional principal contracts and certificates of interest or participation in, temporary or interim certificates for, receipts for or warrants or rights or options to subscribe to or purchase or sell any of the foregoing, and any other items commonly referred to as securities.

"Securities Act" means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.  Any reference herein to a specific section, rule, or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules, or regulations.  Any reference herein to a specific section, rule, or regulation of the Securities Exchange Act shall be deemed to include any corresponding provisions of future law.

"Senior Management Agreement" means any agreement for the sale of equity securities by the Company to any employees or other service providers of the Company or any of its Subsidiaries (including any executive securities purchase agreement, senior management agreement or any other agreement that is designated as a "Senior Management Agreement" and approved by the Board) entered into from time to time by the Company or any Subsidiary of the Company and an executive or other service provider of the Company or any Subsidiary of the Company, as the same may be amended or modified from time to time pursuant in accordance with its terms.

"Specified Person" means any Institutional Holder and any Affiliate thereof (other than the Company and its Subsidiaries) and each of their respective managers, directors, officers, stockholders, partners, members, employees, representatives, and agents (including any of their representatives serving on the Board or on the board of directors or board of managers of the Company's Subsidiaries or as an officer of the Company or any of its Subsidiaries).  Unless otherwise determined by the Board, no current or former employee of the Company or its Subsidiaries may be a Specified Person.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity.  For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

"Subsidiary Public Offering" means any sale of the common equity securities of any Subsidiary of the Company (or a successor thereto) pursuant to an effective registration statement under the Securities Act filed with the Securities and Exchange Commission; provided, that none of the following shall be considered a Subsidiary Public Offering: (a) any issuance of common equity securities as consideration for a merger or acquisition, or (b) any issuance of common equity securities or rights to acquire common equity securities to employees of the Company or any its Subsidiaries as part of an incentive or compensation plan.

"Substituted Unitholder" means a Person that is admitted as a Unitholder to the Company pursuant to Section 9.1.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee, or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, or additions to tax or additional amounts in respect of the foregoing.

"Taxable Year" means the taxable period required by Section 706 of the Code and the Treasury Regulations promulgated thereunder.

"Transaction Documents" means this Agreement, the Registration Agreement, the GTCR Unit Purchase Agreement, the CABO Equity Purchase Agreement, the Senior Management Agreements, the Restrictive Covenant Agreements, and all other agreements, instruments, certificates and other documents entered into or delivered by any Unitholder in connection with the transactions contemplated hereby or thereby.

"Transfer" means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (including by operation of law).  The terms "Transferee," "Transferred," and other forms of the word "Transfer" shall have correlative meanings.

"Transfer Actions" means, with respect to each Unitholder that participates in, or is required to participate in, a Transfer of Units pursuant to (1) Section 8.9 (each, a "Tag-Along Transfer"), (2) Section 8.7 (each, a "Call Option Transfer"), (3) Section 8.8 (each, a "Put Right Transfer"), or (4) pursuant to an Approved Sale, all such actions as may be necessary, reasonably desirable or otherwise reasonably requested by the Board in order to expeditiously consummate each Tag-Along Transfer, Call Option Transfer, Put Right Transfer or Approved Sale and any related transactions (including any auction or competitive bid process in connection with or preceding such Transfer), including (i) executing, acknowledging and delivering transfer agreements, sale agreements, escrow agreements, consents, assignments, releases, waivers, and any other documents or instruments which in each case are no more burdensome than those executed by the GTCR Investors, the CABO Investor or any of their respective Affiliates (other than the Company and its Subsidiaries) (provided, that other than pursuant to subsection (v) of this definition or with respect to any amounts that are subject to an escrow, holdback or similar arrangement, no Executive will be liable for the inaccuracy of any representation or warranty of any other Unitholder and an Executive's liability for any inaccuracy of any representation or warranty of the Company will be several and not joint and limited to the Executive's pro rata share based upon ownership of Residual Units) (collectively, "Ancillary Documents"); (ii) furnishing information and copies of documents; (iii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities; (iv) otherwise cooperating with the Company, the prospective transferee(s) and their respective representatives and counsel; and (v) joining up to such Unitholder's pro rata share (based upon ownership of Units) in any purchase price adjustments, indemnification or other obligations that the sellers of Units, other equity interests or assets are required to provide in connection with such Tag-Along Transfer, Call Option Transfer, Put Right Transfer or Approved Sale and related transactions, such that proceeds will be distributed as if they had been distributed after giving effect to such adjustments, indemnification and other obligations (other than any such obligations that relate solely to a particular Unitholder, such as indemnification with respect to representations and warranties given by a Unitholder regarding such Unitholder's title to and ownership of securities, in respect of which only such Unitholder will be liable).

"Treasury Regulations" means the income tax regulations promulgated under the Code and effective as of the date hereof.  Such term shall, at the Board's discretion, be deemed to include any future amendments to such regulations and any corresponding provisions of succeeding regulations (whether or not such amendments and corresponding provisions are mandatory or discretionary; provided, however, that if they are discretionary, the term "Treasury Regulations" shall not include them if including them would have a material adverse effect on any Unitholder).

"Unit" means a Company Interest of a Unitholder representing a fractional part of the Company Interests of all Unitholders and shall include "Class A Units," "Class B Units" and "Class C Units"; provided, that any class or group of Units (including the Class A Units, Class B Units and Class C Units) issued shall have the relative rights, powers and obligations set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and obligations set forth in this Agreement.

"Unitholder" means any owner of one or more Units as reflected on the Company's books and records, and any person admitted to the Company as an Additional Unitholder or Substituted Unitholder, but in each case only for so long as such person is shown on the Company's books and records as the owner of one or more Units. For purposes of the Delaware Act, the Unitholders shall constitute the "members" (as defined in the Delaware Act) of the Company.

"Unpaid Option Preference Amount" means, with respect to any Non-CABO Investor Unit (including for this purpose (a) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (b) applicable payments under the LTIP), as of any date, the Option Preference Amount with respect to such Non-CABO Investor Unit, reduced by all Distributions made by the Company as of such date in respect of that Unit that constitute payment of the Unpaid Option Preference Amount on such Non-CABO Investor Unit pursuant to Section 4.1(g)(ii).

Section 1.2          Index of Defined Terms

20% Owner	1	Affiliated Institution	2
A&R Agreement	1	Agreement	2
Additional Securities	19	Ancillary Documents	11
Additional Unitholder	1	Approved Sale	59
Adjusted Capital Account Deficit	2	available amount	28
Affiliate	2	Blocker Corporation	2

Board	2	GTCR Fund	5
Board Governance Exceptions	2	GTCR Investor	5
Book Value	2	GTCR Investor Representative	5
Business	3	GTCR Investor Votes	36
CABO	3	GTCR Management	5
CABO Entity	3	GTCR Manager	34
CABO Equity Purchase Agreement	3	GTCR Managers	34
CABO Investment	3	GTCR Unit Purchase Agreement	5
CABO Investor	3	Incentive Unit	5
CABO Managers	34	Income Tax Returns	49
Call Option Transfer	11	Indemnitee	6
Capital Account	3	Independent Manager	34
Capital Contributions	3	Institutional Holder	6
Certificate	3	Investor Manager	34
Chosen Courts	70	Investor Managers	34
Class A Units	12	Investor Residual	6
Class A Unpaid Yield	18	Investors	6
Class A Unreturned Capital	18	Issuance Closing	62
Class A Yield	18	Issuance Notice	62
Class B Units	18	Liens	6
Class C Units	18	Losses	6
Code	3	LTIP	6
Communications Laws	3	Management Unitholder	6
Company	1	Manager	6
Company Interest	4	Minimum Gain	7
Confidential Information	54	Net Loss	7
Court of Chancery	70	Net Profit	7
Delaware Act	4	New Securities	7
Delaware Federal Court	70	Notice	51
Dispute	71	Officers	7
Distribution	4	Option Preference Amount	7
Equity Securities	4	Option Preference Distributions	30
Estimated Allocations	49	Option Preference Unpaid Yield	8
Estimated Tax Liability	31	Option Preference Yield	8
Event of Withdrawal	4	Original Agreement	1
Executive	4	Other Business	25
Executive Manager	34	Participating Class C Unit	18
Fair Market Value	4, 65	Participating Residual Unit	8
Family Group	4	Participation Threshold	20
Fiscal Quarter	5	Partnership Tax Audit Rules	8
Fiscal Year	5, 17	Permitted Transferee	56
Forfeited Units	29	Person	8
Fund XII/B Managers	34	Pro Rata Allotment	61
Governmental Entity	5	Profits	41
Grossed-Up Amount	5	Public Offering	8
GTCR Advisory Agreement	5	Public Sale	8

Put Option	40	Substituted Unitholder	10, 56
Put Right Transfer	11	Tag-Along Notice	58
Qualified Holder	61	Tag-Along Transfer	11
Registration Agreement	9	Tag-Along Unitholders	58
Regulatory Allocations	47	Tax	11
Regulatory Failure	30	Tax Arbiter	49
Repurchase Class A Unit	18	Tax Distribution	31
Required Interest	9	Tax Distribution Conditions	31
Residual Units	9	Tax Matters Partner	50
Safe Harbor	51	Taxable Year	11
Sale of the Company	9	Taxes	11
Second A&R Agreement	1	Transaction Documents	11
Securities	9	Transfer	11
Securities Act	9	Transfer Actions	11
Securities Exchange Act	9	Transferee	11
Seller Representative	60	Transferred	11
Senior Management Agreement	10	Transferring Investor	58
Specified Person	10	Treasury Regulations	12
Splitter Manager	34	Unit	12
Standard Class A Unit	18	Unit Ledger	19
Subject Unitholders	69	Unitholder	12
Subsidiary	10	Unpaid Option Preference Amount	12
Subsidiary Public Offering	10

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1          Formation.  The Company has been organized as a Delaware limited liability company by the filing of the Certificate with the Secretary of State of the State of Delaware under and pursuant to the Delaware Act and shall be continued in accordance with this Agreement. The rights and liabilities of the Unitholders shall be determined pursuant to the Delaware Act and this Agreement.  To the extent that the rights or obligations of any Unitholders are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent not prohibited by the Delaware Act, shall control over the Delaware Act.  This Agreement shall constitute the "limited liability company agreement" for purposes of the Delaware Act.

Section 2.2        The Certificate, Etc. The Certificate was filed with the Secretary of State of the State of Delaware on August 21, 2017.  The Unitholders hereby agree to execute, file and record all such other certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

Section 2.3          Name.  The name of the Company shall be "Mega Broadband Investments Holdings LLC".  The Board in its discretion may change the name of the Company at any time and from time to time.  Notification of any such change shall be given to all Unitholders.

The Company's business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.4          Purpose.  The purpose and business of the Company shall be to engage in any lawful act or activity which may be conducted by a limited liability company formed pursuant to the Delaware Act and to engage in all activities necessary or incidental to the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

Section 2.5          Powers of the Company.  Subject to the provisions of this Agreement and the agreements expressly contemplated hereby, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, convenient or incidental to or for the furtherance of the purposes set forth in Section 2.4, including the power:

(a)          to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(b)          to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(c)         to enter into, perform and carry out contracts of any kind, including contracts with any Unitholder or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(d)            to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or holder of units or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or individuals or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e)            to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(f)            to sue and be sued, complain and defend, and participate in administrative or other proceedings in its name;

(g)           to appoint employees and agents of the Company and define their duties and fix their compensation;

(h)          to indemnify any Person in accordance with the Delaware Act and to obtain any and all types of insurance;

(i)          to cease its activities and cancel its Certificate;

(j)          to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(k)         to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(l)         to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(m)          to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

Section 2.6          Foreign Qualification.  Prior to the Company's conducting business in any jurisdiction other than Delaware, the Company shall comply, to the extent procedures are available and those matters are reasonably within the control of the Company, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Board or any Officer, each Unitholder shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 2.7          Principal Office; Registered Office.  The principal office of the Company shall be located at such place as the Board may from time to time designate, and all business and activities of the Company shall be deemed to have occurred at its principal office.  The Company may maintain offices at such other place or places as the Board deems advisable.  Notification of a change in the Company's principal office shall be given to all Unitholders.  The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law.

Section 2.8          Term.  The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article X.

Section 2.9          No State-Law Partnership.  The Unitholders intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Unitholder be a partner or joint venturer of any other Unitholder by virtue of this Agreement (except for tax purposes as set forth in Section 7.1), and neither this Agreement nor any other document entered into by the Company or any Unitholder relating to the subject matter hereof shall be construed to suggest otherwise.

Section 2.10       Records and Accounting.  The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company's business, including all books and records necessary to provide any information, lists, and copies of documents required to be provided pursuant to Section 7.10 or pursuant to applicable laws.  The Unit Ledger for the Company and the stock or unit ledgers for each of its Subsidiaries, shall be maintained at the Chicago offices of Kirkland & Ellis LLP, or at such other place as directed by the Board from time to time hereafter.  All matters concerning (a) the determination of the relative amount of allocations and distributions among the Unitholders pursuant to Article IV and Article VII and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Board, whose determination shall be final and conclusive as to all of the Unitholders absent manifest clerical error.  Notwithstanding the other provisions of this Agreement, Section 18-305(a) of the Delaware Act shall not apply to the Company and no Unitholder shall have any rights thereunder.

Section 2.11          Fiscal Year.  The fiscal year (the "Fiscal Year") of the Company shall constitute the 12-month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Board.

ARTICLE III
UNITS AND UNITHOLDERS

Section 3.1          Classes of Units.

(a)          Units Generally.  Each Unitholder's interest in the Company, including such Unitholder's interest in Profits, Losses and Distributions of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by such Unitholder.  The ownership of Units shall entitle each Unitholder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article VII hereof.  A Substituted Unitholder that acquires Units from another Unitholder in a Transfer permitted by this Agreement shall be deemed to have made the Capital Contributions in respect of such Units that the predecessor Unitholder made or was deemed to have made.  Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Substituted Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the interest of such former Unitholder Transferred to such Substituted Unitholder.  The Board may in its discretion issue certificates to the Unitholders representing the Units held by each Unitholder.

(b)          Authorized Units.  Subject to Section 3.4, the total Units that the Company has authority to issue shall be determined by the Board from time to time (which determination the Board shall cause to be reflected as an amendment or supplement to the Unit Ledger) and shall initially consist of Class A Units, Class B Units and Class C Units.  The Company may issue fractional Units.

(c)          Class A Units.  Subject to Section 3.1(b), the Company shall be authorized to issue from time to time, subject to Board approval, Class A Units. With respect to the Class A Units:

"Class A Unpaid Yield" of any Class A Unit means, as of any date, an amount, if any, equal to (i) the aggregate Class A Yield accrued on such Class A Unit for all periods prior to such date (including partial periods), minus (ii) the aggregate amount of prior Distributions made by the Company that constitute payment of Class A Yield on such Class A Unit pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii);

"Class A Unreturned Capital" of any Class A Unit means, as of any date, the aggregate Capital Contributions made or deemed to be made in exchange for such Class A Unit reduced by all Distributions made by the Company that constitute a return of Class A Unreturned Capital pursuant to Section 4.1(a)(ii) or Section 4.1(a)(iv);

"Class A Yield" means, with respect to each Class A Unit, the amount accruing on such Class A Unit on a daily basis, at the rate of 8.0% per annum, compounded on the last day of each calendar quarter, on (i) the Class A Unreturned Capital of such Class A Unit plus (ii) the Class A Unpaid Yield thereon for all prior quarterly periods.  In calculating the amount of any Distribution to be made during a period, the portion of the Class A Yield accrued with respect to such Class A Unit for the portion of the quarterly period elapsing before such Distribution is made shall be taken into account in determining the amount of such Distribution;

"Repurchase Class A Unit" means each Class A Unit issued by the Company in exchange for other Units pursuant to the terms of the Senior Management Agreements in connection with the exercise of its repurchase or redemption rights, if any, to any holder of such other Units; and

"Standard Class A Unit" means each Class A Unit issued by the Company that is not a Repurchase Class A Unit.

(d)          Class B Units.  Subject to Section 3.1(b), the Company shall be authorized to issue from time to time, subject to Board approval, Class B Units.

(e)          Class C Units.  Subject to Section 3.1(b), the Company shall be authorized to issue from time to time, subject to Board approval, Class C Units.  With respect to the Class C Units:

"Participating Class C Unit" means, with respect to any Distribution pursuant to Section 4.1(a)(v), a Class C Unit that has a Participation Threshold that is zero or greater than zero but less than the amount determined by dividing (i) the sum of (A) the "available amount" of such Distribution pursuant to Section 4.1(a)(v) and (B) the aggregate amount of the Participation Thresholds of all outstanding Class C Units that have a Participation Threshold that is less than or equal to that of the Class C Unit for which such determination is being made, by (ii) the sum of (A) the number of outstanding Class B Units and (B) the number of outstanding Class C Units that have a Participation Threshold that is less than or equal to that of the Class C Unit for which such determination is being made.  Each series of Class C Units shall be tested separately to determine if the Units in such series shall be treated as Participating Class C Units.

(f)          Rights of Unvested Units.  Subject to Section 4.1(b) and Section 4.1(c), a Unitholder holding a Class B Unit or Class C Unit, as applicable, shall not have any rights hereunder (including the right to receive Distributions (other than Tax Distributions) hereunder) in respect of such Unit until such time as such Unit is fully vested in accordance with the terms and conditions set forth in the Senior Management Agreement or other agreement pursuant to which such Unit was issued (to the extent the applicable agreement provides for vesting), but all such unvested Units shall be deemed to be outstanding for all other purposes hereunder and such Unitholder shall be subject to the obligations and restrictions applicable to the holders of Units hereunder.

Section 3.2          Unit Ledger. The Company shall create and maintain a ledger (the "Unit Ledger") setting forth at least: (a) the name of each Unitholder, (b) the number of Units of each class of Units held by each such Unitholder, (c) if any Units of a class held by a Unitholder have a Participation Threshold applicable to such Units, such Participation Threshold, and (d) the amount of the Capital Contribution made for each class of Units held by such Unitholder.  Upon any change in the number or ownership of outstanding Units (whether upon an issuance of Units, a Transfer of Units, a cancellation of Units or otherwise), the Company shall amend and update the Unit Ledger.  Absent manifest error, the ownership interests recorded on the Unit Ledger shall be conclusive record of the Units that have been issued and are outstanding.

Section 3.3          Initial Units.  Each Person that acquired Units as of October 2, 2017 pursuant to a written agreement between the Company and such Person was admitted to the Company as a Unitholder on such date and the Capital Contribution made in respect of the Units acquired as of October 2, 2017 by such Unitholder were recorded in the Unit Ledger and such Unitholder's Capital Account balance was equal to the aggregate amount of such Unitholder's Capital Contributions in respect of all of his or its Units on such date.  The Company and each Unitholder shall file all tax returns, including any schedules thereto, in a manner consistent with such Capital Accounts.

Section 3.4          Issuance of Additional Units and Interests.  Subject to Section 5.3 and Section 8.11 and Section F of Schedule B, the Board shall have the right, power and authority to cause the Company to issue or sell to any Person (including Unitholders and Affiliates) any of the following (which for purposes of this Agreement shall be "Additional Securities"):  (a) additional Units or other interests in the Company (including other classes or series thereof having different rights and/or preferences), (b) obligations, evidences of indebtedness, or other securities or interests convertible or exchangeable into Units or other interests in the Company, and (c) warrants, options, or other rights to purchase or otherwise acquire Units or other interests in the Company.  Subject to the provisions of this Agreement, the Board shall determine the terms and conditions governing the issuance of such Additional Securities, including the number and designation of such Additional Securities, the preference (with respect to distributions, liquidations, or otherwise) over any other Units and any required or deemed contributions in connection therewith and shall have the power to amend this Agreement to reflect such additional issuances and to make any such other amendments as it deems necessary or desirable (in its discretion) to reflect such additional issuances (including amending this Agreement to increase the authorized number of Units or other Equity Securities of any class or series, to create and authorize a new class or series of Units or other Equity Securities and to add the terms of such new class or series of Units or other Equity Securities including economic and governance rights which may be different from, senior to or more favorable than the other existing Units or other Equity Securities.  The issuance of Additional Securities may, among other things, dilute the interests of existing holders of Units.  Any Person who acquires Units that are Additional Securities may be admitted to the Company as a Unitholder pursuant to the terms of Section 9.2 hereof.

Section 3.5          Management Incentive Units.

(a)          Management Incentive Units Generally.  Without limiting any other rights of the Company, subject to Section 5.3, the Company may, subject to the approval of the Board, issue Residual Units to existing or new employees, officers, directors, consultants or other service providers of the Company or any of its Subsidiaries pursuant to a Senior Management Agreement approved by the Board, which agreement shall contain such provisions as the Board shall determine.  In the Board's discretion, the terms of any Class C Units issued pursuant to this Section 3.5 may include limitations on the Distribution entitlements of such Class C Units imposed in order to cause such Class C Units to qualify as "profits interests" within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43, Internal Revenue Service Notice 2005-43, or any future Internal Revenue Service guidance, including, as set forth in Section 3.5(c) below, by establishing a threshold amount ("Participation Threshold") of cumulative Distributions that must be made with respect to all or one or more specified classes or series of Units outstanding immediately prior to the issuance of such Class C Units before such Class C Units may receive any Distributions.

(b)          Rule 701 Plan.  This Section 3.5 together with the equity agreements pursuant to which the Residual Units are issued to Management Unitholders are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 of the Securities Act (and any similarly applicable state "blue-sky" securities laws) and the issuance of Residual Units pursuant hereto is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 (and any similarly applicable state "blue-sky" securities laws); provided, that the foregoing shall not restrict or limit the Company's ability to issue any Residual Units pursuant to any other exemption from registration under the Securities Act available to the Company.  The Company may make the Residual Units and any issuance thereof and any applicable equity agreement subject to the terms and conditions of any other equity incentive plan consistent with the terms of this Agreement, as may have been adopted by the Company.

(c)          Participation Thresholds.  On the date of each grant of Class C Units to a Management Unitholder who is, or as a result of such grant becomes, a holder of Class C Units pursuant to a grant made under an incentive unit grant agreement or similar agreement, the Board shall establish an initial Participation Threshold amount with respect to each Class C Unit granted on such date.  The Participation Threshold with respect to a Class C Unit shall be equal to or greater than the Fair Market Value of a Class B Unit on the date of grant of such Class C Unit.  The Board may designate a series number for each subset of Class C Units consisting of Class C Units having the same Participation Threshold, which Participation Threshold differs from the Participation

Thresholds of all Class C Units not included in such subset.  Each Class C Unit's Participation Threshold shall be adjusted after the grant of such Class C Unit in the following manner:

(i)          in the event of any Distribution made pursuant to Section 4.1 or Section 4.2, the Participation Threshold of each Class C Unit outstanding at the time of such Distribution shall be reduced (but not below zero) by the amount that each Class B Unit receives in such Distribution less the amount that such Class C Unit is entitled to receive in such Distribution, if any (with such reduction occurring immediately after the determination of the portion of such Distribution, if any, that such Class C Unit is entitled to receive).  For this purpose, Distributions shall include Tax Distributions made pursuant to Section 4.2 only (A) to the extent such Tax Distributions are made as a result of the recognition of the built-in gain in any asset that existed at the time the relevant Class C Unit was issued or (B) to the extent that the relevant Class C Unit is not also entitled to a Tax Distribution with respect to the item or tier of taxable income giving rise to the Tax Distribution.  For this purpose, the Tax Distribution that arises from the recognition of the built-in gain in an asset may be bifurcated between the Tax Distribution that relates to the built-in gain that existed at the time the relevant Class C Unit was issued and the Tax Distribution that relates to any additional gain in the asset that accrued since the time the relevant Class C Unit was issued.  In order to preserve the economic results intended by this Agreement, the Board may determine whether any Tax Distribution (or portion of any Tax Distribution) not described in clauses (A) or (B) of this Section 3.5(c)(i) should reduce the Participation Threshold of a Class C Unit.  For purposes of applying the adjustments of this Section 3.5(c)(i), any Distribution made under Section 4.1(a)(v) shall be treated as a separate Distribution occurring prior to any Distributions under Section 4.2, and the adjustments to a Participation Threshold made pursuant to this Section 3.5(c)(i) relating to the Distribution under Section 4.1(a)(v) shall be made before the allocation of any Distributions under Section 4.2 is determined.  The Board may also apply Section 4.2 by breaking a single Distribution into two or more Distributions treated as separate Distributions occurring in order (and if such an approach is taken, the adjustments to Participation Threshold pursuant to this Section 3.5(c)(i) shall be made after each separate Distribution and before the next Distribution);

(ii)          in the event of any Capital Contribution made with respect to outstanding Class B Units, the Participation Threshold of each Class C Unit outstanding at the time of such Capital Contribution shall be increased by the amount contributed with respect to each Class B Unit;

(iii)          if the Company at any time subdivides (by any Unit split or otherwise) the Residual Units into a greater number of Units, the Participation Threshold of each Class C Unit outstanding immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse Unit split or otherwise) the Residual Units into a smaller number of Units, the Participation Threshold of each Class C Unit outstanding immediately prior to such combination shall be proportionately increased; and

(iv)          no adjustment to any Participation Threshold shall be made in connection with (A) any redemption or repurchase by the Company or any Unitholder of any Units or Equity Securities or (B) any Capital Contribution by any Unitholder in exchange for newly issued Units or Equity Securities.

The Participation Thresholds of each Unitholder's Class C Units shall be set forth in the Unit Ledger, and the Company shall update the Unit Ledger from time to time as necessary to reflect any adjustments to the Participation Thresholds of outstanding Class C Units required pursuant to this Section 3.5.  In the event of any dispute as to the Participation Threshold of any Incentive Unit, the good faith determination of the Board shall control.

(d)          Amendment of this Section.  Notwithstanding anything in this Section 3.5 to the contrary, the Board shall have the power to amend the provisions of this Section 3.5, Section 4.1 and Section 4.2 to achieve the economic results intended by this Agreement, including that (i) each Class B Unit has identical entitlement to distributions (other than any differences related to vesting) under Section 4.1(a) and (ii) any Class C Units that are granted to executives of, or other service providers to, the Company in exchange for services provided or to be provided to the Company or any Subsidiary thereof are intended to be profits interests when issued for United States federal income tax purposes.

(e)          Units Splits.  If the Company at any time subdivides (by any Unit split or otherwise) the Residual Units into a greater number of Units, such subdivision shall divide each class of Residual Units proportionately, and if the Company at any time combines (by reverse Unit split or otherwise) the Residual Units into a smaller number of Units, such combination shall combine each class of Residual Units proportionately.

Section 3.6          Board Governance.  As set forth in Section 5.1, the Board shall have the sole authority and right to manage the business and affairs of the Company and to make all decisions and take all actions for the Company except for the Board Governance Exceptions.  In furtherance of the foregoing, a Unitholder shall not have any voting, approval or consent rights under this Agreement or the Delaware Act with respect to the Units held by such Person (including Class C Units), including with respect to any matters to be decided by the Company or any other governance matters described in this Agreement, and each holder of Units, by its acceptance thereof, expressly waives any consent, approval or voting rights (except for the Board Governance Exceptions) or other rights to participate in the governance of the Company, whether such rights may be provided under the Delaware Act (including under Sections 18‑209(b), 18‑213(b), 18‑216(b), 18‑301(b)(1), 18‑302(a), 18‑304, 18‑704(a), 18‑801(a), 18‑803(a) or 18‑806 of the Delaware Act) or otherwise except for the Board Governance Exceptions. Without limiting the provisions of this Section 3.6 or the other provisions of this Agreement, (A) the Board shall have the sole authority to vote or cause to be voted for, or provide a consent in respect of, any Equity Securities owned by the Company or any Subsidiary thereof (including any so-called "cleansing vote" or similar vote or procedure with respect to matters governed by Section 280G of the Code) and (B) in the event that the Board determines that it wishes to present a matter to the Unitholders (or a class, series or group of Unitholders) for their vote, approval or consent (other than a Board Governance Exception that is expressly and specifically provided in this Agreement), then such vote, approval or consent will require the affirmative vote, approval or consent of the Unitholders holding a majority of the Units held by the GTCR Investors.  The Board shall determine the notice and procedural rules that shall apply to any such a vote, consent or approval.

Section 3.7          Actions by the Holders of the Required Interest.  The Unitholders holding the Required Interest may act with respect to the Board Governance Exceptions that require the affirmative vote, consent or approval of the holders of the Required Interest at a meeting (in person, telephonic or otherwise) at which the holders of the Required Interest are present and approve such action or by a written consent executed by the holders of the Required Interest.  For any such meeting, the notice and procedures of such meeting may be determined by Board or by the holders of the Required Interest.  For any such written consent, such consent must bear the date of signature of each Unitholder who signs the consent and no written consent shall be effective to take the action that is the subject of the consent unless, within 60 days after the date of the earliest dated consent delivered to the Company a consent or consents signed by the Unitholder or Unitholders holding not less than the Required Interest are delivered to the Company.  Any telegram, telex, cablegram, electronic mail or similar transmission by a Unitholder, or any photographic, photostatic, facsimile or similar reproduction of a writing signed by a Unitholder, shall be regarded as signed by the Unitholder for purposes of this Section 3.7.  The Company shall give prompt notice of the taking of any such an action by Unitholders to those Unitholders that did not attend the meeting at which such action was approved, or in the case of action approved by written consent, to those Unitholders who did not consent in writing to the action.

Section 3.8          Representations and Warranties of Unitholders.  Each Unitholder hereby represents and warrants to the Company and acknowledges that:  (a) such Unitholder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (b) such Unitholder has reviewed and evaluated all information necessary to assess the merits and risks of his, her or its investment in the Company and has had answered to such Unitholder's satisfaction any and all questions regarding such information; (c) such Unitholder is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (d) such Unitholder is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (e) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws and the provisions of this Agreement have been complied with; (f) to the extent applicable, the execution, delivery and performance of this Agreement have been duly authorized by such Unitholder and do not require such Unitholder to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Unitholder or other governing documents or any agreement or instrument to which such Unitholder is a party or by which such Unitholder is bound; (g) the determination of such Unitholder to purchase interests in the Company has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase, which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder; (h) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder; (i) the interests in the Company were not offered to such Unitholder by means of general solicitation or general advertising; and (j) this Agreement is valid, binding and enforceable against such Unitholder in accordance with its terms.

Section 3.9          Limitation of Liability; Duties.  Each Unitholder shall be liable only to make such Unitholder's Capital Contribution to the Company and the other payments expressly provided herein.  Except as otherwise provided by applicable law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Unitholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Unitholder of the Company; provided, that a Unitholder shall be required to return to the Company any Distribution made to it in clear and manifest accounting or similar error.  The immediately preceding sentence shall constitute a compromise to which all Unitholders have consented within the meaning of the Delaware Act.  Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Unitholders for liabilities of the Company.  Notwithstanding anything herein to the contrary, no Unitholder in its capacity as such shall have any duty (including any fiduciary duty), or any liability for breach of duty (including any fiduciary duty), to the Company, any other Unitholder or any Manager; provided, that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable contractual covenant of good faith and fair dealing implied by law.

Section 3.10          Lack of Authority.  No Unitholder in his, her, or its capacity as such (other than the members of the Board acting as the Board or an authorized Officer of the Company) has the authority or power to act for or on behalf of the Company in any manner, to do any act that would be (or could be construed as) binding on the Company or to make any expenditures on behalf of the Company, and the Unitholders hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement.  Without limiting the foregoing, neither the lending of money to the Company by a Unitholder or any Affiliate thereof nor the service by a Unitholder or its designee on the Board shall be deemed to constitute participation in control of the Company or affect, impair or eliminate the limitations on the liability of a Unitholder under this Agreement.

Section 3.11          Title to Company Assets.  All Company assets shall be deemed to be owned by the Company as an entity, and no Unitholder, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.  Legal title to any or all Company assets may be held in the name of the Company or one or more nominees, as the Board may determine.  All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held.

Section 3.12          No Right of Partition.  No Unitholder shall have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 3.13          Investment Opportunities and Conflicts of Interest.

(a)          Except as otherwise approved by the Board, each Unitholder (other than any Institutional Holder) shall, and shall cause each of such Unitholder's Affiliates (other than the Company and its Subsidiaries) to, bring all investment or business opportunities to the Company of which such Unitholder becomes aware and which are, or may be, (i) within the scope or investment objectives related to the Business or (ii) are otherwise competitive with the Business, and shall not pursue or consummate (directly or indirectly) any such opportunities (all of which shall remain the exclusive property of the Company) other than through the Company.

(b)          Specified Persons at any time and from time to time may engage in and own interests in other business ventures of any and every type and description, independently or with others (including ones in competition with the Company) (an "Other Business") with no obligation to (i) refrain from pursuing or engaging in such Other Business, (ii) offer to any Person the right to participate in such Other Business or (iii) notify any Person thereof.  Specified Persons may direct any investment or business opportunities to any other Person regardless of the capacity (e.g., in the capacity of Manager or Officer) in which such investment or business opportunities are presented to a Specified Person.  None of the Company, any of its Subsidiaries or the other Unitholders will have or acquire or be entitled to any interest, expectancy or participation (the foregoing being hereby renounced and waived to the fullest extent permitted from time to time under applicable law) in any investment or business opportunity as a result of the involvement therein of any Specified Persons.  The involvement of any of the Specified Persons in any investment or business opportunity will not constitute a conflict of interest, breach of any duty (including any fiduciary duty), or breach of this Agreement by such Persons with respect to the Company or any of its Subsidiaries or the other Unitholders.  Notwithstanding anything to the contrary in this Section 3.13(b), the provisions of this Section 3.13(b) shall be subject to (where applicable) and shall not supersede or limit the provisions of the Restrictive Covenant Agreements.

(c)          This Section 3.13 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries.  No amendment or repeal of this Section 3.13 shall apply to or have any effect on the liability or alleged liability of any Officer, Manager or Unitholder of the Company for or with respect to any opportunities of which such Officer, Manager or Unitholder becomes aware prior to such amendment or repeal.

Section 3.14          Transactions Between the Company and the Unitholders.

(a)          Notwithstanding that it may constitute a conflict of interest, subject to Section 3.14(b) and Section 3.14(c), the Unitholders or their Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Company so long as such transaction is approved by the Board.

(b)          The Company shall not, and shall not permit any Subsidiary to, (i) pay any management or similar fees to any Unitholder that is a GTCR Fund or to any Affiliate of the GTCR Funds (other than the Company and its Subsidiaries) except as set forth in any Transaction Document as in effect as of November 12, 2020 or pursuant to that certain Advisory Agreement dated as of October 2, 2017 by and between Mega Broadband Investments LLC and GTCR Management XII LP, or (ii) enter into any loan agreement with any Unitholder that is a GTCR Fund or with any Affiliate of the GTCR Funds (other than the Company and its Subsidiaries); provided, that the Company and its Subsidiaries shall be permitted to engage in a transaction described in the foregoing clauses (i) and (ii) if: (A) such transaction has been approved by

Unitholders holding a majority of the Class B Units issued to CABO pursuant to the CABO Equity Purchase Agreement (excluding, for these purposes, all Incentive Units), and (B) (1) such transaction has been approved in writing by the holders of a majority of Class B Units (excluding, for these purposes, all Incentive Units) held at such time by the Founder Unitholders, (2) each Founder Unitholder has been provided with the opportunity to participate in such transaction pro rata based on the number of Class B Units held by each such Unitholder in relation to the total number of Class B Units outstanding, or (3) such transaction has been approved by a majority of the disinterested members of the Board, even though the disinterested managers constitute less than a quorum.  Each Founder Unitholder shall have the benefit of this Section 3.14(b) for so long as such individual remains a Unitholder.  For purposes of this Agreement, "Founder Unitholder" shall mean each of Phil Spencer and Rod Siemers. The provisions of this Section 3.14(b) shall terminate upon the consummation of the first to occur of a Public Offering or a Sale of the Company.

(c)          The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with the GTCR Investors or any of their controlled Affiliates (other than the Company and its Subsidiaries); provided that in any event the following shall be permitted: (i) any transaction approved by Unitholders holding a majority of the Class B Units issued to CABO pursuant to the CABO Equity Purchase Agreement, (ii) any transaction approved by a majority of the disinterested members of the Board, even though the disinterested managers constitute less than a quorum; (iii) those matters contemplated by, or with respect to which rights are provided under, this Agreement, the GTCR Unit Purchase Agreement, the CABO Equity Purchase Agreement, the Registration Agreement, the GTCR Advisory Agreement or any other agreement contemplated thereby (including any amendment of this Agreement or the Registration Agreement in accordance with the terms hereof or thereof, any amendment of the GTCR Advisory Agreement that would not materially and adversely impact the Unitholders, or the issuance of Equity Securities or debt in accordance with Section 8.11 (including any transaction exempt therefrom) at Fair Market Value, or the purchase of Equity Securities pursuant to the terms of any Senior Management Agreement); (iv) the receipt of payments and exercise of rights in each case in accordance with the terms of any debt, debt securities or Equity Securities acquired in accordance with this Agreement; and (v) the exercise of rights and the receipt of payments pursuant to indemnification and advance of expenses provisions in any certificate of incorporation, bylaws or similar organization documents of any Person in which the Company directly or indirectly has an ownership interest.  The provisions of this Section 3.14(c) shall terminate upon the consummation of the first to occur of a Public Offering or a Sale of the Company.

Section 3.15          Withdrawal and Resignation of Unitholders.  No Person shall be entitled to withdraw any part of such Person's Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.  No Unitholder shall have the power or right to withdraw or otherwise resign or be expelled from the Company prior to the dissolution and winding up of the Company pursuant to Article X, except (a) simultaneous with the Transfer of all of a Unitholder's Units in a Transfer permitted by this Agreement and, if such Transfer is to a Person that is not a Unitholder, the admission of such Person as a Unitholder pursuant to Section 9.1 or (b) as otherwise expressly permitted by this Agreement or any of the other agreements contemplated hereby.  Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, any completely withdrawing Unitholder will not be considered a Unitholder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Unitholder's Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.

Section 3.16          Loans From Unitholders.  Loans by Unitholders to the Company shall not be considered Capital Contributions.  If any Unitholder shall loan funds to the Company, the making of such loans shall not result in any increase in the amount of the Capital Account of such Unitholder.  The amount of any such loans shall be a debt of the Company to such Unitholder and shall be payable or collectible in accordance with the terms and conditions upon which such loans are made.

Section 3.17          Transmission of Communications.  Each Person that owns or controls Units on behalf of, or for the benefit of, another Person or Persons shall be responsible for conveying any report, notice, or other communication received from the Company or the Board to such other Person or Persons.

ARTICLE IV
DISTRIBUTIONS

Section 4.1          Distributions Generally.

(a)          Distribution Priorities. Except as otherwise set forth in this Article IV, and subject to the provisions of Section 18-607 of the Delaware Act, the Board may in its discretion make Distributions at any time or from time to time. All Distributions, other than Distributions of CTI Proceeds (which are addressed separately in Section 4.1(f)), Distributions in respect of Forfeited Units (which are addressed separately in Section 4.1(d)), Option Preference Distributions (which are addressed separately in Section 4.1(g)) and Tax Distributions (which are addressed separately in Section 4.2), shall be made only in the following order and priority:

(i)          First, to the Unitholders holding Repurchase Class A Units, an amount equal to the aggregate Class A Unpaid Yield on such Unitholders' outstanding Repurchase Class A Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each Unitholder's share of Class A Unpaid Yield with respect to such Person's Repurchase Class A Units bears to the aggregate Class A Unpaid Yield of all Repurchase Class A Units), and no Distribution or any portion thereof may be made pursuant to any of Section 4.1(a)(ii) through (v) below until the entire amount of the Class A Unpaid Yield on the outstanding Repurchase Class A Units as of the time of such Distribution has been paid in full.

(ii)          Second, to the Unitholders holding Repurchase Class A Units, an amount equal to the aggregate Class A Unreturned Capital with respect to such Unitholders' outstanding Repurchase Class A Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each such Unitholder's share of Class A Unreturned Capital with respect to such Person's Repurchase Class A Units bears to the aggregate amount of Class A Unreturned Capital of all Repurchase Class A Units), and no Distribution or any portion thereof may be made pursuant to any of Section 4.1(a)(iii) through (v) below until the entire amount of Class A Unreturned Capital with respect to the outstanding Repurchase Class A Units as of the time of such Distribution has been paid in full.

(iii)          Third, to the Unitholders holding Standard Class A Units, an amount equal to the aggregate Class A Unpaid Yield on such Unitholders' outstanding Standard Class A Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each Unitholder's share of Class A Unpaid Yield with respect to such Person's Standard Class A Units bears to the aggregate Class A Unpaid Yield of all Standard Class A Units), and no Distribution or any portion thereof may be made pursuant to Section 4.1(a)(iv) or (v) below until the entire amount of the Class A Unpaid Yield on the outstanding Standard Class A Units as of the time of such Distribution has been paid in full.

(iv)          Fourth, to the Unitholders holding Standard Class A Units, an amount equal to the aggregate Class A Unreturned Capital with respect to such Unitholders' Standard Class A Units held as of the time of such Distribution (distributed among such Unitholders based on the proportion that each such Unitholder's share of Class A Unreturned Capital with respect to such Person's Standard Class A Units bears to the aggregate amount of Class A Unreturned Capital of all Standard Class A Units), and no Distribution or any portion thereof may be made pursuant to Section 4.1(a)(v) below until the entire amount of Class A Unreturned Capital with respect to the outstanding Standard Class A Units as of the time of such Distribution has been paid in full.

(v)          Fifth, all remaining amounts (the "available amount"), if any, shall be distributed as follows: with respect to each Class B Unit, an amount equal to the amount determined by dividing the Grossed-Up Amount by the number of Participating Residual Units, and, with respect to each Participating Class C Unit, an amount equal to the excess of (A) the amount determined by dividing the Grossed-Up Amount by the number of Participating Residual Units over (B) the Participation Threshold with respect to such Participating Class C Unit.

(b)          Distributions on Unissued or Unvested Units.  For the avoidance of doubt, no portion of any Distribution shall be made with respect to any Unit that has not been issued.  Notwithstanding anything to the contrary in this Agreement, but subject to Section 4.1(h) and Schedule D, (i) the portion of any Distribution (other than a Tax Distribution) that would otherwise be made with respect to any unvested Class B Unit or Class C Unit shall not be distributed with respect to such unvested Class B Unit or Class C Unit and shall instead be distributed solely with respect to Class A Units, Class B Units (including vested Class B Units) and vested Class C Units pursuant to the provisions of Section 4.1(a) applied as though no unvested Class B Unit or Class C Unit were outstanding, (ii) in the event that one or more amounts are not distributed with respect to an unvested Class B Unit or Class C Unit pursuant to clause (i) of this Section 4.1(b) and such unvested Class B Unit or Class C Unit subsequently vests, then at the time any Distribution pursuant to Section 4.1(a) is made following the vesting of such Class B Unit or Class C Unit, the Company shall, prior to making any Distribution with respect to any other Units pursuant to Section 4.1(a), make the Distributions with respect to such Class B Unit or Class C Unit equal to the Distributions that would have been made with respect to such Class B Unit or Class C Unit, as applicable, under such clauses if it had been a vested Class B Unit or Class C Unit, as applicable, beginning on the date of its original issue thereof, and (iii) if such unvested Class B Unit or Class C Unit is repurchased or forfeited (or otherwise becomes incapable of vesting) as contemplated pursuant to the Senior Management Agreement pursuant to which such unvested Class B Unit or Class C Unit was issued, then such unvested Class B Unit or Class C Unit, as applicable, shall not be entitled to receive any Distributions other than (x) any Tax Distributions that have been made or will be made with respect to the tax year in which the repurchase or forfeiture occurs with respect to such unvested Class B Unit or Class C Unit, as applicable, and (y) the amount, if any, paid or payable to repurchase such unvested Class B Unit or Class C Unit, as applicable.

(c)          [RESERVED]

(d)          Forfeited Units. Notwithstanding anything to the contrary in Section 4.1(a), in the event that any Class C Units that were outstanding as of November 12, 2020 are subsequently forfeited ("Forfeited Units"), then the allocation and amount of any Distribution to be made under this Article IV shall be adjusted so that solely the Non-CABO Investor Units (including for this purpose (i) any Units held by a Blocker Corporation that are not beneficially owned by the CABO Investor and (ii) applicable payments under the LTIP) receive any amounts in such Distribution that the Forfeited Units would have received if they had been outstanding and vested as of the time of such Distribution.

(e)          [RESERVED]

(f)          Distributions of CTI Proceeds. In the event that the Company or any of its Subsidiaries receives any CTI Proceeds (as defined in the CABO Equity Purchase Agreement), the Company will cause any such Subsidiaries to promptly distribute such CTI Proceeds to the Company, and thereafter the Company will promptly distribute such CTI Proceeds pursuant to Section 4.1(a); provided that any such distribution will be made only to the holders of Non-CABO Investor Units (including for this purpose (i) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (ii) applicable payments under the LTIP) as if the Non-CABO Investor Units (including for this purpose (i) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (ii) applicable payments under the LTIP) were the only Units of the Company then outstanding.

(g)          Option Preference Distributions. Notwithstanding anything to the contrary in this Agreement, from and after the earlier of (x) the date that the GTCR Investors have delivered a Put Exercise Notice and (y) the CABO Investor has delivered a Call Exercise Notice, in each case until immediately prior to the payment of the Option Price pursuant to the consummation of the Call Option or the Put Right (and subject to the actual payment thereof), all Distributions (other than Distributions of CTI Proceeds (which are addressed separately in Section 4.1(f)), Distributions in respect of Forfeited Units (which are addressed separately in Section 4.1(d)) and Tax Distributions (which are addressed separately in Section 4.2)), shall be made only as follows and in the following order and priority (such Distributions made in accordance with this Section 4.1(g), "Option Preference Distributions"):

(i)          First, to the Unitholders holding Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor), an amount equal to the aggregate Option Preference Unpaid Yield on such Unitholders' outstanding Non-CABO Investor Units held as of the time of such Option Preference Distribution (distributed among such Unitholders based on the proportion that each Unitholder's share of Option Preference Unpaid Yield with respect to its Non-CABO Investor Units bears to the aggregate Option Preference Unpaid Yield of all Non-CABO Investor Units), and no Option Preference Distribution or any portion thereof may be made pursuant to Section 4.1(g)(ii) below until the entire amount of the Option Preference Unpaid Yield on the outstanding Non-CABO Investor Units as of the time of such Option Preference Distribution has been paid in full; provided, that Option Preference Distributions shall be made pursuant to this Section 4.1(g)(i) only if the CABO Investor has breached an obligation to consummate the closing of the exercise of the Call Option or the Put Right (if the CABO Investor is obligated to do so under the terms of this Agreement (including Schedule B and Schedule C) and the Call / Put Merger Agreement) on or prior to the date of the applicable Option Preference Distribution, and if no such breach has occurred on or prior to such date, such Option Preference Distribution shall instead be made solely in accordance with Section 4.1(g)(ii).

(ii)          Second, to the Unitholders holding Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor) an amount equal to the aggregate Unpaid Option Preference Amount with respect to such Unitholders' outstanding Non-CABO Investor Units held as of the time of such Option Preference Distribution (distributed among such Unitholders based on the proportion that each such Unitholder's share of Unpaid Option Preference Amount with respect to its Non-CABO Investor Units bears to the aggregate amount of Unpaid Option Preference Amount of all Non-CABO Investor Units).

In the event (i) the Put Right or the Call Option, as applicable, has been exercised, (ii) the CABO Investor has complied with its material obligations set forth in Schedule B, Schedule C and the Call / Put Merger Agreement and any other material obligation in this Agreement relating to the Call Option or the Put Right, (iii) the Outside Date for such Put Right or Call Option exercise has occurred, and (iv) the failure of the Put Right or Call Option to be consummated was solely due to the failure of one of the conditions set forth in Section 1(a), Section 1(b), Section 1(c) or, insofar as it relates to the subject matter of any of the foregoing, Section 1(f), of Schedule C (such failure, a "Regulatory Failure"), then this Section 4.1(g) shall no longer govern the Distribution priorities, and Distributions will thereafter be made in accordance with this Article IV (other than this Section 4.1(g)).

All Distributions made pursuant to this Section 4.1(g) shall constitute advances of Distributions under Section 4.1(a); provided, that no Unitholder shall have any obligation whatsoever to return or repay any such Distribution to the Company or any other Unitholder. Following such time as the aggregate Option Preference Unpaid Yield (to the extent applicable) and the aggregate Unpaid Option Preference Amount have been paid in full, all Distributions will thereafter be made in accordance with this Article IV (other than this Section 4.1(g), but taking into account such advances).

(h)          2024 Transactions. Notwithstanding anything to the contrary in this Agreement, including in this Section 4.1, (i) the CABO Investor, the GTCR Investors, the Company and the other Unitholders as applicable shall comply with Schedule D attached hereto, including consummating the 2024 Transactions, and (ii) the Distributions and other payments to be made in connection with the 2024 Transactions shall be made in accordance with Schedule D (rather than this Article IV).

Section 4.2          Tax Distributions.  Notwithstanding any other provision herein to the contrary but subject to Section 4.3, so long as the Company is treated as a partnership for U.S. federal income tax purposes, the Company shall use its reasonable best efforts to distribute to the Unitholders within 15 days after the end of each Fiscal Quarter of the Company, to the extent that funds are legally available therefor and would not impair the liquidity of the Company with respect to working capital, capital expenditures, debt service, reserves, or otherwise and would not be prohibited under any credit facility to which the Company or any Subsidiary is a party (all of the foregoing conditions, the "Tax Distribution Conditions"), an aggregate amount of cash (a "Tax Distribution") in respect of such Fiscal Quarter which in the good faith estimation of the Board equals the product of (a) the aggregate amount of all taxable income allocable to the Unitholders in respect of such Fiscal Quarter determined without regard to the Unitholders' step-up in the tax basis of the assets of the Company or any of its Subsidiaries (regardless of whether achieved under Section 704(c), 732(d), 734(b), 743(b) of the Code or any other means) and without regard to gain specially allocated to a Unitholder under Section 704(c) of the Code, plus any guaranteed payments for the use of capital (determined pursuant to Code Section 707) by the Company to the Unitholders for such Fiscal Quarter, multiplied by (b) the combined maximum U.S. federal, state, and local income tax rate to be applied with respect to such taxable income (calculated by using the highest maximum combined marginal U.S. federal, state and local income tax rates in any jurisdiction in the United States for a taxable subchapter C corporation or individual (whichever is higher) including pursuant to Section 1411 of the Code) for such Fiscal Quarter (making an appropriate adjustment for any rate changes that take place during such period) (such amount, the "Estimated Tax Liability").  Each Tax Distribution shall be distributed among the Unitholders on a pro rata basis according to the allocation of the Company's taxable income for such Fiscal Quarter determined without regard to a Unitholder's step-up in the tax basis of the assets of the Company or any of its Subsidiaries (regardless of whether achieved under Section 704(c), 732(d), 734(b), 743(b) of the Code or any other means) and without regard to gain specially allocated to a Unitholder under Section 704(c) of the Code of the Code and any guaranteed payments for the use of capital by the Company to a Unitholder for such Fiscal Quarter.  The Board shall be entitled to adjust subsequent Tax Distributions up or down to reflect any variation between its prior estimation of quarterly Tax Distributions and the Tax Distributions that would have been computed under this Section 4.2 based on subsequent information.  In the event that due to the Tax Distribution Conditions the funds available for any Tax Distribution to be made hereunder are insufficient to pay the full amount of the Tax Distribution that would otherwise be required under this Section 4.2, the Company shall use its reasonable best efforts to distribute to the Unitholders the amount of funds that are available after application of the Tax Distribution Conditions on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.2 if available funds (after application of the Tax Distribution Conditions) existed in a sufficient amount to make such Distribution in full).  At any time thereafter when additional funds of the Company are available for Distribution after application of the Tax Distribution Conditions, the Company shall use its reasonable best efforts to immediately distribute such funds to the Unitholders on a pro rata basis (according to the amounts that would have been distributed to each Unitholder pursuant to this Section 4.2 if available funds (after application of the Tax Distribution Conditions) would have existed in a sufficient amount to make such Tax Distribution in full).  Each Tax Distribution pursuant to this Section 4.2 shall be treated as an advance to such Unitholder of amounts to which they are otherwise entitled under, and shall reduce the amount of any other Distributions to such Unitholder pursuant to Section 4.1(a).  For the avoidance of doubt, a Distribution shall only be deemed to be a Tax Distribution if and to the extent the amount of such Distribution is less than or equal to the Estimated Tax Liability for the applicable Fiscal Quarter, after giving effect to all prior Tax Distributions made with respect to the applicable Fiscal Quarter.

Section 4.3          Reserved.  Reserved.

Section 4.4          Cancellation of Class A Units.  With respect to any Unitholder's outstanding Class A Units held as of the time of any Distribution pursuant to Section 4.1(a) or Section 4.3 of the Second A&R Agreement, such Class A Units shall be deemed to be cancelled immediately following such Distribution if, immediately following such Distribution, the aggregate Class A Unpaid Yield on such Unitholder's Class A Units is zero and the aggregate Class A Unreturned Capital on such Unitholders' Class A Units is zero.  To the extent that the Board has in its discretion caused the Company to issue certificates to any Unitholder representing any such Class A Units so cancelled, such Unitholder shall promptly after such Distribution surrender to the Company such certificate or certificates representing such Class A Units (or, if such Unitholder alleges that such certificate(s) has been lost, stolen or destroyed, deliver a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft, destruction of such certificate).

Section 4.5          Persons Receiving Distributions.  Each Distribution shall be made to the Persons shown on the Company's books and records as Unitholders as of the date of such Distribution; provided, however, that any transferor and transferee of Units may mutually agree as to which of them should receive payment of any Distribution under this Article IV.  In the event that restrictions on transfer or change in beneficial ownership of Units set forth herein or any applicable Senior Management Agreement have been breached, the Company may withhold distributions in respect of the affected Units until such breach has been cured.

Section 4.6          Reserves Against Distributions.  The Board shall have the right to withhold, pro rata based on ownership of Units of all Unitholders receiving the Distribution, from Distributions payable to any Unitholder under this Agreement amounts sufficient to pay and discharge any reasonably anticipated contingent liabilities of the Company.  Any amounts remaining after payment and discharge of any such contingent liabilities of the Company will be paid to the Unitholders from whom the Distributions were withheld.

Section 4.7          Distributions of In-Kind Property.  If the Company distributes property in-kind it shall be valued at its Fair Market Value.  If such in-kind that was contributed to the Company (or received in a tax-free exchange for property contributed to the Company), the Company shall, if possible, distribute (and be deemed to distribute) such property to the Unitholder who contributed such property, to the extent that such Unitholder is entitled to receive a Distribution at such time under the economic priorities set forth in Section 4.1.

Section 4.8          Certain Repurchases and Redemptions.  Notwithstanding anything to the contrary in this Agreement, any Senior Management Agreement, or any other Transaction Documents, the Board may, at its option, cause the Company to exercise its repurchase or redemption rights, if any, and fulfill its repurchase or redemption obligations, if any, to a holder of Units pursuant to this Agreement, any Senior Management Agreement, or any other Transaction Document in whole or in part, by transferring to such holder securities issued by a Subsidiary of the Company with a value equal to the redemption or repurchase price of the Units of such holder to be redeemed or repurchased; provided that immediately following such transfer the Subsidiary that issued the transferred securities shall redeem or repurchase such securities from such holder for an amount of cash equal to the aggregate redemption or repurchase price of the Units of such holder to be redeemed or repurchased.  The Company and the holder agree to treat any such transfer as a distribution of securities of the Subsidiary under Code Section 731(a).

ARTICLE V
BOARD OF MANAGERS; OFFICERS

Section 5.1          Management by the Board of Managers.

(a)          Authority of Board of Managers.

(i)          Except with respect to the Board Governance Exceptions, subject to the provisions of Section 5.1(a)(ii), (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Board (including with respect to the matters contemplated by §§ § 18‑209, 18‑213, 18‑216, 18‑301, 18‑302, 18‑304, 18‑704, 18‑801, 18‑803 and 18‑806 of the Delaware Act) and (B) the Board may make all decisions and take all actions for the Company not otherwise provided for in this Agreement.

(ii)          The Board may act (A) by resolutions adopted at a meeting and by written consents pursuant to Section 5.3, (B) by delegating power and authority to committees pursuant to Section 5.4, and (C) by delegating power and authority to any Officer pursuant to Section 5.5(a).

(iii)          Each Unitholder acknowledges and agrees that no Manager shall, solely as a result of being a Manager (but subject to any Senior Management Agreement to which such Manager is a party), be bound to devote all of his business time to the affairs of the Company, and that he and his Affiliates do and will continue to engage for their own account and for the accounts of others in other business ventures.

(b)          No Management by Unitholders.  The Unitholders shall not manage or control the business and affairs of the Company, but shall have the rights set forth with respect to such Unitholder in the Board Governance Exceptions.

Section 5.2          Composition and Election of the Board of Managers.

(a)          Number and Designation.  The number of Managers on the Board shall be the number serving pursuant to clauses (i) through (v) below.  The Board shall at all times be comprised of the following persons:

(i)          up to two (2) representatives designated by GTCR Fund XII/B LP (the "Fund XII/B Managers"), who as of the date hereof, shall be Philip Canfield, and Cameron Rouzer.

(ii)          up to one (1) representative designated by Mega Broadband Splitter LP (the "Splitter Manager" and together with the Fund XII/B Managers, each a "GTCR Manager" and, collectively, the "GTCR Managers"), who as of the date hereof, shall be Stephen Jeschke.

(iii)          subject to Section F of Schedule B, up to two (2) representatives designated by the CABO Investor, who as of the date hereof, shall be Kenneth E. Johnson and Megan M. Detz (the "CABO Managers" and together with the GTCR Managers, each an "Investor Manager" and, collectively, the "Investor Managers");

(iv)          the Company's chief executive officer, who as of the date hereof, shall be Phil Spencer (the "Executive Manager"); and

(v)          up to one (1) additional Person (the "Independent Manager"), to be designated in each case jointly by the Investors.

(b)          Term.  Members of the Board shall serve from their designation in accordance with the terms hereof until their resignation, death or removal in accordance with the terms hereof.  Members of the Board need not be Unitholders and need not be residents of the State of Delaware.  A person shall become a Manager (other than the Executive Manager) and member of the Board effective upon receipt by the Company at its principal place of business of a written notice addressed to the Board (or at such later time or upon the happening of some other event specified in such notice) of such person's designation from the person or persons entitled to designate such manager pursuant to Section 5.2(a) above; provided, that the persons specifically named in Section 5.2(a) (other than the Executive Manager) above shall continue to be members of the Board as of the date hereof without further action.  The Company's chief executive officer shall become the Executive Manager and a member of the Board effective upon his or her election to such office by the Board; provided, that the person specifically named in Section 5.2(a) above as the initial Executive Manager shall continue to be the Executive Manager as of the date hereof without further action.  A member of the Board may resign as such by delivering his, her or its written resignation to the Company at the Company's principal office addressed to the Board.  Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)          Removal.  If the Executive Manager ceases to be the Company's chief executive officer for any reason, such Executive Manager shall, at such time, be automatically removed from the Board and each committee thereof and from the board of directors or board of managers of each of the Company's Subsidiaries and any committees thereof.  The removal from the Board or any of its committees (with or without cause) of any Fund XII/B Manager shall be upon (and only upon) the written request of GTCR Fund XII/B LP. The removal from the Board or any of its committees (with or without cause) of any Splitter Manager shall be upon (and only upon) the written request of Mega Broadband Splitter LP. The removal from the Board or any of its committees (with or without cause) of any CABO Manager shall be upon (and only upon) the written request of the CABO Investor. The removal from the Board or any of its committees (with or without cause) of any Independent Manager shall be upon (and only upon) the written request of any of the GTCR Investors or the CABO Investor.

(d)          Vacancies.  In the event that any designee under Section 5.2(a) (other than the Executive Manager) for any reason ceases to serve as a member of the Board, (i) the resulting vacancy on the Board shall be filled by a Person that is designated by the person or persons originally entitled to designate such Manager pursuant to Section 5.2(a) above, and (ii) such designee shall be removed promptly after such time from each committee of the Board.  In the event that the Executive Manager for any reason ceases to serve as a member of the Board (including as a result of ceasing to be the Company's chief executive officer), such Executive Manager managership shall remain vacant until the Company's chief executive officer is next appointed by the Board.

(e)          Reimbursement.  The Company shall pay all reimbursable out-of-pocket costs and expenses incurred by each member of the Board incurred in the course of their service hereunder, including in connection with attending regular and special meetings of the Board, any board of managers or board of directors of each of the Company's Subsidiaries and/or any of their respective committees.

(f)          Compensation of Managers.  Except as approved by the holders of the Required Interest or for agreements in effect as of the date hereof, Managers shall receive no compensation for serving in such capacity.

(g)          Reliance by Third Parties.  Any Person dealing with the Company, other than a Unitholder, may rely on the authority of the Board (or any Officer authorized by the Board) in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.  Every agreement, instrument or document executed by the Board (or any Officer authorized by the Board) in the name of the Company with respect to any business or property of the Company shall be conclusive evidence in favor of any Person relying thereon or claiming thereunder that (i) at the time of the execution or delivery thereof, this Agreement was in full force and effect, (ii) such agreement, instrument or document was duly executed according to this Agreement and is binding upon the Company and (iii) the Board or such Officer was duly authorized and empowered to execute and deliver such agreement, instrument or document for and on behalf of the Company.

Section 5.3          Board Meetings and Actions by Written Consent.

(a)          Quorum; Voting.  The presence of Managers entitled to a majority of the votes of the Managers then in office shall constitute a quorum sufficient for conducting meetings and making decisions of the Board, and except as otherwise provided in this Agreement, the act of the Managers that have a majority of the total votes present at a meeting of the Board at which a quorum is present shall be the act of the Board.  Once a quorum is present to commence a meeting of the Board, such quorum shall be broken as soon as no GTCR Managers remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present.  If a quorum shall not be present during a meeting of the Board, the

Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. A Manager who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless he abstains or his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent to such action with the person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting.  Such right to dissent shall not apply to a Manager who voted in favor of such action.  At each meeting of the Board, the GTCR Managers present at such meeting shall collectively have a number of votes (the "GTCR Investor Votes") on all matters to be voted on by the Board equal to the greater of (i) the number of GTCR Managers present at such meeting and (ii) the sum of one plus the number of Managers present at such meeting that are not GTCR Managers (with each GTCR Manager entitled to cast his proportionate share of the total GTCR Investor Votes).  The CABO Managers, Executive Manager and Independent Manager shall each have one vote on all matters voted on by the Board.

(b)          Attendance. Attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c)          Meeting In Connection With Meeting of the Holders of the Required Interest.  In connection with any meeting of the holders of the Required Interest, the Managers may, if a quorum is present, hold a meeting for the transaction of business immediately after and at the same place as such meeting of the holders of the Required Interest.  Notice of such meeting at such time and place shall not be required.

(d)          Time, Place and Notice.  Regular meetings of the Board shall be held quarterly at such times and places (including by electronic means) as shall be designated from time to time by resolution of the Board, provided, the Board shall meet at least four (4) times per year, whether in-person, telephonically or virtually. Forty-eight (48) hours' advance notice shall be required to change the time or date of any such meeting. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(e)          Special Meetings.  Special meetings of the Board may be called by any Investor Manager or the Executive Manager on at least 24 hours' notice to each other Manager.  Such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting, except as may be otherwise required by law or provided for in this Agreement.

(f)          Action by Written Consent or Telephone Conference.  Any action permitted or required by the Delaware Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting, without notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by the Managers or members of such committee, as the case may be, that have at least the number of votes required to take such action at a meeting of the Board if all Managers were present at such meeting.  Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be.  Subject to the requirements of the Delaware Act, the Certificate or this Agreement for notice of meetings, unless otherwise restricted by the Certificate, the Managers or members of any committee designated by the Board may participate in and hold a meeting of the Board or any committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.  Complete copies of all actions taken by written consent shall be provided to all Managers that have not executed such consent promptly following its execution.

Section 5.4          Committees; Delegation of Authority and Duties.

(a)          Committees; Generally.  The Board may, from time to time, designate one or more committees, each of which shall, except as otherwise expressly provided in this Agreement, include representation of GTCR Managers and CABO Managers on such committee proportionate to the total number of GTCR Managers and CABO Managers that may be designated pursuant to Section 5.2(a).  At every meeting of any such committee, the presence of a majority of all the members thereof and at least one GTCR Manager shall constitute a quorum, and except as otherwise provided in this Agreement, the act of the Managers holding a majority of the total votes present at a meeting of such committee at which a quorum is present shall be the act of such committee.  Once a quorum is present to commence a meeting of such committee, such quorum shall be broken as soon as no GTCR Managers remain present at such meeting and no further business may be transacted at such meeting until such time as a quorum shall again be present.  The voting rights of the GTCR Managers with respect to any such committee shall be commensurate with the voting rights of the Investor Managers with respect to the Board. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(b)          Delegation; Generally.  The Board may, from time to time, delegate to one or more Persons (including any Manager or Officer) such authority and duties as the Board may deem advisable in addition to those powers and duties set forth in Section 5.1(a) hereof.  The Board also may assign titles (including chairman, chief executive officer, president, vice president, secretary, assistant secretary, treasurer and assistant treasurer) to any Manager, Unitholder or other individual and may delegate to such Manager, Unitholder or other individual certain authority and duties.  Any number of titles may be held by the same Manager, Unitholder or other individual.  Any delegation pursuant to this Section 5.4(b) may be revoked at any time by the Board.

Section 5.5          Officers.

(a)          Officers.  The management of the business and affairs of the Company by the Officers and the exercising of their powers shall be conducted under the supervision of and subject to the approval of the Board.

(b)          Designation and Appointment.  The Board may (but need not), from time to time, designate and appoint one or more persons as an Officer of the Company.  No Officer need be a resident of the State of Delaware, a Unitholder or a Manager.  Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular Officers.  Unless the Board otherwise decides, if the title is one commonly used for officers of a business corporation formed, the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to (i) any specific delegation of authority and duties made to such Officer by the Board pursuant to the third sentence of this Section 5.5(b) or (ii) any delegation of authority and duties made to one or more Officers pursuant to the terms of Section 5.4(b).  Each Officer shall hold office until such Officer's successor shall be duly designated and qualified or until such Officer's death or until such Officer shall resign or shall have been removed in the manner hereinafter provided.  Any number of offices may be held by the same individual.  The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(c)          Resignation; Removal; Vacancies.  Any Officer (subject to any contract rights available to the Company, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.  Any Officer may be removed as such, either with or without cause, by the Board in its discretion at any time or by the holders of the Required Interest in their discretion at any time; provided, however, that any such removal shall be without prejudice to the contract rights, if any, of the individual so removed.  Designation of an Officer shall not of itself create contract rights.  Any vacancy occurring in any office of the Company may be filled by the Board and shall remain vacant until filled by the Board.

(d)          Duties of Officers.  The Officers, in the performance of their duties as such, shall owe to the Company and the Unitholders duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

Section 5.6          Company Funds.  No Manager or Officer may commingle the Company's funds with the funds of any Unitholder, Manager or Officer.

Section 5.7          Standard of Board and Manager Actions.

(a)          No Duties.  Notwithstanding anything in this Agreement to the contrary, no Manager, in his capacity as such, shall have any duty (including any fiduciary duty), or any liability for breach of duty (including any fiduciary duty), to the Company, any Unitholder, any other Manager or any other Person (including any creditor of the Company), and no implied duties, covenants or obligations shall be read into this Agreement against any Manager in his capacity as such; provided, that the foregoing shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of any applicable contractual covenant of good faith and fair dealing implied by law.  To the extent that, at law or in equity, any Manager would otherwise have duties (including fiduciary duties) and liabilities relating thereto to the Company, any Unitholder, any other Manager or any other Person, such Manager shall not be liable to the Company, any

Unitholder, any other Manager or any other Person for breach of duty (including any fiduciary duty) for its good faith reliance on the provisions of this Agreement, and the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of such Manager otherwise existing at law or in equity, are agreed by the Company and each Unitholder to replace such other duties and liabilities of such Manager.

(b)          Board Discretion.  Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, the Board (or such committee) shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein.  Whenever in this Agreement or any other agreement contemplated herein the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its "sole discretion" or "discretion," with "complete discretion" or under a grant of similar authority or latitude, each Manager shall be entitled to consider such interests and factors as such Manager desires (including, the interests of such Manager's Affiliates, employer, partners and their Affiliates).

(c)        Good Faith and Other Standards.  Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination in its "good faith" or under another express standard, each Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or to which the Company is a party, and, notwithstanding anything contained herein to the contrary, so long as such Manager does not with such action breach the implied covenant of good faith and fair dealing (in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected)), the resolution, action or terms so made, taken or provided by the Board (or any committee thereof) shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of such Manager's Affiliates, employees, agents or representatives and shall be final, conclusive and binding on the Company and the Unitholders.  With respect to any action taken or decision or determination made by any Manager or the Board (or any committee thereof), it shall be presumed that each Manager and the Board (or such committee thereof) acted in good faith and in compliance with this Agreement and the Delaware Act and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by the Board (or any committee thereof) shall have the burden of overcoming such presumption by clear and convincing evidence; provided, that for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty (including any fiduciary duty) on the Board or its Managers.

(d)          Effect on Other Agreements.  This Section 5.7 shall not in any way affect, limit or modify any Officer's or employee's liabilities or obligations under any Senior Management Agreement, employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any similar agreement with the Company or any of its Subsidiaries.

(e)          Other.  Nothing in this Agreement or, except as set forth in Section 5.7(b) above, any other current or future agreement shall limit this Section 5.7 or the intent of the parties set forth in the first sentence of Section 5.7(a) and any language contrary to this Section 5.7 in this Agreement or, except as set forth in Section 5.7(b) above, any other current or future agreement shall limit this Section 5.7 if and only if it specifically references this Section 5.7.  This Section 5.7 supersedes any and all prior agreements and understandings with respect to the subject matter of this Section 5.7.  No amendment or modification of this Agreement shall limit this Section 5.7 with respect to actions taken prior to such amendment.

Section 5.8        Matters Requiring Investors Consent.  Notwithstanding anything in this Agreement to the contrary, subject to Section F of Schedule B, without the prior written consent of the GTCR Investors (but only for so long as the GTCR Investors, taken together, are a 20% Owner) and the CABO Investor (but only for so long as the CABO Investors, taken together, are a 20% Owner), after the date hereof, the Company will not, nor will the Company permit any of its Subsidiaries to, take any of the actions listed on Schedule A attached hereto. The rights of the applicable Unitholders under this Section 5.8 shall terminate upon the consummation of the first to occur of a Public Offering or a Sale of the Company; provided, however, that, notwithstanding anything to the contrary in this Agreement, such rights shall not terminate prior to such time as the Put Right set forth on Schedule B hereto (the "Put Option") expires.

Section 5.9       Regulatory Approval. Notwithstanding anything to the contrary in this Agreement, to the extent any actions or provisions contemplated herein require prior regulatory approval (under the Communications Laws or otherwise), such actions or provisions shall be subject to such regulatory approval and the relevant Persons shall cooperate in good faith and use commercially reasonable efforts to obtain such approval.

ARTICLE VI
EXCULPATION AND INDEMNIFICATION

Section 6.1          Exculpation.

(a)          No Officer shall be liable to any other Officer, current or former Manager, the Company, any Specified Person or any Unitholder for any loss suffered by the Company or any Unitholder unless such loss is caused by such Person's fraud, breach of any duty (including any fiduciary duty), gross negligence, willful misconduct or intentional and material breach of this Agreement or breach of any other agreement executed in connection herewith, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).  No Officer shall be liable for errors in judgment or for any acts or omissions that do not constitute fraud, gross negligence, willful misconduct or intentional and material breach of this Agreement or breach of any other agreement, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful.

(b)         No Specified Person or current or former Manager shall be liable to any Officer, current or former Manager, the Company, any other Specified Person or any Unitholder for any loss suffered by the Company, any other Manager, or any Unitholder unless such loss is caused by (i) such Person's fraud, willful misconduct, intentional and material breach of this Agreement or breach of any other agreement executed in connection herewith, or (ii) in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected).  No Specified Person or current or former Manager shall be liable for such Person's gross negligence, willful misconduct or any errors in judgment or for any acts or omissions that do not constitute fraud, an intentional and material breach of this Agreement or breach of any other agreement executed in connection herewith, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful.

(c)          Any Officer or Manager may consult with counsel and accountants in respect of Company affairs, and provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants, such Person shall not be liable for any loss suffered by any Officer, current or former Manager, the Company or any Unitholder in reliance thereon.

Section 6.2          Right to Indemnification.

(a)          Subject to the limitations and conditions as provided in this Article VI, each Indemnitee who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was an Indemnitee, shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended, but subject to the limitations expressly provided in this Agreement, against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by such Indemnitee in connection with such Proceeding, and indemnification under this Article VI shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Indemnitee to indemnity hereunder; provided, that, except to the extent such Indemnitee is entitled to or receives exculpation pursuant to Section 6.1 above, no Indemnitee shall be indemnified for any judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements or reasonable expenses (including attorneys' fees) actually incurred by such Indemnitee that are attributable to (i) such Indemnitee's fraud, gross negligence, willful misconduct, intentional and material breach of this Agreement or breach of any other agreement executed in connection herewith, or, in the case of a criminal matter, such Person having acted or failed to act with knowledge that such conduct was unlawful, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected), (ii) an Officer's breach of fiduciary duties, (iii) proceedings initiated by the Indemnitee or proceedings against the Company, or (iv) economic losses or tax obligations incurred by an Indemnitee as a result of owning Units.  The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or

Proceedings arising prior to any amendment, modification or repeal.  It is expressly acknowledged that the indemnification provided in this Article VI could involve indemnification for negligence or under theories of strict liability.

(b)          The indemnification provided by this Section 6.2 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Managers, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(c)         An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.2 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(d)        If an Affiliate of the Company advances expenses to or indemnifies an Indemnitee with respect to a matter for which such Indemnitee was entitled to seek advances or indemnification under Section 6.2, then the Company's obligations to indemnify hereunder shall include reimbursement of such Affiliate and such Affiliate shall be deemed an Indemnitee hereunder for purposes of its entitlement to such reimbursement.  Except as provided above, the provisions of this Section 6.2 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(e)          No amendment, modification or repeal of this Section 6.2 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3          Advance Payment.  Reasonable expenses incurred by a Person of the type entitled to be indemnified under Section 6.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company as incurred, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

Section 6.4          Indemnification of Employees and Agents.  The Company, by adoption of a resolution of the Board, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Persons who are not or were not Managers or Officers but who are or were serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a Person to the same extent that it may indemnify and advance expenses to Managers and Officers under this Article VI.

Section 6.5        Appearance as a Witness.  Notwithstanding any other provision of this Article VI, the Company shall pay or reimburse reasonable out-of-pocket expenses incurred by a Manager or Officer in connection with his appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 6.6          Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which an Indemnitee may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, agreement, vote of Unitholders or disinterested Managers or otherwise.  Without limiting the foregoing, the Company and each Unitholder hereby acknowledges that one or more of the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by an Affiliated Institution. The Company and each Unitholder hereby agrees that, with respect to any such Indemnitee, the Company (a) is, relative to each Affiliated Institution, the indemnitor of first resort (i.e., its obligations to the applicable Indemnitee under this Agreement are primary and any duplicative, overlapping or corresponding obligations of an Affiliated Institution are secondary), (b) shall be required to make all advances and other payments under this Agreement, and shall be fully liable therefor, without regard to any rights any such Indemnitee may have against his or her Affiliated Institution, and (c) irrevocably waives, relinquishes and releases any such Affiliated Institution from any and all claims against such Affiliated Institution for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by an Affiliated Institution on behalf of any Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and any such Affiliated Institution shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of any such applicable Indemnitee against the Company. The Company and each Unitholder agree that each Affiliated Institution is an express third party beneficiary of the terms of this Section 6.6.

Section 6.7          Insurance.  The Company may purchase and maintain insurance, or cause its Subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, Officer or agent of the Company or is or was serving at the request of the Company as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited ability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article VI.

Section 6.8        Limitation.  Notwithstanding anything contained herein to the contrary (including in this Article VI), any indemnity by the Company relating to the matters covered in this Article VI shall be provided out of and to the extent of the Company's assets only, and no Unitholder shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

Section 6.9          Third Party Beneficiaries.  Notwithstanding anything in this Agreement to the contrary, each of the Managers, Officers or other Persons indemnified pursuant to this Article VI are intended third party beneficiaries of this Article VI and shall be entitled to enforce such provision (as it may be in effect from time to time).

Section 6.10          Savings Clause.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, Officer or any other Person indemnified pursuant to this Article VI as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII
CERTAIN TAX AND ACCOUNTING MATTERS; BOOKS AND RECORDS; CONFIDENTIALITY

Section 7.1          Partnership for Tax Purposes. Subject to Article XII, the Unitholders intend that the Company shall be treated as a partnership for federal and, to the extent applicable, state and local income tax purposes, and that each Unitholder and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  Without the consent of the holders of the Required Interest, the Company shall not make an election to be treated as a corporation for federal income tax purposes pursuant to Treasury Regulation Section 301.7701‑3 (or any successor regulation or provision) or, to the extent applicable, state or local income tax purposes.  In the event that the Company is treated as a corporation for federal income tax purposes or, to the extent applicable, state or local income tax purposes, Section 4.2 and any other provisions of this Agreement inconsistent with such treatment shall be disregarded.

Section 7.2          Capital Accounts.

(a)       The Company shall maintain a separate Capital Account for each Unitholder according to the rules of Treasury Regulation Section 1.704‑1(b)(2)(iv).  For this purpose, the Company may (in the discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704‑1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704‑1(b)(2)(iv)(g) to reflect a revaluation of Company property. Without limiting the foregoing, each Unitholder's Capital Account shall be adjusted:

(i)           by adding any additional Capital Contributions made by such Unitholder in consideration for the issuance of Units;

(ii)        by deducting any amounts paid to such Unitholder in connection with the redemption or other repurchase by the Company of Units;

(iii)          by adding any Profits allocated to such Unitholder and subtracting any Losses allocated to such Unitholder; and

(iv)          by deducting any distributions paid in cash or other assets to such Unitholder by the Company.

(b)          For purposes of computing the amount of any item of Company income, gain, loss, or deduction to be allocated pursuant to this Article VII and to be reflected in the Capital Accounts, the determination, recognition, and classification of any such item shall be the same as its determination, recognition, and classification for federal income tax purposes (including any method of depreciation, cost recovery, or amortization used for this purpose); provided, that:

(i)          The computation of all items of income, gain, loss, and deduction shall include those items described in Code Section 705(a)(1)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704‑1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

(ii)          If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)         Items of income, gain, loss, or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)         Items of depreciation, amortization, and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property's Book Value in accordance with Treasury Regulation Section 1.704‑1(b)(2)(iv)(g).

(v)          To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section  1.704‑1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

Section 7.3        Negative Capital Accounts.  No Unitholder shall be required to pay to any other Unitholder or the Company any deficit or negative balance which may exist from time to time in such Unitholder's Capital Account (including upon and after dissolution of the Company).

Section 7.4         Transfer of Capital Accounts.  If a Unitholder transfers an interest in the Company to a new or existing Unitholder, the transferee Unitholder shall succeed to that portion of the transferor's Capital Account that is attributable to the transferred interest.  Any reference in this Agreement to a Capital Contribution of, or Distribution to, a Unitholder that has succeeded any other Unitholder shall include any Capital Contributions or Distributions previously made by or to the former Unitholder on account of the interest of such former Unitholder transferred to such successor Unitholder.  With respect to the CABO Investment, the Board shall cause the Company to increase the Capital Accounts in accordance with the rules of Treasury Regulation Section 1.704‑1(b)(2)(iv)(f) and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property and solely for purposes of the rules relating to maintenance of Capital Accounts in this Article VII and the relevant income Tax provisions of this Agreement, the Company shall treat the CABO Investment as a transfer of interests and the relevant portion of Capital Accounts (as determined after the revaluation of Company property as referenced in this sentence) by certain Unitholders to the CABO Investor as more fully described in the CABO Equity Purchase Agreement, and for the avoidance of doubt, the Unit Ledger prepared as of the date hereof shall reflect the CABO Investor making a Capital Contribution with respect to each Unit it acquired (or its Affiliate(s) acquired) under the CABO Equity Purchase Agreement equal to the applicable per-Unit price as set forth in or otherwise paid pursuant to such agreement).

Section 7.5          Allocations.  Except as otherwise provided in Section 7.6, Net Profit or Net Loss for any Taxable Year shall be allocated among the Unitholders in such a manner that, as of the end of such Taxable Year, the sum of (a) the Capital Account of each Unitholder, (b) such Unitholder's share of Minimum Gain (as determined according to Treasury Regulation Section 1.704‑2(g)), and (c) such Unitholder's partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704‑2(i)(2)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value, and (ii) distribute the proceeds of liquidation pursuant to Section 10.2 (provided that, for purposes of such determination only, all outstanding Residual Units shall be deemed to be fully vested for purposes of calculating the amount of such proceeds distributed to each Unitholder pursuant to Section 4.1(a)(v)).  Notwithstanding the foregoing, in any Taxable Year in which the Company makes a distribution pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii), if the aggregate amount distributed pursuant to Section 4.1(a)(i) or Section 4.1(a)(iii), as applicable, for such Taxable Year and all prior Taxable Years exceeds the aggregate Net Profit (and, if Section 10.2 is applicable to such Taxable Year, Profit) that would, but for this sentence, be allocated to the Class A Units for such Taxable Year and all prior Taxable Years, then such excess shall be treated as a guaranteed payment pursuant to Section 707(c) of the Code for such Taxable Year.

Section 7.6          Special Allocations.

(a)          Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704‑2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704‑2(i).  If there is a net decrease during a Taxable Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704‑2(i)(3)), Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Unitholders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704‑2(i)(4).  This Section 7.6(a) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(i)(4) and shall be interpreted in a manner consistent therewith.

(b)        Nonrecourse deductions shall be allocated to the holders of Residual Units (ratably among such Unitholders based upon the number of Residual Units held by each such Unitholder).  If there is a net decrease in Minimum Gain during any Taxable Year, each Unitholder shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Regulation Section 1.704‑2(f).  This Section 7.6(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704‑2(f), and shall be interpreted in a manner consistent therewith.

(c)          If any Unitholder that unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 7.6(a) and Section 7.6(b) but before the application of any other provision of this Article VII, then Profits for such Taxable Year shall be allocated to such Unitholder in proportion to, and to the extent of, such Adjusted Capital Account Deficit.  This Section 7.6(c) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704‑1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)         Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704‑1(b)(2)(iv)(j), (k), and (m).

(e)          The allocations set forth in Section 7.6(a)-(d) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1(b) and 1.704-2.  The Regulatory Allocations may not be consistent with the manner in which the Unitholders intend to allocate Profit and Loss of the Company or make Company distributions.  Accordingly, notwithstanding the other provisions of this Article VII, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Unitholders so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Unitholders to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction, and loss) had been allocated without reference to the Regulatory Allocations.  In general, the Unitholders anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction, and loss) among the Unitholders so that the net amount of the Regulatory Allocations and such special allocations to each such Unitholder is zero. In addition, if in any Taxable Year there is a decrease in partners Minimum Gain, or in partner nonrecourse debt Minimum Gain, and application of the Minimum Gain chargeback requirements set forth in Section 7.6(a) or Section 7.6(b) would cause a distortion in the economic arrangement among the Unitholders, the Unitholders may, if they do not expect that the Company will have sufficient other income or gain to correct such distortion, request the Internal Revenue Service to waive either or both of such Minimum Gain chargeback requirements.  If such request is granted, this Agreement shall be applied in such instance as if it did not contain such Minimum Gain chargeback requirement.

(f)          The Unitholders acknowledge that allocations analogous to those described in Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) result from the allocations of Profits and Losses provided for in this Agreement.  For the avoidance of doubt, the Company is entitled to make such allocations and, once required by applicable final or temporary guidance, allocations of Profits and Losses will be made in accordance with Proposed Treasury Regulation Section 1.704-1(b)(4)(xii)(c) or any successor provision or guidance.

Section 7.7          Tax Allocations.

(a)         The income, gains, losses, deductions, and credits of the Company will be allocated, for federal, state, and local income tax purposes, among the Unitholders in accordance with the allocation of such income, gains, losses, deductions, and credits among the Unitholders for computing their Capital Accounts; except that, if any such allocation is not permitted by the Code or other applicable law, then the Company's subsequent income, gains, losses, deductions, and credits will be allocated among the Unitholders so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)        Items of Company taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Unitholders in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c)         If the Book Value of any Company asset is adjusted pursuant to the requirements of Treasury Regulation Section 1.704-1(b)(2)(iv)(e) or (f) subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d)         Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Unitholders according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(e)          Allocations pursuant to this Section 7.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unitholder's Capital Account or Unit of Profits, Losses, Distributions, or other Company items pursuant to any provision of this Agreement.

(f)         The Tax Matters Partner may, but shall not be obligated to, elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Code Section 754 (provided that, notwithstanding anything to the contrary in this Agreement, unless otherwise directed in writing by the CABO Investor, the Tax Matters Partner shall file an election pursuant to Code Section 754 (and any similar or comparable election under state or local law) for the Company's Taxable Year that includes the date on which the CABO Investment was made).

Section 7.8         Payments Attributable to a Unitholder.  If the Company is required by law to make any Tax payment that is specifically attributable to a Unitholder or a Unitholder's status as such (including any federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business or other taxes and including pursuant to the Partnership Tax Audit Rules (including the portion of any imputed underpayment allocable to a Unitholder pursuant to the terms of this Agreement)), then such Unitholder shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses).  The Company may pursue and enforce all rights and remedies it may have against each Unitholder under this Section 7.8, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to 10% per annum, compounded as of the last day of each year (but not in excess of the highest rate per annum permitted by law) and shall be entitled to deduct and offset any amounts owed to the Company by a Unitholder hereunder from amounts otherwise payable or distributed to such member.  The obligations hereunder shall survive the winding up or dissolution of the Company.

Section 7.9          Tax Returns. The Company shall prepare and file (or cause to be prepared and filed) all necessary federal and state income tax returns (including any amendments thereof) of the Company and each of its Subsidiaries, including making the elections described in Section 7.11 and including (for the avoidance of doubt) each IRS Form 1065 (or similar state or local Tax return or filing) for the Company (collectively, "Income Tax Returns").  Each Unitholder shall furnish to the Company all pertinent information in its possession relating to Company operations that is reasonably necessary to enable the Company's income tax returns to be prepared and filed. The Company shall provide to the CABO Investor estimates of the Company's income and loss allocations among the Unitholders (the "Estimated Allocations") for each Taxable Year with respect to which an Income Tax Return is filed after the date hereof. Such Estimated Allocations shall be provided to the CABO Investor as soon as reasonably practical after the close of each Taxable Year but in no event later than by February 18th of the year immediately following the end of the applicable Taxable Year and the Company shall provide the CABO Investor with reasonable assistance in its review (including by providing copies of relevant work papers if requested) and consider in good faith any comments, and accept all reasonable comments, provided by the CABO Investor and the parties shall work in good faith to resolve any disputes with respect to the Estimated Allocations and all such disputes shall be resolved by March 5 following the end of the applicable Taxable Year. The Company shall provide a draft of each Income Tax Return to be filed after the date hereof to the CABO Investor for its review reasonably in advance of filing (which, with respect to any Income Tax Return of the Company, shall be no less than 30 days prior to such filing) and shall not file any Income Tax Return of the Company without the prior written consent of the CABO Investor, not to be unreasonably withheld, conditioned or delayed. The Company and the CABO Investor shall attempt in good faith to resolve any disputes related to any Income Tax Return prior to the due date therefor (including extensions) and if they are unable to do so, such dispute shall be referred for resolution to an independent nationally recognized accounting firm mutually selected by the Company and the CABO Investor (a "Tax Arbiter"); provided, that all final Income Tax Returns shall be consistent with the Estimated Allocations as agreed by the Company and the CABO Investor. To the extent reasonably requested by CABO, the Company shall provide, or shall cause to be provided, to CABO for its review copies of any non-income Tax returns or filings of the Company or any of its Subsidiaries.

Section 7.10        Tax Information.  The Company shall use reasonable best efforts to deliver or cause to be delivered, within 75 days after the end of each Taxable Year, to each Person who was a Unitholder at any time during such Taxable Year all information regarding the Company necessary for the preparation of such Person's United States federal and state income tax returns.

Section 7.11        Tax Elections.  Except as otherwise provided in this Agreement, the Company shall make any election the Company may deem appropriate.

Section 7.12         Tax Matters Partner.

(a)          GTCR Fund XII/B LP (or an Affiliate so designated by GTCR Management and permissible under the Code and the Treasury Regulations promulgated thereunder) shall be (x) the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code (prior to its amendment by the Partnership Tax Audit Rules) and any comparable provision of state or local tax law and (y) the "partnership representative" as such term is defined under the Partnership Tax Audit Rules for tax periods covered by the Partnership Tax Audit Rules (the "Tax Matters Partner").  Each Unitholder shall execute, certify, acknowledge, deliver, swear to, file and record all documents necessary or appropriate to evidence its approval of this designation.  GTCR Fund XII/B LP is hereby authorized to designate any other Person as the "partnership representative" or name (and the Company shall thereafter appoint) an individual to act as the "designated individual" for each year, and (a) GTCR Fund XII/B LP is authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 7.12, of the GTCR Fund XII/B LP (or any Person selected by the GTCR Fund XII/B LP) as the "partnership representative" or the "designated individual" and (b) each Unitholder agrees to take any such as may be requested by GTCR Fund XII/B LP to ratify or confirm any such designation pursuant to this Section 7.12.  Notwithstanding the foregoing, with respect to each applicable Tax audit, examination or other controversy, unless otherwise consented by the CABO Investor (such consent not to be unreasonably withheld, conditioned or delayed), the Tax Matters Partner shall (and shall cause each "designated individual" to) file each available "push out" election under Code Section 6226 (and any similar election under state or local laws in respect of a state or local Tax audit, examination or other controversy) to the extent permitted by applicable tax law for taxable years beginning on or after January 1, 2018.

(b)          The Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner (and any "designated individual") for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner (or "designated individual") in connection with any administrative or judicial proceeding (a) with respect to the tax liability of the Company and/or (b) with respect to the tax liability of the Unitholders in connection with the operations or activities of the Company.

(c)          Subject to the other provisions of this Agreement (including Section 7.7(f)), the Tax Matters Partner shall, at the expense of the Company, prepare and file all necessary tax returns, and the Company shall make any tax election or adopt any tax position that the Tax Matters Partner may deem appropriate, including any election pursuant to Section 754 of the Code, any elections under Section 704(c) of the Code or under the principles of "reverse" Section 704(c) of the Code regarding any variation between the adjusted basis of property and such property's Book Value. Further, if the Tax Matters Partner determines that an alternative methodology for making allocations described in Section 7.5, Section 7.6, Section 7.7 and Section 10.2 is appropriate and permitted by law (including the Code), the Company shall adopt such methodology selected by the Tax Matters Partner in lieu of the methodology described in such provisions. Each Unitholder shall furnish to the Company all pertinent information in its possession reasonably relating to Company operations that is reasonably necessary to enable the Company's income tax returns to be prepared and filed.

(d)          Notwithstanding the foregoing provisions or any other provision in this Agreement to the contrary, (x) the following shall require the affirmative (separate and written) consent of the CABO Investor (until such time as the Put Option has expired, and thereafter for so long as it remains a 20% Owner), not to be unreasonably withheld, conditioned or delayed, (i) the settlement or resolution of any income tax audit, examination or proceeding (whether administrative or judicial), (ii) any material income tax election (including any election with respect to (or otherwise pursuant to) Code Section 704(c) (including in respect of any "reverse" 704(c) allocations or determinations)), other than any election expressly contemplated by this Agreement (iii) the allocation of any "imputed underpayment" (within the meaning of Code Section 6225 or any similar amount under any similar provision of state or local law) to CABO, (iv) any revocation or rescission of an election filed pursuant to Section 754 of the Code or any similar election under state or local law, in the case of clause (i), (ii) or (iii) to the extent such action would reasonably be expected to have a material and disproportionate adverse effect on CABO and (y) the Tax Matters Partner shall keep the CABO Investor reasonably informed of all material matters relating to, any income tax related audit, examination or proceeding relating to the Company under the Partnership Tax Audit Rules.

Section 7.13         Code Section 83 Safe Harbor Election; Code Section 83(b) Election.

(a)          By executing this Agreement, each Unitholder authorizes and directs the Company to elect to have the "Safe Harbor" described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the "Notice") apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company.  For purposes of making such Safe Harbor election, the Tax Matters Partner is hereby designated as the "partner who has responsibility for federal income tax reporting" by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Partner constitutes execution of a "Safe Harbor Election" in accordance with Section 3.03(1) of the Notice.  The Company and each Unitholder hereby agrees to comply with all requirements of the Safe Harbor described in the Notice, including the requirement that each Unitholder shall prepare and file all federal income tax returns reporting the income tax effects of each interest in the Company issued by the Company covered by the Safe Harbor in a manner consistent with the requirements of the Notice.

(b)          The Company and any Unitholder may pursue any and all rights and remedies it may have to enforce the obligations of the Company and the Unitholders (as applicable) under Section 7.13(a), including seeking specific performance and/or immediate injunctive or other equitable relief from any court of competent jurisdiction (without the necessity of showing actual money damages, or posting any bond or other security) in order to enforce or prevent any violation of the provisions of Section 7.13(a).  A Unitholder's obligations to comply with the requirements of this Section 7.13 shall survive such Unitholder's ceasing to be a Unitholder of the Company and/or the termination, dissolution, liquidation and winding up of the Company, and, for purposes of this Section 7.13, the Company shall be treated as continuing in existence.

(c)        Each Unitholder authorizes the Tax Matters Partner to amend Section 7.13(a) and Section 7.13(b) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to such Unitholder (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

(d)          Except as otherwise determined by the Board, any Unitholder who receives Residual Units that are subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code shall make a timely and effective election under Section 83(b) of the Code with respect to such Units.  The Company and all Unitholders will (i) treat such Units as outstanding for tax purposes, (ii) treat such Unitholder as a member of the Company for U.S. federal income tax purposes with respect to such Units and (iii) file all tax returns and reports consistently with the foregoing (except for non-U.S. federal returns or reports for which a different tax treatment is required by applicable law), and neither the Company nor any of its Unitholders will deduct any amount (as wages, compensation or otherwise) for the fair market value of such Units for U.S. federal income tax purposes.

Section 7.14        Financial Statements and Other Information. The Company shall use commercially reasonable efforts to deliver to each of the GTCR Investors (so long as, together, they are a 20% Owner) and the CABO Investors (so long as the CABO Investors, together, are a 20% Owner):

(a)         as soon as available but in any event within 30 days after the end of each monthly accounting period in each fiscal year, (i) a mutually acceptable monthly reporting package similar in form to the sample provided by the Company to CABO prior to the date hereof, (ii) unaudited consolidated and consolidating statements of income or operations, members' equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such monthly period and for the period from the beginning of the fiscal year to the end of such month, and (iii) unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such monthly period, setting forth for each monthly accounting period in each fiscal year comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP, consistently applied (except for deviations from GAAP approved by the Board and for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the audited financial statements of the Company and its Subsidiaries from prior fiscal years (none of which would, individually or in the aggregate, be material));

(b)         as soon as available but in any event within 90 days after the end of each fiscal year, audited consolidated and consolidating statements of income or operations, members' equity (or the equivalent) and cash flows of the Company and its Subsidiaries for such fiscal year, and audited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year (with such audit to be by an independent accounting firm of regional or national reputation), setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with GAAP (except for deviations from GAAP approved by the Board), consistently applied, and a copy of such auditing firm's annual management letter to the Board (and the Company shall use reasonable best efforts to obtain an unqualified opinion of such auditor on such audit and if obtained shall promptly deliver the same to each Investor);

(c)         the deadlines in clauses (a) and (b) of this Section 7.14 notwithstanding, the Company shall use its commercially reasonable efforts to provide the CABO Investor with any information regarding the Company or its Subsidiaries requested by CABO in order for the CABO Investor to meet all applicable public company reporting requirements, including without limitation those under the Securities Exchange Act of 1934, as amended, and including any such consolidated, consolidating or carve out financial statements of the Company and its subsidiaries as may be necessary to satisfy Rule 3-05 or Rule 3-09 under Regulation S-X or other rules promulgated by the Securities and Exchange Commission, prepared in accordance with GAAP and otherwise in such form and covering such periods as the CABO Investor reasonably deems necessary, and shall use its commercially reasonable efforts to cause the Company's independent accounting firm to provide an unqualified audit opinion or (in the case of interim financial statements) to conduct any SAS 100 review required in connection with the filing of such financial statements with the Securities and Exchange Commission in accordance with the applicable rules of the Securities and Exchange Commission and to provide any consent necessary to such filing, and the Company shall execute and provide such customary representation letters as are necessary in connection therewith.  The CABO Investor shall promptly reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company or any of the Company's Subsidiaries or any of their respective representatives arising out of actions taken in order to comply with this Section 7.14(c); and

(d)          the Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to, provide with reasonable promptness, at the CABO Investor's expense, all cooperation reasonably requested by the CABO Investor in connection with the CABO Investor's arrangement of debt financing, including furnishing customary and reasonably available pertinent financial and other information as the CABO Investor may reasonably request; provided, that (x) such cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries and (y) in no event will the Company or any of its Subsidiaries be required in connection with the cooperation contemplated by this sentence to bear any cost or expense or enter into any definitive agreement or incur any liability in connection with such debt financing. Notwithstanding anything in this Section 7.14(d) to the contrary, in no event shall the Company or any of its Subsidiaries be required to (i) bear any cost or expense, (ii) pay any fee or incur any liability, (iii) make any commitment or agreement effective, (iv) cause or permit any Lien to be placed on any of their respective assets or (v) deliver any legal opinions or "cold comfort" letters. The CABO Investor shall promptly reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company or any of the Company's Subsidiaries or any of their respective representatives arising out of actions taken in order to comply with this Section 7.14(d) and shall indemnify and hold harmless the Company, the Company's Subsidiaries, their respective current and former managers, directors, officers and employees and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any debt financing of CABO or its Subsidiaries and any information used in connection therewith.

Section 7.15         Certain Inspection Rights. The Company shall permit any representatives designated by any Investor that, taken together with its Affiliates that are also Investors, is a 20% Owner, upon reasonable notice, during normal business hours to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate, financial, and other records of the Company and its Subsidiaries and make copies thereof or extracts therefrom, and (iii) consult with the directors, managers, officers, key employees and independent accountants of the Company and its Subsidiaries concerning the affairs, finances and accounts of the Company and its Subsidiaries; provided, however, that with respect to any information that the Company reasonably believes to be in the nature of a trade secret or other competitively sensitive information, that cannot be disclosed to such party under applicable law or under the terms of a binding non-disclosure agreement with a third-party or that is subject to legal privilege, the Company shall not be required to permit such Unitholder or its representatives the inspection, access and information rights described in the foregoing clauses (i)-(iii).  Notwithstanding the above, in any case the CABO Investors shall retain the information rights set forth in this Section 7.15 until such time as the Put Option expires. The presentation of an executed copy of this Agreement by any Investor to the independent accountants of the Company or any of its Subsidiaries shall constitute permission to its independent accountants to participate in discussions with such Investor or its officers, directors, managers, employees, agents or advisors subject to the nondisclosure agreement referenced in the first sentence of this Section 7.15.

Section 7.16         Confidential Information.

(a)         Each Unitholder acknowledges that the information and data obtained by such Unitholder concerning the business, operations, financial condition or affairs of the Company or any of its Subsidiaries ("Confidential Information") are the property of the Company or such Subsidiary. Each Unitholder agrees that subject to the terms of this Section 7.16, it will keep confidential and will not disclose or divulge any Confidential Information obtained from the Company or its Subsidiaries or from any other Unitholder.  Notwithstanding anything in this Section 7.16(a) to the contrary, a Unitholder may disclose Confidential Information (i) to any prospective purchaser of any Units from such Unitholder in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement with a term of no less than 18 months and otherwise on terms not materially less restrictive than the provisions of this Section 7.16(a) and (ii) to any Affiliate, partner, member or related investment fund of such Unitholder and their respective directors, managers, officers, employees, advisors and consultants, in each case in the ordinary course of business, including, in respect of the Investors, in reporting and marketing materials issued by them in the ordinary course of business and in fund reporting materials issued by them and their Affiliates to their respective direct and indirect limited partners (including prospective limited partners) in connection with effecting a capital call, related ordinary course fund reporting and fundraising efforts; provided, that the acts and omissions of any Person to whom such Unitholder may disclose Confidential Information pursuant to clauses (i) and (ii) of this Section 7.16(a) will be attributable to such Unitholder for purposes of determining such Unitholder's compliance with this Section 7.16(a).  This Section 7.16 shall terminate upon the earlier to occur of a Public Offering and a Sale of the Company.

(b)         Notwithstanding anything in Section 7.16(a) to the contrary, in no event shall Confidential Information include any information that (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.16(a) by any Unitholder or its Affiliates), (ii) is or has been independently developed or conceived by any Unitholder or its Affiliates without use of or reference to the Company's Confidential Information or in violation of the terms of this Section 7.16 or (iii) is or has been made known or disclosed to such Unitholder by a third party (excluding an Affiliate of such Unitholder) without a breach of any fiduciary, contractual or legal obligation of confidentiality such third party may have.  In addition, a Unitholder may disclose Confidential Information (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company (provided such advisors are subject to customary obligations or duties of confidentiality), (B) as may be reasonably determined by such Unitholder to be necessary in connection with such Unitholder's enforcement of its rights in connection with this Agreement or its investment in the Company and its Subsidiaries, (C) as may otherwise be required by law or legal, judicial or regulatory process, in connection with any public securities filings by an Investor or its Affiliates or required or requested by any regulatory or self-regulatory authority or examiner, provided that such Unitholder takes reasonable steps to minimize the extent of any required disclosure described in this clause (C) or (D) in accordance with the last sentence of Section C(e) of Schedule B; provided, that the acts and omissions of any Person to whom such Unitholder may disclose Confidential Information pursuant to clause (A) of this sentence will be attributable to such Unitholder for purposes of determining such Unitholder's compliance with this Section 7.16. Each party hereto acknowledges that the Investors and their respective Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its Subsidiaries, and may trade in the securities of such enterprises.  Nothing in this Section 7.16 will preclude or in any way restrict any Investor or any of their respective Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its Subsidiaries, so long as such Investor or Affiliate thereof is not otherwise in breach of the terms of this Section 7.16.

(c)          The Company and the CABO Investor agree that the Confidentiality Agreement, dated as of July 22, 2020, between the Company and the CABO Investor terminated on November 12, 2020; provided, that (i) neither the Company nor the CABO Investor, nor any of their Affiliates, shall be relieved of any liability for any breach thereunder occurring prior to the date hereof and (ii) all Confidential Information under such agreement shall be deemed to be Confidential Information for purposes of this Agreement.

ARTICLE VIII
TRANSFER OF COMPANY INTERESTS

Section 8.1          Transfers by Unitholders.

(a)          No Unitholder shall Transfer any interest in any Units except in compliance with this Article VIII.  Except for Transfers made in compliance with this Agreement, the Senior Management Agreements (to the extent applicable to such Unitholder and/or Units) and the Registration Agreement, subject to Section 8.1(b), no Unitholder shall Transfer, or offer or agree to Transfer, all or any part of any interest in such Person's Units without the prior written consent of the Investors, which consent may be withheld in each of the Investors' discretion.  With the consent of the Investors, a Unitholder may Transfer all or any part of such Person's Units, subject to compliance with this Agreement (including Section 8.1(c)) and any other agreement binding upon the Unitholders which restricts the Transfer of Units (including the Senior Management Agreements).  Notwithstanding the foregoing, subject to Section 8.8, a CABO Change of Control will not constitute a violation of this Section 8.1(a).

(b)          The restrictions set forth in Section 8.1(a) shall not apply to (i) any Transfer of a Unitholder's Units to or among his or her Family Group, (ii) any Transfer of such Person's Units that is an Investor to or among its Affiliates, (iii) any Transfer of such Person's Units held by any Executive to the Company or its Subsidiaries or to the Investors that choose to participate in such Transfer, pro rata, pursuant to the terms of a Senior Management Agreement between the Company and the Executive (notwithstanding the terms of such Senior Management Agreement, this carve-out shall only apply to the extent that each Investor has the opportunity to participate in such Transfer), (iv) after the consummation of a Public Offering by the Company, a Public Sale by an Investor, (v) after the consummation of a Public Offering by the Company, a Public Sale by an Executive expressly permitted by and pursuant to the terms of his or her Senior Management Agreement, (vi) any Transfer pursuant to Schedule B, Schedule C, the Call / Put Merger Agreement, the Short-Form Purchase Agreement or Section 8.9, (vii) subject to Schedule A, any Transfer in connection with a Sale of the Company; and/or (viii) any Transfer to the Company in connection with the transactions contemplated by Section 8.11(e); provided, that the restrictions contained in this Agreement will continue to be applicable to such Person's Units after any Transfer pursuant to clause (i), (ii) or (iii) of this Section 8.1(b) and the Transferee of such Person's Units shall agree in writing to be bound by the provisions of this Agreement in accordance with Section 8.1(c).  Upon the Transfer of such Person's Units pursuant to clause (i), (ii) or (iii) of the previous sentence, the Transferees will deliver a written notice to the Company, which notice will disclose in reasonable detail the identity of such Transferee.  A Transferee permitted pursuant to this Section 8.1(b) who receives a Transfer of Units in accordance with this Agreement shall be referred to herein as a "Permitted Transferee" and shall be deemed a "Substituted Unitholder" under this Agreement.  Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such party's interest in any such Permitted Transferee or (y) by allowing the Transfer of any securities of any entity holding (directly or indirectly) Units.  Notwithstanding anything herein to the contrary, in no event shall Section 8.1(a) apply to any direct or indirect Transfer or issuance of (A) all or any portion of any interest in any GTCR Investor or their direct or indirect equityholders, provided that such GTCR Investor remains a GTCR Fund or an Affiliate of a GTCR Fund, or (B) all or any portion of any interest in the CABO Investor or its direct or indirect equityholders.

(c)        Except as otherwise approved in writing by the Board, each transferee of Units or other interest in the Company shall, as a condition precedent to such Transfer, execute a counterpart to this Agreement pursuant to which such transferee shall agree to be bound by the provisions of this Agreement and the Registration Agreement.

Section 8.2	Effect of Assignment.

(a)          Any Unitholder who shall assign any Units or other interest in the Company shall cease to be a Unitholder of the Company with respect to such Units or other interest and shall no longer have any rights or privileges of a Unitholder with respect to such Units or other interest.

(b)         Any Person who acquires in any manner whatsoever any Units or other interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms and conditions of this Agreement that any predecessor in such Units or other interest in the Company of such Person was subject to or by which such predecessor was bound.

Section 8.3         Restriction on Transfer.  In order to permit the Company to qualify for the benefit of a "safe harbor" under Code Section 7704, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulation Section 1.7704‑1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulation Section 1.7704‑1(h), including the look-through rule in Treasury Regulation Section 1.7704‑1(h)(3)).  Further, no Transfer of any Unit or economic interest shall be permitted if such Transfer would create, in the Board's discretion, a risk that the Company would be treated as a publicly traded partnership within the meaning of Section 7704 of the Code.

Section 8.4          Transfer Fees and Expenses.  The transferor and transferee of any Units or other interest in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable expenses (including attorneys' fees and expenses) of any Transfer or proposed Transfer, whether or not consummated.

Section 8.5          Sale of Blocker Corporation. If any Units or other interests in the Company are owned by any Institutional Holder, directly or indirectly, through a Blocker Corporation, then in connection with any Transfer of Units of the Company or any change of control transaction or liquidity event (including a Sale of the Company, a Public Sale or any transaction in connection with a Public Offering) or if requested by the Investor and consented to by the holders of the Required Interest, the Company shall use commercially reasonable efforts to effect the Transfer of the Units held, directly or indirectly, by any and all such Blocker Corporations through a transfer of equity, debt or options issued by such Blocker Corporation (which represent an indirect beneficial interest in the Units to be transferred), pursuant to which the owners of stock, debt or options issued by such Blocker Corporation shall be entitled to the same consideration for the transfer of such stock, debt or options that such Blocker Corporation would have received if such Blocker Corporation had transferred the Units directly and shall be subject to the same liabilities and obligations as such Blocker Corporation would have been subject to if such Blocker Corporation had transferred the Units directly under and pursuant to the terms of this Agreement. In connection with any Transfer of Units of the Company or in connection with any other change of control transaction or liquidity event (including a Sale of the Company), each Unitholder of the Company other than such Blocker Corporation shall consent to and raise no objections to any Person against, and shall cooperate fully with, any such transfer of shares of equity, debt or options issued by such Blocker Corporation; provided, however, in no event shall any CABO Investor, solely with respect to its role as a Unitholder, be required to indemnify or contribute toward the indemnification of any third party with respect to any representations, warranties or covenants made by or with respect to a Blocker Corporation, Mega Broadband Splitter LP, GTCR Fund XII/C LP or any other Person formed for the purpose through which any GTCR Fund has made an investment in the Company; further provided, however, that the forgoing shall not in any diminish any obligations any CABO Investor may have as a member of Mega Broadband Blocker, LLC.

Section 8.6          Void Transfers.  Any Transfer by any Unitholder of any Units or other interest in the Company in contravention of this Agreement (including the failure of the transferee to execute a counterpart in accordance with Section 8.1(b)) or which would cause the Company to not be treated as a partnership for U.S. federal income tax purposes shall be void and ineffectual and shall not bind or be recognized by the Company or any other party.  No purported assignee shall have any right to any Profits, Losses or Distributions of the Company.

Section 8.7          Call Option.  The CABO Investors shall have a Call Option pursuant to Section B of Schedule B attached hereto and the Investors, the Company and the other Unitholders agree to be bound by and comply with Section B of Schedule B and Schedule C.

Section 8.8          Put Right.  The GTCR Investors shall have a Put Right pursuant to Section C of Schedule B attached hereto and the Investors, the Company and the other Unitholders agree to be bound by and comply with Section C of Schedule B and Schedule C.

Section 8.9          Participation Rights.

(a)          After October 1, 2026, the GTCR Investors shall be permitted to Transfer from time to time all or a portion of the Units held by them, subject to this Section 8.9; provided, that if the Call Option or Put Option was exercised in accordance with this Agreement then the GTCR Investors may not Transfer Units pursuant to this Section 8.9 until such time, if any, as such call or put process, as applicable, is no longer ongoing. Except pursuant to a Transfer pursuant to Article XII or a Transfer to Permitted Transferees pursuant to Section 8.1, at least 15 days prior to any Transfer of Units by one or more of the GTCR Investors (each, a "Transferring Investor"), such Transferring Investor(s) shall deliver a written notice (each, a "Tag-Along Notice") to the Company and the other Unitholders holding the same class of Units that is proposed to be Transferred (as determined as of immediately prior to the date of such notice) (in each such instance, the "Tag-Along Unitholders") specifying in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the Transfer.  The Tag-Along Unitholders may elect to participate in the contemplated Transfer by delivering written notice to each of the Transferring Investors within 7 days after delivery of the Tag-Along Notice.  If any Tag-Along Unitholders have elected to participate in such Transfer, the Transferring Investor(s) and such Tag-Along Unitholders will each be entitled to sell in the contemplated Transfer, at the same price (after accounting for differences based upon the participation thresholds, if any, for such Units) and on the same terms, with respect to each class of Units to be Transferred, a number of Units of such class of Units proposed to be Transferred by the Transferring Investor(s) equal to the product of (i) the number of Units of such class of Units to be sold in the contemplated Transfer, and (ii) the quotient determined by dividing the number of Units of such class of Units owned by such Person by the aggregate number of outstanding Units of such class of Units owned by the Transferring Investor(s) and the Tag-Along Unitholders participating in such sale.  Notwithstanding the foregoing, if the Transferring Investor(s) intends to Transfer Units of more than one class or series, each of the Tag-Along Unitholders electing to participate must participate in all such Transfers (to the extent such Tag-Along Unitholders hold such other class or series).

(b)          The Transferring Investor(s) will use commercially reasonable efforts to obtain the agreement of the prospective Transferee(s) to the participation of the Tag-Along Unitholders in any contemplated Transfer, and the Transferring Investor(s) will not Transfer any of its Units to the prospective Transferee(s) unless (i) the prospective Transferee(s) agrees to allow the participation of the Tag-Along Unitholders or (ii) the Transferring Investor(s) agrees to purchase the number of such class of Units from the Tag-Along Unitholders that the Tag-Along Unitholders would have been entitled to sell pursuant to this Section 8.9(b) (in which case the Transferring Investor(s) shall be entitled to sell such additional number of Units of such class of Units to the prospective Transferee(s)) for the consideration per unit to be paid to the Transferring Investor(s) by the prospective Transferee(s).  Each holder of Units participating in a Transfer pursuant to this Section 8.9 will bear its pro rata share (based on the sale proceeds of Units to be sold) of the costs of such Transfer to the extent such costs are incurred for the benefit of all holders of Units participating in such Transfer and are not otherwise paid by the Company or the acquiring party.  For purposes of this Section 8.9(b), costs incurred in exercising reasonable efforts to take all actions in connection with the consummation of such a Transfer in accordance with this Section 8.9(b)  shall be deemed to be for the benefit of all holders of Units participating in such Transfer.  Costs incurred by holders of Units on their own behalf will not be considered costs of the transaction hereunder.  Each holder of Units participating in such Transfer shall take all Transfer Actions in furtherance of or in connection with the consummation of such Transfer as requested by the Transferring Investor(s).

(c)          None of the following shall constitute Units for any purpose under this Section 8.9: (i) Units issuable upon the exercise of employee options (or similar equity-like incentive shares or units) which have not vested or are otherwise not exercisable; (ii) Units issuable upon the exercise of vested employee options (or similar equity-like incentive shares or units) whose per share or per unit exercise price is more than the price to be paid for such share or unit in such Transfer; (iii) Units whose per share or per unit participation threshold is more than the price to be paid for such share or unit in such Transfer; and (iv) Units that are subject to vesting (i.e., to the extent subject to possible forfeiture or repurchase by the Company at less than Fair Market Value).

(d)          The rights of the Tag-Along Unitholders and obligations of the GTCR Investors in this Section 8.9 will terminate upon the first to occur of (i) the consummation of a Sale of the Company and (ii) the consummation of a Public Offering.

Section 8.10          Sale of the Company.

(a)          Subject to Section F of Schedule B, if the GTCR Investors approve a Sale of the Company (an "Approved Sale"), each other Unitholder shall vote for, consent to and raise no objections against such Approved Sale and in connection therewith shall waive any claims related thereto, including claims relating to the fairness of the Approved Sale, the price paid for such Person's Units in such Approved Sale, the process or timing of the Approved Sale or any similar claims.  Subject to Section F of Schedule B, if the Approved Sale is structured as a (i) merger or consolidation, such Unitholders shall waive any dissenters' rights, appraisal rights or similar rights in connection with such merger or consolidation, or (ii) sale of equity securities, such Unitholders shall agree to sell all of his, her or its Units or rights to acquire Units on the terms and conditions approved by the holders of the Required Interest.  Each Unitholder shall take all Transfer Actions in furtherance of or in connection with the consummation of the Approved Sale as requested by the holders of the Required Interest or the Board including entering into agreements to effectuate the provisions of this Section 8.10.

(b)          If either (i) the Board or (ii) the GTCR Investors and, if prior to the expiration of the Call Period, the CABO Investor enter into a negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the Unitholders (other than any holder who is an "accredited investor" under Rule 501) will, at the request of the Board or the applicable Investors, appoint a purchaser representative (as such term is defined in Rule 501) reasonably acceptable to the applicable Investors.  If any such holder of Units appoints a purchaser representative designated by the applicable Investors, the Company will pay the fees of such purchaser representative, but, if any such holder of Units declines to appoint the purchaser representative designated by the applicable Investors, such holder shall appoint another purchaser representative and be responsible for the fees of the purchaser representative so appointed.

(c)          Each Unitholder will bear its pro rata share (based upon the number of Residual Units to be sold) of the costs of such Approved Sale to the extent such costs are incurred for the benefit of all Unitholders and are not otherwise paid by the Company or the acquiring party.  For purposes of this Section 8.10(c), costs incurred in exercising reasonable efforts to take all actions in connection with the consummation of an Approved Sale in accordance with Section 8.10(a) shall be deemed to be for the benefit of all holders of Units.  Costs incurred by holders of Units on their own behalf will not be considered costs of the transaction hereunder.

(d)          In connection with each Approved Sale, unless otherwise determined by the GTCR Investors, each Unitholder irrevocably constitutes and appoints, and will constitute and appoint, an Investor or any Affiliate of the Investors, in each case, designated by the GTCR Investors (the "Seller Representative") as his, her or its representative, agent and attorney-in-fact with full power of substitution to act and to do any and all things and execute any and all documents on behalf of such Unitholder that may be necessary, convenient or appropriate to facilitate the consummation of the Approved Sale, the administration of and carrying out of the terms of agreements governing such Approved Sale (including giving or agreeing to, on behalf of all or any of the Unitholders, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under the terms of any agreements entered into in connection with such Approved Sale).  This appointment of the Seller Representative is coupled with an interest and shall not be revocable by any Unitholder in any manner or for any reason.  This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law.  The Seller Representative shall not be liable to any Unitholder in its capacity as the Seller Representative for any liability of a Unitholder or for any error of judgment, or any act done or step taken or omitted by it that it believed to be in good faith or for any mistake in fact or law, or for anything which it may do or refrain from doing in connection with the agreements related to such Approved Sale.  The Unitholders shall severally, but not jointly, pro rata in accordance with their respective proceeds from such Approved Sale, indemnify and hold harmless, the Seller Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to the Seller Representative's service as the Seller Representative.  Notwithstanding the foregoing, for so long as the CABO Investors, together, are a 20% Owner, the Seller Representative shall not have authority to represent or bind any CABO Investor.

(e)          In the event of a Sale of the Company, each Unitholder shall receive in exchange for the Units held by such Unitholder and sold in such Sale of the Company the same portion of the aggregate consideration from such Sale of the Company that such Unitholder would have received if such aggregate consideration had been distributed by the Company pursuant to the terms of Section 4.1 (but assuming, for purposes of this determination, that the Unitholders sold in such Sale of the Company are the only Units then outstanding).  Each holder of Units shall take all necessary or desirable actions in connection with the distribution of the aggregate consideration from such Sale of the Company as requested by the Board in order to effectuate the provisions of this Section 8.10.

(f)          Notwithstanding anything in this Section 8.10, for so long as the CABO Investor holds Units, without the prior written consent of the CABO Investor, no Unitholder shall have any obligations under this Section 8.10 with respect to an Approved Sale unless (i) they are not required to make or provide representations, warranties, covenants, indemnities and agreements that differ in any material respect form those being made by the GTCR Investors (and the CABO Investor if such Investor has approved such Sale of the Company) is making or providing in connection with the Approved Sale, (ii) all representations, warranties, covenants and indemnities shall be made by the Investors and each other Unitholder severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by each Investor and each Unitholder, in each case in an amount not to exceed the aggregate proceeds received by such Investor or Unitholder in connection with the Approved Sale, and (iii) no CABO Investor is required to agree to a non-competition covenant.

Section 8.11	Issuance of New Securities.

(a)          Offer to Qualified Holders.  If, after the date hereof, the Company authorizes the issuance or sale of any New Securities to any Person, the Company shall, as provided in this Section 8.11, offer to sell to each holder of at least 2% of the outstanding Residual Units who is an "accredited investor" as defined under Rule 501 of Regulation D of the Securities Act (each, a "Qualified Holder") such Qualified Holder's Pro Rata Allotment of such New Securities.  Each Qualified Holder shall be entitled to purchase all or any portion of such Qualified Holder's Pro Rata Allotment of such New Securities on economic terms that are at least as favorable as the economic terms for such New Securities that are to be offered to such Person; provided, that if such Person acquiring the New Securities are also required to purchase other securities of the Company, the Qualified Holders exercising their rights pursuant to this Section 8.11 shall also be required to purchase the same strip of securities (on at least as favorable economic terms and conditions) that such Person is required to purchase.  For purposes of this Agreement, a Qualified Holder's "Pro Rata Allotment" shall mean the quotient determined by dividing (i) the number of Class B Units held by such Qualified Holder at such time, by (ii) the sum of the number of Class B Units then issued and outstanding at such time; provided, that if a Class B Unit is subject to vesting and has not vested, then each such Class B Unit shall be excluded from any determination of Pro Rata Allotment as described in the foregoing clauses (i) and (ii) of this Section 8.11(a).

(b)          Issuance Notice.  At least 15 days prior to any issuance by the Company of any New Securities to any Person, the Company shall give written notice (each, an "Issuance Notice") to each Qualified Holder specifying in reasonable detail the total amount of New

Securities to be issued, the purchase price thereof, the other material terms and conditions of the issuance and such Qualified Holder's Pro Rata Allotment of the New Securities.  In order to exercise such holder's purchase rights hereunder, each Qualified Holder must, within 10 days after the Issuance Notice has been given, give written notice to the Company describing such holder's election to purchase all or any portion of the amount of New Securities available for purchase by such Qualified Holder.  If after sending an Issuance Notice the Company elects not to proceed with the issuance or sale contemplated thereby, any elections made by the Qualified Holders to participate in such offering shall be deemed rescinded.

(c)          Issuance Closing.  The Company shall sell, and each Qualified Holder electing to participate in such issuance shall purchase, the amount of New Securities determined pursuant to this Section 8.11 elected to be purchased by such Person at the Company headquarters' office either, at the option of the Company, (i) on the 15th day after the Issuance Notice (or if such 15th day is not a business day, then on the next succeeding business day) or (ii) simultaneously with (and, if specified by the Company, as a part of) the closing of, the issuance of New Securities to the participating Persons (in each such instance, the "Issuance Closing").  At the Issuance Closing, each participating Qualified Holder will pay the purchase price payable for the New Securities offered to such Person hereunder in cash by wire transfer of immediately available funds to an account designated by the Company and will make customary investment representations to the Company.

(d)          Unsubscribed New Securities.  If all New Securities offered in the Issuance Notice are not elected to be purchased or acquired as provided in Section 8.11(a), then notwithstanding any provision of Section 5.3, the Company shall, during the fifteen (15) day period following the expiration of the periods provided in Section 8.11(b), offer the remaining unsubscribed portion of such New Securities to the Unitholders that have subscribed for their full Pro Rata Allotment of such New Securities on a pro rata basis in accordance with their relative Pro Rata Allotments, at the price and on the terms specified in the Issuance Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to all Unitholders.

(e)          Alternative Process.  Notwithstanding anything to the contrary herein, in lieu of offering any New Securities to the Qualified Holders at the time such New Securities are offered to any Person, the Company may comply with the provisions of this Section 8.11 by making an offer to sell to the Qualified Holders such New Securities promptly after a sale to such Person is effected.  In such event, for all purposes of this Section 8.11 the portion of such New Securities that each Qualified Holder shall be entitled to purchase hereunder shall be determined by taking into consideration the actual amount of New Securities sold to such Person so as to achieve the same economic effect as if such offer would have been made prior to such sale.

(f)          Termination.  The provisions of this Section 8.11 will terminate upon the first to occur of (i) the consummation of a Sale of the Company and (ii) the consummation of a Public Offering.

ARTICLE IX
ADMISSION OF UNITHOLDERS

Section 9.1          Substituted Unitholders.  In connection with the Transfer of a Company Interest of a Unitholder permitted under the terms of this Agreement (including pursuant to Section 8.1(a)) and the other Transaction Documents, the transferee shall become a Substituted Unitholder on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with or waiver of the conditions to such Transfer (unless one of the conditions to such Transfer is that Board or Unitholder consent is required for the admission of such transferee, in which case such consent must first be obtained), including executing counterparts of, and become a party to, this Agreement and the other Transaction Documents to which the transferor Unitholder was a party, and such admission shall be shown on the books and records of the Company.

Section 9.2          Additional Unitholders.  A Person may be admitted to the Company as an Additional Unitholder only as contemplated under, and in compliance with, the terms of this Agreement, including furnishing to the Board (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, including the power of attorney granted in Section 13.1, and (b) such other documents or instruments as may be necessary or appropriate to effect such Person's admission as a Unitholder (including counterparts or joinders to all applicable Transaction Documents).  Such admission shall become effective on the date on which the Board determines in its discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

Section 9.3         Optionholders.  Except as set forth in this Agreement, no Person that holds securities (including options, warrants or rights) exercisable, exchangeable, or convertible into Units shall have any rights with respect to such Units until such Person is actually issued Units upon such exercise, exchange, or conversion and, if such Person is not then a Unitholder, is admitted as a Unitholder pursuant to Section 9.2.

ARTICLE X
DISSOLUTION AND LIQUIDATION

Section 10.1        Dissolution.  The Company shall not be dissolved by the admission of Additional Unitholders or Substituted Unitholders, or by the death, retirement, expulsion, bankruptcy or dissolution of a Unitholder.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)          subject to Section F of Schedule B, at any time by the approval of the Board or the holders of the Required Interest; or

(b)         the entry of a decree of judicial dissolution or an administrative dissolution of the Company under Section 18‑802 of the Delaware Act.

Except as otherwise set forth in this Article X, the Company is intended to have perpetual existence.  An Event of Withdrawal shall not cause a dissolution of the Company and the Company shall continue in existence subject to the terms and conditions of this Agreement.

Section 10.2          Liquidation and Termination.

(a)          On dissolution of the Company, the Board shall act as liquidator or may appoint one or more representatives or Unitholders as liquidator.  The liquidator shall proceed diligently to wind up the affairs of the Company, sell all or any portion of the Company assets for cash or cash equivalents as they deem appropriate, and make final distributions as provided herein and in the Delaware Act.  The costs of liquidation shall be borne as a Company expense.  Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board.  The liquidator shall pay, satisfy, or discharge from Company funds all of the debts, liabilities, and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine) and shall promptly distribute the remaining assets to the holders of Units in accordance with Section 4.2 (if applicable), as if the Company's Taxable Year closed immediately prior to such distribution, and then in accordance with Section 4.1.

(b)          Any non-cash assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Section 7.5 and Section 7.6.  After taking into account such allocations, it is anticipated that each Unitholder's Capital Account will be equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2.

(c)          If any Unitholder's Capital Account is not equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2, Profits and Losses for the Taxable Year in which the Company is dissolved shall be allocated among the Unitholders in such a manner as to cause, to the extent possible, each Unitholder's Capital Account to be equal to the amount to be distributed to such Unitholder pursuant to this Section 10.2.  In making the distributions pursuant to this Section 10.2, the liquidator shall allocate each type of asset (i.e., cash, cash equivalents, securities, etc.) among the Unitholders ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such Unitholder.  Any such distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidator deems reasonable and equitable and (y) the terms and conditions of any agreement governing such assets (or the operation thereof or the holders thereof) at such time.

(d)          The distribution of cash and/or property to a Unitholder in accordance with the provisions of this Section 10.2 constitutes a complete return to the Unitholder of its Capital Contributions and a complete distribution to the Unitholder of its interest in the Company and all the Company's property and constitutes a compromise to which all Unitholders have consented within the meaning of the Delaware Act.  To the extent that a Unitholder returns funds to the Company, it has no claim against any other Unitholder for those funds.

Section 10.3        Cancellation of Certificate.  On completion of the distribution of Company assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Board (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled, and take such other actions as may be necessary to terminate the Company.  The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.3.

Section 10.4          Reasonable Time for Winding Up.  A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.5          Return of Capital.  The liquidator shall not be personally liable for the return of Capital Contributions or any portion thereof to the Unitholders (it being understood that any such return shall be made solely from Company assets).

ARTICLE XI
VALUATION

Section 11.1          Determination.  Subject to Section 11.2(a), the Fair Market Value of the assets of the Company or of a Company Interest will be determined by the Board (or, if pursuant to Section 10.2, the liquidator) in its good faith judgment in such manner as its deems reasonable and using all factors, information and data deemed to be pertinent.  With respect to any valuation of the assets of the Company for purposes of Section 4.7 or for purposes of determining the Fair Market Value of any non-cash Capital Contribution, for fifteen (15) business days before becoming final, the CABO Investor shall have the right to review the Fair Market Value determination of the Board.  If the CABO Investor does not submit any written objections to the Board regarding the calculation of Fair Market Value during such 15 business day period then such calculation shall become final. If, however, the CABO Investor timely submits such objections then the CABO Investor and the Board shall work in good faith to resolve such disputes. Following thirty (30) days of good faith efforts between the CABO Investor and the Board to resolve any dispute regarding such Fair Market Value determination, if such dispute remains unresolved then the Board and the CABO Investor shall engage a mutually acceptable nationally recognized investment banker who shall establish such Fair Market Value.

Section 11.2          Fair Market Value.

(a)          "Fair Market Value" of (i) a specific Company asset will mean the amount that the Company would receive in an orderly all-cash sale of such asset (free and clear of all Liens and after payment of all liabilities secured only by such asset) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale); and (ii) the Company will mean the amount that the Company would receive in an orderly all-cash sale of all of its assets and businesses as a going concern (free and clear of all Liens and after payment of indebtedness for borrowed money) in an arms-length transaction with an unaffiliated third party consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (assuming that all of the proceeds from such sale were paid directly to the Company other than an amount of such proceeds necessary to pay transfer taxes payable in connection with such sale, which amount will not be received or deemed received by the Company).

(b)          After a determination of the Fair Market Value of the Company is made as provided above, the Fair Market Value of a Unit will be determined by making a calculation reflecting the cash Distributions that would be made to the Unitholders in accordance with this Agreement in respect of such Unit if the Company were deemed to have received such Fair Market Value in cash and then distributed the same to the Unitholders in accordance with the terms of this Agreement incident to the liquidation of the Company after payment to all of the Company's creditors from such cash receipts other than payments to creditors who hold evidence of indebtedness for borrowed money, the payment of which is already reflected in the calculation of the Fair Market Value of the Company and assuming that all of the convertible debt and other convertible securities were repaid or converted (whichever yields more cash to the holders of such convertible securities) and all options to acquire Units (whether or not currently exercisable) that have an exercise price below the Fair Market Value of such Units were exercised and the exercise price therefor paid.

(c)          Except as otherwise provided herein or in any agreement, document or instrument contemplated hereby, any amount to be paid under this Agreement by reference to the Fair Market Value shall be paid in full in cash, and any Unit being transferred in exchange therefor will be transferred free and clear of all Liens.

ARTICLE XII
CHANGE IN BUSINESS FORM; MERGER

Section 12.1          Incorporation of the Company.

(a)          Subject to Section 5.3, the Board may, in order to facilitate a public offering of securities of the Company, or for other reasons that the Board deems in the best interests of the Company and/or its Unitholders, cause the Company to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the Company, subject to the Company's liabilities, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the Unitholders on a pro rata basis, (ii) conversion of the Company into a corporation pursuant to §18‑216 of the Delaware Act (or any successor section thereto), (iii) Transfer by each Unitholder of Units held by such Unitholder to one or more corporations in exchange for shares of such corporation(s) (including by merger of the Company into a corporation) or (iv) causing a corporation to be admitted as a member of the Company, with such corporation purchasing interests in the Company from the Company or the Unitholders (as determined by the Board) with the proceeds of a public offering of the corporation's stock and, in connection therewith, each Unitholder agrees to the Transfer of its Units in accordance with the terms of exchange as provided by the Board and further agrees that as of the effective date of such exchange any Unit outstanding thereafter which shall not have been tendered for exchange shall represent only the right to receive a certificate representing the number of shares of such corporation(s) as provided in the terms of such exchange.

(b)          In connection with any such reorganization or exchange as provided above in this Article XII, the Board may determine what securities or other property the Units of each class will be converted to or exchanged for in such reorganization or exchange; provided that each Unitholder of a particular class of Units shall receive the same form of securities and/or other property and the same amount of securities and/or other property per Unit of such class (except as necessary (i) in the case of Class A Units, to account for differences in the amount of yield accrued on such Units since their respective dates of issuance, and (ii) in the case of Class C Units, to give effect to the applicable Participation Threshold of each such Class C Unit, in each case, as determined by the Board) and if any holders of a class of Units are given an option as to the form and amount of securities to be received, each holder of such class of Units shall be given the same option.  In connection with any such transaction as provided above, if any holder of Class C Units would not be entitled to receive any portion of such Distribution as a result of the Participation Threshold applicable to such Class C Units, then such Class C Units shall, unless otherwise determined by the Board, be cancelled in such transaction for no consideration.

(c)          The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such incorporation transaction or other transaction under this Article XII, including any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable.  It is the intent of the Unitholders that the conversion of the Company into corporate form and the conversion or reorganization of any of the Company's operating divisions, whether currently existing or existing in the future, into corporate form are part of the Unitholders' original investment decision with respect to the Units of the Unitholders.  In connection with any such reorganization or change, no Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such reorganization or exchange.  Further, each Unitholder shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such reorganization or change (including in the case of any Management Unitholder, executing an agreement with the successor entity providing for the continued vesting of, and repurchase rights respecting, any equity securities issued in respect of unvested Units in form and substance similar to the provisions and restrictions with respect to vesting and repurchase rights set forth in any Senior Management Agreement or similar agreement, as the case may be).

(d)          If any interests in the Company are owned by any Institutional Holder, directly or indirectly through Blocker Corporation, any Public Offering shall, if requested by such Institutional Holder and consented to by the holders of the Required Interest (which consent may be withheld in such holders' sole discretion), be structured by using such Blocker Corporation as the vehicle for the Public Offering, by merging such Blocker Corporation into the vehicle used for the Public Offering, by causing such Blocker Corporation to become a subsidiary of the vehicle used for the Public Offering, or through another structure that is tax-efficient for such Institutional Holder with respect to the Blocker Corporation, and each Unitholder of the Company other than such Blocker Corporation shall consent to and raise no objections to, and cooperate fully with, any such structure used for the Public Offering. In connection with any Public Offering conducted using a structure described in the immediately preceding sentence, the owners of equity, debt or options issued by such Blocker Corporation shall be entitled to the same consideration (whether in the form of cash, publicly-traded property, non-publicly-traded property, or any combination thereof) that the Blocker Corporation would have received had it participated in the Public Offering in the same manner as the other Unitholders of the Company.

(e)          In the event that the Board or the holders of the Required Interest approve an initial Public Offering, the holders of Units shall take all necessary or desirable actions requested by the Board or the holders of the Required Interest in connection with the consummation of such Public Offering, including consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights with respect to any reorganization or recapitalization of the Company pursuant to the terms of Article XII and compliance with the requirements of all laws and regulatory bodies that are applicable or that have jurisdiction over such Public Offering.

Section 12.2          Conversion to Limited Partnership.  Without limiting the generality of the foregoing, the Board may at any time, if the Board deems it in the best interests of the Company and/or its Unitholders, effect a conversion of the Company into a limited partnership pursuant to §18‑216 of the Delaware Act (or any successor section thereto) provided that no Person that is a Unitholder immediately prior to such conversion shall be a general partner of such limited partnership without such Person's prior written consent which may be granted or withheld in such Person's sole discretion.  It is the intent of the Unitholders that the possibility of a conversion of the Company into a limited partnership is part of the Unitholders' original investment decision with respect to their respective Units.  No Unitholder shall have the right or power to veto, vote for or against, amend, modify or delay any such conversion.  Further, each Unitholder shall execute and deliver any documents and instruments and perform any additional acts that may be necessary or appropriate, as determined by the Board, to effectuate and perform any such conversion.

Section 12.3          Merger Generally.  Subject to Section 5.3, the Company may, with the approval of the Board and the holders of the Required Interest and without the need for any further act, vote or approval of any Unitholder or class or group of Unitholders, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18‑209(a) of the Delaware Act), regardless of whether the Company or such other entity is the survivor.  If a merger is used as a means of effecting the intent of Section 12.1(a) of this Agreement, then the provisions of that Section shall instead apply to such transaction.  Section 18‑210 of the Delaware Act (entitled "Contractual Appraisal Rights") shall not apply or be incorporated into this Agreement and the Unitholders hereby waive any rights under such section of the Delaware Act.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1          Power of Attorney.

(a)          Each Unitholder (other than the GTCR Investors and the CABO Investor) hereby constitutes and appoints each member of the Board and the liquidator, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his or its name, place and stead, to execute, swear to, acknowledge, deliver, file, and record in the appropriate public offices (i) this Agreement, all certificates, and other instruments and all amendments (in the manner set forth herein) thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (ii) all instruments which the Board deems appropriate or necessary to reflect any amendment, change, modification, or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents which the Board deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal, or substitution of any Unitholder pursuant to Article III and Article IX.

(b)          The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency, or termination of any Unitholder and the Transfer of all or any portion of his or its Company Interest and shall extend to such Unitholder's heirs, successors, assigns, and personal representatives.

Section 13.2          Amendments.

(a)          Subject to Section 13.2(b) and Section 13.2(c), any provision of this Agreement may be amended, modified or waived if, but only, if such amendment or modification is in writing and is approved in writing by the holders of the Required Interest.

(b)          Notwithstanding Section 13.2(a) but subject to Section 13.2(c), if an amendment, modification or waiver of this Agreement:

(i)           would alter or change Schedules A, B or C hereto, or would be deemed material to the CABO Investors in any respect, such amendment, modification or waiver shall not be effective without the prior written consent of the CABO Investor for so long as the Put Option remains outstanding and/or the CABO Investor is a 20% Owner;

(ii)         would alter or change the special rights hereunder of a Unitholder or group of Unitholders specifically granted such special rights by name, such amendment or modification shall not be effective against such Unitholder or group of Unitholders (as the case may be) without the prior written consent of such Unitholder or, in the case of a group of Unitholders, the holders of at least a majority of the Units held by such group of Unitholders; or

(iii)         would alter or change the powers, preferences or special rights hereunder of the holders of a class of Units (holders of such class, the "Subject Unitholders") so as to affect them materially and adversely different than the holders of any other class of Units, such amendment or modification shall not be effective against the Subject Unitholders without the prior written consent of the holders of at least a majority of such class of Units held by the Subject Unitholders.

(c)          The provisions of Section 13.2(a) and Section 13.2(b) shall not apply to any amendments or modifications of this Agreement otherwise expressly permitted by this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 13.3          Remedies.  Each Unitholder and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any law.  Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

Section 13.4          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, executors, permitted successors and permitted assigns, who, upon acceptance thereof, shall, without further action, be (a) entitled to enforce the applicable provisions and enjoy the applicable benefits hereof and (b) bound by the terms and conditions hereof.

Section 13.5        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

Section 13.6        Opt-in to Article 8 of the Uniform Commercial Code.  The Units shall be securities governed by Article 8 of the Uniform Commercial Code of the State of Delaware (and the Uniform Commercial Code of any other applicable jurisdiction).

Section 13.7        Notice to Unitholder of Provisions.  By executing this Agreement, each Unitholder acknowledges that it has actual notice of (a) all of the provisions hereof (including the restrictions on the transfer set forth herein), and (b) all of the provisions of the Certificate.

Section 13.8         Counterparts.  This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

Section 13.9          Jurisdiction; Venue; Service of Process.

(a)          Each Unitholder irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the "Court of Chancery") or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the "Delaware Federal Court") or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the foregoing collectively, the "Chosen Courts"), for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Unitholder further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Unitholder's respective address set forth in the Company's books and records or such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party shall be effective service of process in any action, suit or proceeding in the Chosen Courts with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each Unitholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such Chosen Courts has been brought in an inconvenient forum.

(b)         The GTCR Investors and the CABO Investors shall first attempt to resolve any controversy, dispute or claim arising out of, relating to, or in connection with this Agreement or any related agreement, document or obligation, including any challenge regarding its or their existence, validity, operation or termination (each, a "Dispute") through good faith negotiations.  Except in the case of claims seeking equitable relief (e.g., a temporary restraining order or specific performance), no lawsuit or other proceeding shall be brought by or on behalf of the GTCR Investors or the CABO Investor for a period of thirty business days following the delivery of written notice of such Dispute to all other interested parties. All offers, conduct and statements, whether oral or in writing, made in the course of the negotiation of any Dispute by any of the parties or their respective Affiliates, directors, managers, officers, employees, agents, experts or representatives shall be deemed confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation.

Section 13.10          Descriptive Headings; Interpretation.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.  The use of the word "including" in this Agreement shall be by way of example rather than by limitation.  Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof.  Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification.  Wherever required by the context, references to a Fiscal Year or Taxable Year shall refer to a portion thereof.  The use of the words "or," "either," and "any" shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.  Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole discretion, unless another standard is expressly set forth herein or therein.

Section 13.11       Applicable Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 13.12        Mutual Waiver of Jury Trial.  Because disputes arising in connection with complex transactions are most quickly and economically resolved by an experienced and expert person and the parties hereto wish applicable state and federal laws to apply (rather than arbitration rules), the parties hereto desire that their disputes be resolved by a judge applying such applicable laws.  Therefore, to achieve the best combination of the benefits of the judicial system and of arbitration, each party to this agreement hereby waives all rights to trial by jury in any action, suit, or proceeding brought to resolve any dispute between or among any of the parties hereto, whether arising in contract, tort, or otherwise, arising out of, connected with, related or incidental to this agreement and/or the transactions contemplated hereby.

Section 13.13       Addresses and Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when (a) delivered personally to the recipient, (b) sent to the recipient by reputable express courier service (charges prepaid), (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or (d) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Chicago, Illinois time on a business day, and otherwise on the next business day.  Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company's books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.  Any notice to the Board or the Company shall be deemed given if received by the Board at the principal office of the Company designated pursuant to Section 2.7.

Section 13.14          Creditors.  None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company's Profits, Losses, Distributions, capital, or property other than as a secured creditor.  Notwithstanding anything to the contrary herein, no Unitholder, Manager or Officer shall have any duty (including any fiduciary duty), or any liability for breach of duty (including any fiduciary duty), to any creditor of the Company.

Section 13.15          Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 13.16          Further Action.  The parties hereto shall execute and deliver all documents, provide all information, and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.17          Offset.  Whenever the Company is to pay any sum to any Unitholder or any Affiliate or related person thereof, any amounts that such Unitholder or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

Section 13.18          Entire Agreement.  This Agreement, those documents expressly referred to herein, the other documents of even date herewith, and the other Transaction Documents embody the complete agreement and understanding among the parties hereto. This Agreement supersedes and preempts any prior understandings, agreements, or representations, including the Original Agreement, the A&R Agreement, the Second A&R Agreement and the Securityholders Agreement, dated October 2, 2017, by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way. Immediately upon the execution of this Agreement by holders of the Required Interest, this Agreement shall be binding and enforceable upon each Unitholder, regardless of whether such Unitholder has consented to or executed this Agreement.

Section 13.19          Electronic Delivery.  This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile, portable document format (.pdf), or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties hereto.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 13.20          Survival.  Section 3.9, Section 6.1, Section 6.2, Section 6.3, Section 6.6, Section 6.9 and Section 7.8 shall survive and continue in full force in accordance with its terms notwithstanding any termination of this Agreement or the dissolution of the Company.

Section 13.21         Certain Acknowledgments.  Upon execution and delivery of a counterpart to this Agreement or a joinder to this Agreement, each Unitholder shall be deemed to acknowledge to the GTCR Investors as follows: (a) the determination of such Unitholder to acquire Units in connection with this Agreement or any other agreement has been made by such Unitholder independent of any other Unitholder and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company and its Subsidiaries which may have been made or given by any other Unitholder or by any agent or employee of any other Unitholder, (b) no other Unitholder has acted as an agent of such Unitholder in connection with making its investment hereunder and that no other Unitholder shall be acting as an agent of such Unitholder in connection with monitoring its investment hereunder, (c) each of the GTCR Investors and the Company have retained Kirkland & Ellis LLP in connection with the transactions contemplated hereby and expect to retain Kirkland & Ellis LLP as legal counsel in connection with the management and operation of the investment in the Company and its Subsidiaries, (d) Kirkland & Ellis LLP is not representing and will not represent any other Unitholder in connection with the transaction contemplated hereby or any dispute which may arise between the GTCR Investors and/or the Company, on the one hand, and any other Unitholder, on the other hand, (e) such Unitholder will, if it wishes counsel on the transactions contemplated hereby, retain its own independent counsel, and (f) Kirkland & Ellis LLP may represent the GTCR Investors (or any of their Affiliates) and/or the Company in connection with any and all matters contemplated hereby (including any dispute between the GTCR Investors or the Company, on the one hand, and any other Unitholder or the Company, on the other hand) and the Company and such Unitholder waives any conflict of interest in connection with such representation by Kirkland & Ellis LLP.  Except as otherwise expressly agreed by Kirkland & Ellis LLP in writing, no subsequent attorney/client or other relationship between Kirkland & Ellis LLP and a Unitholder (other than the GTCR Investors and their Affiliates) shall give such Unitholder a right to object to Kirkland & Ellis LLP's continuing role as counsel to the Company, the GTCR Investors or any of their respective Affiliates, including on the basis that Kirkland & Ellis LLP has represented the Company.  It is intended that Kirkland & Ellis LLP shall be entitled to obtain enforcement of this Section 13.21, and this Section 13.21 shall be treated as a supplement to, and not a substitution or replacement for, any other waiver, consent or other agreement provided to Kirkland & Ellis LLP by any Person.

Section 13.22          Legend.  Each certificate issued after the date hereof evidencing Units and each certificate issued in exchange for or upon the Transfer of any Unitholder's Unit shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (THE "LLC AGREEMENT") DATED AS OF DECEMBER 20, 2024 AMONG THE ISSUER OF SUCH SECURITIES (THE "COMPANY") AND CERTAIN OF THE COMPANY'S UNITHOLDERS, AS AMENDED.  A COPY OF SUCH LLC AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST."

The legend set forth above shall be removed from the certificates evidencing any securities which cease to be Units.

*          *          *          *          *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Third Amended and Restated Limited Liability Company Agreement as of the date first above written.

MEGA BROADBAND INVESTMENTS HOLDINGS LLC

By:	/s/ Andrew Parrott
	Name:	Andrew Parrott
	Its:	Chief Executive Officer

GTCR FUND XII/B LP

By:	GTCR Partners XII/B LP
Its:	General Partner

By:	GTCR Investment XII LLC
Its:	General Partner

By:	/s/ Mark Anderson
	Name:	Mark Anderson
	Title:	Authorized Signatory

MEGA BROADBAND SPLITTER LP

By:	GTCR Partners XII/B LP
Its:	General Partner

By:	GTCR Investment XII LLC
Its:	General Partner

By:	/s/ Mark Anderson
	Name:	Mark Anderson
	Title:	Authorized Signatory

GTCR CO-INVEST XII LP

By:	GTCR Investment XII LLC
Its:	General Partner

By:	/s/ Mark Anderson
	Name:	Mark Anderson
	Title:	Authorized Signatory

MEGA BROADBAND BLOCKER, INC.

By:	/s/ Cameron Rouzer
	Name:	Cameron Rouzer
	Title:	Vice President and Secretary

Signature Page to Third A&R LLCA

CABLE ONE, INC.

By:	/s/ Todd M. Koetje
	Name:	Todd M. Koetje
	Its:	Chief Financial Officer

Signature Page to Third A&R LLCA

Schedule A
List of Matters Requiring Investors Consent

(a)          make any acquisition of any entity or business(es) having, immediately prior to such acquisition, in excess of $10,000,000 of EBITDA for the trailing 12-month period for which financial reporting is available immediately prior to such acquisition, individually or in the aggregate with any other acquisitions (whether by a purchase of assets, purchase of securities, merger or otherwise);

(b)          sell or dispose of any entity or business, whether by a sale of assets, sale of securities, merger or otherwise (other than sales or dispositions of inventory, assets or systems (i) in the ordinary course of business and consistent with past practice or (ii) producing annualized cash flow not to exceed $50,000 individually or $500,000 in the aggregate);

(c)          enter into a Sale of the Company or, except in connection with a transaction permitted under clause (a) of this Schedule A above, enter into any merger, reorganization, recapitalization, or reclassification of equity securities or similar transaction involving the Company; provided, that the consent of the Investors shall not be required for any merger, reorganization, recapitalization, or reclassification of equity securities or similar transaction solely among the Company and/or its Subsidiaries;

(d)         incur indebtedness for borrowed money if after giving pro forma effect thereto and to the use of the proceeds thereof the Total Net Leverage Ratio is greater than 6.25 to 1.0, other than indebtedness under, or permitted by, any existing credit facility of the Company and its Subsidiaries;

(e)          waive any non-competition, non-solicitation or non-hire covenant obligations of any member of the executive management of the Company or its Subsidiaries; provided, that the Board shall be permitted to waive all or any portion of any such covenant for areas outside of the Restricted Area;

(f)          (i) issue any Equity Securities in consideration for the acquisition by the Company or any of its Subsidiaries of securities or assets or in connection with any joint venture or similar arrangement or (ii) issue to any officers, managers, directors, employees or other service providers of the Company or its Subsidiaries any Equity Securities having a value at the time of issuance of $5,000,000 or more in the aggregate of all such issuances;

(g)         repurchase or make distributions on any Equity Securities of the Company (other than (i) the Distributions made in connection with the 2024 Transactions, any Distribution of CTI Proceeds and any Tax Distributions made in accordance with this Agreement, (ii) repurchases of Equity Securities issued under and in accordance with the terms of any Senior Management Agreement or employee benefit plan, (iii) Distributions in connection with a Sale of the Company, (iv) distributions by Subsidiaries to the Company or another Subsidiary and repurchases between or among the Company and its Subsidiaries and (v) Distributions in accordance with Section 4.1 or of proceeds of any indebtedness incurred in compliance with clause (d) above);

(h)          convert the Company into a corporation including in connection with a Public Offering or convert the Company into a limited or general partnership;

(i)          conduct a Public Offering;

(j)          prior to October 1, 2026, enter in to, renew or otherwise extend any contract containing a Restrictive Covenant (other than (i) Restrictive Covenants that expire prior to April 1, 2023 or (ii) video service, programming and retransmission consent agreements); provided, that CABO may not unreasonably withhold, condition or delay its approval of any matter covered by this clause (j);

(k)          change the Company's fiscal year;

(l)          make an election for the Company to be taxed in a manner different than how the Company is being taxed as of the date hereof;

(m)          enter into or establish any severance, retention, transaction, change in control, or equity or equity-based compensation plan, policy, arrangement or agreement (except in the ordinary course of business consistent with past practice);

(n)          establish, sponsor or incur any liability with respect to any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (iii) any benefit plan, policy, arrangement or agreement that provides post-termination or retiree medical or other welfare benefits to any person for any reason (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code at the sole expense of such person); or

(o)          enter into or amend any collective bargaining agreement; provided, that CABO may not unreasonably withhold, condition or delay its approval of any matter covered by this clause (o).

In addition to and not in lieu of the provision of Section 1.1, capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

"Company Business" means owning and operating cable television, internet and voice systems and revenue-generating business in respect thereof that provide, directly or indirectly through one or more Franchises or Licenses, as applicable, cable television, high speed data, voice over Internet protocol ("VOIP"), High Speed Internet Services, data center, hosting, Wireless Internet Services and other similar services to customers.

"EBITDA" means, with respect to a target business under clause (a) in this Schedule A, earnings before interest, taxes, depreciation and amortization, as determined in accordance with GAAP.

"Restricted Area" means (i) all zip codes currently served by CABO or a CABO Entity (the "Cable One Service Area"), (ii) all counties bordering on the Cable One Services Area and (iii) the geographic areas set forth on Schedule 1 to this Schedule A.

"Restrictive Covenant" shall mean (i) any non-competition covenant restricting the ability of the company to conduct the Company Business in any portion of the Restricted Area, (ii) any material covenant providing "most favored nation" treatment or any similar rights to a third party, (iii) any material covenant providing any third party with a right of first refusal or a right of first offer with respect to any business opportunity of any nature or (iv) any non-solicitation of employees or non-hire covenant, in each case that would apply to CABO or any of its Subsidiaries upon the acquisition by CABO, directly or indirectly, of a majority of the equity interests of the applicable Company or Subsidiary.

"Total Net Leverage Ratio" shall, for so long as the Credit Agreement is in effect, have the meaning ascribed to the term "Consolidated Total Net Leverage Ratio" in the Credit Agreement or any successor credit agreement, and if such term is no longer referenced in the Credit Agreement or any successor credit agreement, or if there is no Credit Agreement or successor credit agreement at such time, shall have the meaning ascribed to such term in the Credit Agreement as of the date hereof.

Schedule 1 to Schedule A

Hot Springs, AR
Kilgore, TX
Victoria, TX
Payson, AZ
Pine Bluff, AR
Searcy, AR
Vicksburg, MS
Tahlequah, OK
Anna / Melissa, TX
Tyler, TX
Longview, TX

Schedule B
Call Option and Put Right

Section A. Certain Definitions. In addition to and not in lieu of the provisions of Section 1.1, capitalized terms used but not otherwise defined in this Agreement shall have the following meanings:

"2024-2 Incremental Term Loans" has the meaning set forth in the Credit Agreement.

"Additional Debt Financing" means the 2024-2 Incremental Term Loans, borrowed by one or more Subsidiaries of the Company pursuant to the Credit Agreement on December 18, 2024, in a principal amount equal to the Loan Amount.

"Advance" shall have the meaning ascribed thereto in the LTIP.

"Aggregate Advance Amount" means an amount equal to $[***], which is an amount equal to the aggregate Advances outstanding pursuant to the LTIP as of the date hereof.

"Aggregate Net LTIP Payment" means an amount equal to (i) the aggregate Bonus Amounts that would be payable to the Participants pursuant to the LTIP if a Distribution equal to (x) the Loan Amount plus (y) the CTI Proceeds Amount plus (z) the Non-Financed Payment were made to the Unitholders of the Company pursuant to Section 4.1(a) as if the Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor) were the only Units of the Company then outstanding (disregarding, for such purposes, any vesting conditions on the payment of such Bonus Amount contingent upon a Sale of the Company) minus (ii) the Aggregate Advance Amount.

"Applicable Distribution" shall have the meaning ascribed thereto in the LTIP.

"Bonus Amount" shall have the meaning ascribed thereto in the LTIP.

"Cash Equivalents" shall have the meaning ascribed to such term in the Credit Agreement as of the date hereof.

"CABO Change of Control" means any transaction or series of related transactions pursuant to which any Person or group of Persons in the aggregate acquire(s) (i) the common stock or other equity securities of Cable One, Inc. possessing the voting power to elect members of the board of directors which, in the aggregate, control a majority of the votes on the board of directors or (ii) a majority of Cable One, Inc.'s assets determined on a consolidated basis (in each case, whether by merger consolidation, reorganization, combination, sale or transfer of assets, sale or transfer of Cable One, Inc.'s common stock or other equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise).

"Call / Put Merger Agreement" means an agreement and plan of merger in substantially the form attached hereto as Exhibit B-2.

"Consolidated EBITDA Amount" an amount equal to the Company's Consolidated EBITDA for the twelve-month period ended June 30, 2025, as approved by the Board.

"Consolidated EBITDA" shall have the meaning ascribed to such term in the Credit Agreement as of the date hereof; provided, that, notwithstanding anything to the contrary under the Credit Agreement or any treatment thereunder, Advances under the LTIP will not be considered operating expenses and will not otherwise be deducted in the calculation of Consolidated EBITDA.

"Consolidated Total Net Indebtedness" shall have the meaning ascribed to the term "Consolidated Funded Indebtedness" in the Credit Agreement as of the date hereof, less the amount of (x) unrestricted cash and Cash Equivalents and (y) cash and Cash Equivalents restricted in favor of the Administrative Agent (as defined in the Credit Agreement) (without duplication) of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP (as defined in the Credit Agreement as in effect on the date hereof), in each case, calculated as of June 30, 2025.

"Credit Agreement" means that certain Credit Agreement, dated as of November 12, 2020 by and among the Northland Cable Television, Inc. and Northland Cable Properties, Inc., as the borrowers, Eagle Broadband Investments, LLC, Mega Broadband Investments Intermediate I, LLC, Vyve Broadband Investments, LLC, Mega Broadband Investments LLC, Mega Acquisition Holdings, Inc., the other Guarantors (as defined therein) from time to time party thereto, each Lender (as defined therein) from time to time party thereto, each L/C Issuer (as defined therein) party thereto and Truist Bank, as Administrative Agent (as defined therein) and Collateral Agent (as defined therein), as the same may be amended or modified from time to time in accordance with its terms, including by the Fourth Amendment to the Credit Agreement, dated as of December 18, 2024.

"Date of Notice Delivery" means the date on which a Call Exercise Notice or a Put Exercise Notice is timely delivered to the GTCR Investors and the Company or to the CABO Investor, as applicable.

"Interest Expense" means an amount equal to the sum of (i) the amount of interest that would hypothetically accrue on a loan amount equal to the Loan Amount at a rate equal to the prevailing rate of interest on the Initial Term Loans (as defined in the Credit Agreement as in effect on the date hereof) under Section 2.08 of the Credit Agreement (as such rate may fluctuate or change from time to time, including pursuant to an amendment to, restatement of or other modification to the Credit Agreement) as such interest would compound under the Credit Agreement, during the period beginning December 18, 2024 and ending on June 30, 2025, plus (ii) if, for any portion of the period beginning December 18, 2024 and ending on June 30, 2025, the Applicable Rate (as defined in the Credit Agreement as in effect on the date hereof) is set at “Pricing Level 1” (as used in the definition of “Applicable Rate” in such Credit Agreement), the amount of interest that would hypothetically accrue on the Initial Term Loans (other than the 2024-2 Incremental Term Loans) and any actual borrowings under the Revolving Credit Facility (as defined in the Credit Agreement as in effect on the date hereof), in each case, at a rate equal to 0.25% per annum as such interest would compound under the Credit Agreement, in each case, to the extent such Initial Term Loans and borrowings are outstanding during such portion of such period.

"Loan Amount" means $100,000,000.

"Net Loan Amount" means an amount equal to (i) the Loan Amount minus (ii) the Aggregate Net LTIP Payment.

"Option Price" means an amount equal to (i) the aggregate Distributions in cash that would be made to the Non-CABO Investor Units (including for this purpose (a) any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and (b) applicable payments under the LTIP) in accordance with Section 4.1(a) of this Agreement if the Company were deemed to have received the Option Price Total Equity Value in cash and then distributed all of the same to the Unitholders and Participants in accordance with Section 4.1(a) of this Agreement and the LTIP minus (ii) the amount of the Non-Financed Payment and the Loan Amount (clause (i) minus clause (ii), the "Non-Discounted Option Price"); provided, however, that if the closing of the exercise of the Call Option or the Put Right, as applicable, occurs prior to October 1, 2026, the Option Price shall be an amount equal to the net present value of the Non-Discounted Option Price calculated as of the date that the consummation of the exercise of the Put Right or the Call Option, as applicable, actually occurs, where: (i) the Non-Discounted Option Price is discounted from October 1, 2026 to such date of consummation and (ii) the discount rate is equal to a 12% annual rate. For the avoidance of doubt, in no event may the Option Price be less than $0.

"Option Price Enterprise Value" means an amount equal to (i) the Consolidated EBITDA Amount, multiplied by (ii) [***].

"Option Price Total Equity Value" means an amount equal to (i) the Option Price Enterprise Value minus (ii) the Consolidated Total Net Indebtedness, plus (iii) the Loan Amount, plus (iv) the Interest Expense, plus (v) the Recap Fees and Expense Amount.

"Participant" shall have the meaning ascribed thereto in the LTIP.

"Recap Fees and Expense Amount" means an amount equal to $[***].

"Specified Insolvency Event" means the occurrence of any of the following: (i) CABO (or any of its material Subsidiaries) makes a general assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating CABO (or any of its material Subsidiaries) bankrupt or insolvent; (iii) any order for relief with respect to CABO (or any of its material Subsidiaries) is entered under the Federal Bankruptcy Code; (iv) CABO (or any of its material Subsidiaries) petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator for it or of any substantial part of the assets of CABO (or any of its material Subsidiaries), or CABO (or any of its material Subsidiaries) commences any proceeding relating to CABO (or any of its material Subsidiaries) under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against CABO (or any of its material Subsidiaries) and (x) the same is approved or consented to by CABO (or any of its material Subsidiaries) or (y) the same is not dismissed or stayed within sixty (60) days after the commencement thereof.

Section B.  Call Option.

(a)          The CABO Investor shall have the right (but not the obligation) (such right, the "Call Option") to purchase from the Unitholders all (but not less than all) of the outstanding Units not already held by the CABO Investor (other than any such Units held directly or indirectly by a Blocker Corporation) (such units, the "Non-CABO Investor Units") and all (but not less than all) of the outstanding equity securities of any Blocker Corporation not already held by the CABO Investor (such equity securities, the "Non-CABO Investor Blocker Interests") for an aggregate amount equal to the Option Price (with the Option Price to be further allocated among the Unitholders and Participants in accordance with the applicable provisions of this Agreement and the Call / Put Merger Agreement and the LTIP) pursuant to this Section B. If the CABO Investor wishes to exercise the Call Option, it shall deliver an irrevocable written notice of such determination (the "Call Exercise Notice") to the Company and the GTCR Investors during the period beginning on the date that the financial statements for the Company for the period ending June 30, 2025 have been delivered to the GTCR Investors and the CABO Investors, and ending on the date on which the GTCR Investors deliver a Put Exercise Notice and not before or after such period (such period, the "Call Period"). Once the Call Period has ended the Call Option shall terminate and shall no longer be exercisable.

(b)          Within 20 business days following the delivery of a timely Call Exercise Notice, the Company shall deliver to the CABO Investor a statement showing the Company's good faith calculations of the Consolidated EBITDA Amount, the Option Price Enterprise Value, the Consolidated Total Net Indebtedness and the resulting Option Price Total Equity Value, including in each case reasonable detail with respect to the computation of each element thereof (the "Option Price Statement"). For illustrative purposes only, an example Option Price Statement is attached hereto as Exhibit B-1. If the CABO Investor has any objections to the calculations set forth in the Option Price Statement, the CABO Investor shall deliver to the Company and the GTCR Investors a statement setting forth such objections (an "Option Price Objections Statement"). If an Option Price Objections Statement is not delivered to the Company and the GTCR Investors within 20 business days after delivery of the Option Price Statement to the CABO Investor, the calculations set forth on the Option Price Statement shall be final, binding, and non-appealable by the parties hereto, absent manifest computational error. If an Option Price Objections Statement is delivered by the CABO Investor, the Company, the GTCR Investors and the CABO Investor shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 20 business days after the delivery of the Option Price Objections Statement, then the parties shall submit such dispute to a nationally-prominent accounting or valuation firm with experience in the resolution of the type of disputes contemplated by this Section B, which does not have a material conflict of interest with respect to the Company, the GTCR Investors or the CABO Investor and which is reasonably acceptable to the GTCR Investors and the CABO Investor (the "Valuation Firm"). Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Consolidated EBITDA

Amount, the Option Price Enterprise Value, the Consolidated Total Net Indebtedness and the resulting Option Price Total Equity Value, calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B-1. The parties will cooperate with the Valuation Firm prior to and during the term of its engagement, including by executing a customary engagement letter, and the Valuation Firm will be instructed to deliver a final resolution in writing to the parties within 20 business days of engagement. The determination of the Consolidated EBITDA Amount, the Option Price Enterprise Value, the Consolidated Total Net Indebtedness and the resulting Option Price Total Equity Value calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

(c)          Upon and following delivery of a Call Exercise Notice, the Company and the Investors shall take all actions set forth on Schedule C and shall work in good faith to promptly finalize the Call / Put Merger Agreement in respect of the Call Option in accordance with the terms of this Section B and Schedule C. The closing of the exercise of the Call Option shall occur in accordance with the terms set forth in the Call / Put Merger Agreement and Schedule C. An exercise of the Call Option pursuant to this Section B shall be deemed an "Approved Sale" under this Agreement.

Section C. Put Right.

(a)          The GTCR Investors shall have the right (but not the obligation) (such right, the "Put Right") to require the CABO Investor to purchase from all Unitholders (other than the CABO Investor) all (but not less than all) of the Non-CABO Investor Units and Non-CABO Investor Blocker Interests for an aggregate amount equal to the Option Price (with the Option Price to be further allocated among the Unitholders and Participants in accordance with the applicable provisions of this Agreement and the Call / Put Merger Agreement and the LTIP) in accordance with this Section C. If the GTCR Investors wish to exercise the Put Right, they shall deliver an irrevocable written notice of such determination (the "Put Exercise Notice") to the CABO Investor and the Company at any time on or following January 1, 2026 until termination of the Put Right (such period, the "Put Period"). If the Put Right has been exercised and is not consummated solely due to a Regulatory Failure, the Put Right shall terminate and the GTCR Investors shall have no further right to exercise the Put Right.

(b)          Within 20 business days following the delivery of a timely Put Exercise Notice, the Company shall deliver to the CABO Investor an Option Price Statement. If the CABO Investor has any objections to the calculations set forth in the Option Price Statement, the CABO Investor shall deliver to the Company and the GTCR Investors an Option Price Objections Statement. If an Option Price Objections Statement is not delivered to the Company and the GTCR Investors within 20 business days after delivery of the Option Price Statement to the CABO Investor, the calculations set forth on the Option Price Statement shall be final, binding, and non-appealable by the parties hereto, absent manifest computational error. If an Option Price Objections Statement is delivered by the CABO Investor, the Company, the GTCR Investors and the CABO Investor shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within 20 business days after the delivery of the Option Price Objections

Statement, then the parties shall submit such dispute to the Valuation Firm. Any further submissions to the Valuation Firm must be written and delivered to each party to the dispute. The Valuation Firm shall make a final determination of the Consolidated EBITDA Amount, the Option Price Enterprise Value, the Consolidated Total Net Indebtedness, and the resulting Option Price Total Equity Value, calculated with reference to such amounts to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement and on Exhibit B-1. The parties will cooperate with the Valuation Firm prior to and during the term of its engagement, including by executing a customary engagement letter, and the Valuation Firm will be instructed to deliver a final resolution in writing to the parties within 20 business days of engagement. The determination of the Consolidated EBITDA Amount, the Option Price Enterprise Value, the Consolidated Total Net Indebtedness and the resulting Option Price Total Equity Value calculated with reference thereto, shall become final and binding on the parties on the date the Valuation Firm delivers its final resolution in writing to the parties.

(c)          Upon and following delivery of a Put Exercise Notice, the Company and the Investors shall take all actions set forth on Schedule C and shall work in good faith to promptly finalize the Call / Put Merger Agreement in respect of the Put Right in accordance with the terms of this Section C and Schedule C. The closing of the exercise of the Put Right shall occur in accordance with the terms set forth in the Call / Put Merger Agreement and Schedule C; provided, however, that the closing of the exercise of the Put Right (the "Put Right Closing") shall  not occur prior to October 1, 2026 (the "Inside Date") unless the CABO Investor elects (by delivery of written notice to the Company and the GTCR Investors at least 10 days prior to such Put Right Closing) to cause the Put Right Closing to occur on an earlier date, in which case the Put Right Closing shall occur on such date (but subject to the satisfaction, deemed satisfaction or waiver of the conditions set forth in Section 1 of Schedule C). An exercise of the Put Right pursuant to this Section C shall be deemed an "Approved Sale" under this Agreement.

(d)          In connection with the exercise and consummation of the Put Right in this Section C or the Call Option in Section B, each Unitholder (other than the CABO Investor) irrevocably constitutes and appoints the GTCR Investor Representative as such Unitholder's representative, agent and attorney-in-fact with full power of substitution to act and for any and all things and execute any and all documents on behalf of such Unitholder that may be necessary, convenient or appropriate to facilitate the consummation of the Call Option or Put Right, as applicable, including the power (i) to give and receive all notices and communications to be given or received under the Call / Put Merger Agreement and to receive service of process in connection with any claims under the Call / Put Merger Agreement, including service of process in connection with arbitration; (ii) to make decisions on behalf of the Unitholders with respect to any such transaction, including regarding the determination of the Option Price, (iii) to receive funds, make payments of funds, and give receipts for funds or to receive funds for the payment of expenses of the Unitholders or to deposit such funds in such accounts as the GTCR Investor Representative deems appropriate and apply such funds in payment for such expenses; (iv) to establish and maintain such reserves as the GTCR Investor Representative deems necessary to satisfy any obligations or expenses of the Unitholders; and (v) to take all actions which under this Agreement may be taken by or required of any Unitholder and to do or refrain from doing any further act or deed, or enforcing any right or remedy, on behalf of the Unitholders which the GTCR Investor Representative deems necessary or appropriate in its sole discretion relating to such transactions as fully and completely as such Unitholder could do if personally present. The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the GTCR Investor Representative or any Unitholder for any purpose of U.S. federal or state law, including federal or state income tax purposes. Neither the GTCR Investor Representative nor any of its Affiliates owes any fiduciary or other duty to any Unitholder. This appointment of the GTCR Investor Representative is coupled with an interest and shall not be revocable by any Unitholder in any manner or for any reason. This power of attorney shall not be affected by the death, illness, dissolution, disability, incapacity or other inability to act of the principal pursuant to any applicable law. The GTCR Investor Representative shall not in its capacity as the GTCR Investor Representative be liable to any Unitholder for any liability of a Unitholder or for any error of judgment made in good faith, or any act done or step taken or omitted by the GTCR Investor Representative in good faith or for any mistake in fact or law, or for anything which the GTCR Investor Representative may do or refrain from doing in connection with the exercise and consummation of the Call Option or Put Right, as applicable. The Unitholders shall severally, but not jointly, pro rata in accordance with their respective proceeds from the exercise and consummation of the Call Option or Put Right, as applicable, indemnify and hold harmless, the GTCR Investor Representative from any and all losses, liabilities and expenses (including the reasonable fees and expenses of counsel) arising out of or related to such Person's service as the GTCR Investor Representative.

(e)          The CABO Investor will provide the GTCR Investors with written notice of the execution of a definitive agreement related to a potential CABO Change of Control no later than four business days after the execution of such agreement and four days prior notice of the consummation of any CABO Change of Control. During the 30 days following receipt of either such written notice, the GTCR Investors will have the right to exercise the Put Right effective immediately (whether or not the Put Period is then in effect) (the "CABO Change of Control Put Right"). The CABO Change of Control Put Right will be on the same terms and conditions and subject to the same procedures as the Put Right set forth in this Section C; provided, however, that (notwithstanding anything to the contrary in Schedule C) the closing of the exercise of the CABO Change of Control Put Right shall be conditioned upon the consummation of a CABO Change of Control and shall occur three business days after the satisfaction of the closing conditions set forth in the Call / Put Merger Agreement and this Agreement (which closing may occur prior to October 1, 2026). In the event the closing of the exercise of the CABO Change of Control Put Right under the foregoing provisions would occur prior to the date on which the Consolidated EBITDA Amount may be calculated, the closing of the CABO Change of Control Put Right shall be deferred and occur once the Consolidated EBITDA Amount may be calculated and the Option Price Total Equity Value has been finally determined in accordance with Section C(b) of this Schedule B (and for the avoidance of doubt, subject to the satisfaction, deemed satisfaction or waiver of the conditions set forth in Section 1 of Schedule C). The Company shall use reasonable best efforts to cooperate with the CABO Investor in connection with the consummation of any CABO Change of Control, including providing diligence materials reasonably requested by the CABO Investor for distribution to a potential buyer.

Section D. Trigger Events.

(a)          In the event that either the CABO Investor exercises the Call Option or the GTCR Investors exercise the Put Right and (i) (y) the CABO Investor materially breaches its obligations or covenants in this Schedule B, Schedule C or the Call / Put Merger Agreement or any other obligation or covenant in this Agreement relating to the Call Option or the Put Right, including the CABO Investor's failure to consummate the closing of the exercise of the Call Option or the Put Right if obligated to do so under the terms of this Agreement and the Call / Put Merger Agreement, and (z) if such breach or failure to perform is capable of being cured by the Outside Date, (1) the GTCR Investors have delivered to the CABO Investor written notice of such breach or failure to perform, and (2) such breach remains uncured for a period of thirty (30) days following the delivery of such written notice, or (ii) a Specified Insolvency Event occurs (each of the foregoing, a "Trigger Event"), the following will occur automatically, without any notice or action required on the part of any Person, in addition to and without limiting other remedies at law or in equity:

(i)          The GTCR Investors shall immediately be entitled to approve (without any consent or approval necessary by the CABO Investor), pursue, negotiate and effectuate a Sale of the Company as an Approved Sale, and exercise all rights in connection therewith as set forth in Section 8.10;

(ii)          Notwithstanding anything to the contrary in Section 5.2, the CABO Investor shall immediately lose all rights to appoint any CABO Managers to the Board or any committee thereof and any similar rights with respect to the Company's Subsidiaries, and any CABO Managers then serving on the Board (or any such committees or any designees of the CABO Investor then serving on the governing body of any the Company's Subsidiaries) shall immediately be removed; and

(iii)          The CABO Investor shall no longer have any consent or approval rights under Section 5.8, Schedule A, or Section F of this Schedule B.

(b)          In addition to the foregoing and without limiting any other remedies at law or in equity, in the event that the CABO Investor fails to consummate the closing of the exercise of the Call Option or the Put Right if obligated to do so, the Unitholders holding Non-CABO Investor Units (including for this purpose any Blocker Corporation and Participants) shall be entitled to receive an Option Preference Yield from the Company on their Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor and payments pursuant to the LTIP, as applicable) in accordance with Section 4.1(g)(i).

(c)          In the event that, following a Trigger Event, a Sale of the Company, liquidation or other comparable transaction is consummated (each, an "Alternative Transaction") resulting in the holders of Non-CABO Units (the “Non-CABO Unitholders”), holders of Non-CABO Investor Blocker Interests and Participants receiving less than the Option Price in the aggregate, the GTCR Investors, each other Non-CABO Unitholder, each holder of Non-CABO Investor Blocker Interests and the Company (in the case of the Company, solely for the benefit of the Participants) shall, without limiting any monetary damages and all other rights and remedies available at law or equity, have the right to receive from the CABO Investor an amount equal to (i) the amount in cash that such Person would have received upon the consummation of the exercise of the Call Option or the Put Right, as applicable, minus (ii) the amount of consideration actually received by such Person in such Alternative Transaction (clause (i) minus clause (ii), the “Residual Option Payment Amounts”), and upon receipt of all such Residual Option Payment Amounts from the CABO Investor, the Call Option and the Put Right shall terminate.

Section E. CABO Guarantee. Notwithstanding anything to the contrary in this Agreement or any Transfer by CABO to other CABO Investor entities, CABO shall remain fully liable for the performance of all obligations of the CABO Investor under Section 8.7, Section 8.8, this Schedule B and Schedule C and the payment in full of any amounts required to be paid by the CABO Investor hereunder. CABO shall cause all CABO Investor entities to comply with the terms of Section 8.7, Section 8.8, this Schedule B and Schedule C and hereby guarantees the performance and payment of any and all obligations of the CABO Investor under Section 8.7, Section 8.8, this Schedule B and Schedule C.

Section F. CABO Approval Rights. In addition to, and not in lieu of, the approval rights of the CABO Investor pursuant to Section 5.8 and Schedule A, until the earliest to occur of (i) the occurrence of a Trigger Event, and (ii) the occurrence of a Regulatory Failure, neither the Company nor, in the case of clause (c) below, the Company or the GTCR Investors, will take any of the following actions without the prior written consent of the CABO Investor (other than in connection with the consummation of the exercise of the Put Right and the Call Option):

(a)          make any Distributions (other than Distributions made in connection with the 2024 Transactions, any Distribution of CTI Proceeds and any Tax Distributions made in accordance with this Agreement);

(b)          liquidate or dissolve (other than pursuant to the entry of a decree of judicial dissolution or an administrative dissolution of the Company under Section 18‑802 of the Delaware Act);

(c)          consummate a Sale of the Company or exercise the rights with respect to an Approved Sale pursuant to Section 8.10; or

(d)          issue any Units or Equity Securities that have economic or governance rights that are senior to or more favorable than the Class B Units (for the avoidance of doubt, the issuance of a Unit to a Non-CABO Unitholder which has or may be entitled to any Option Preference Amount, shall not, solely by virtue of such fact, be deemed to be senior to or more favorable than the Class B Units).

Schedule C
Call / Put Covenants

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed under the Call / Put Merger Agreement.

Notwithstanding anything to the contrary set forth in this Schedule C, during the period commencing on the Date of Notice Delivery and ending on the earlier of (i) the Closing Date and (ii) such time as the obligation to consummate the Closing (as defined below) is terminated in accordance with Section 2 of this Schedule C:

1.
Closing Date. The consummation of the Call Option or Put Right, as applicable, and the consummation of the transactions (the "Transactions") contemplated hereby in connection therewith and by the Call / Put Merger Agreement (the "Closing" and the date of the Closing, the "Closing Date") shall be the date that is five (5) business days following the satisfaction, deemed satisfaction or waiver (to the extent permitted by applicable Law (as defined in the CABO Equity Purchase Agreement)) by CABO and, except in the case of clause 1(g) below, the Company at the Closing of the conditions set forth below (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction, deemed satisfaction or waiver at the Closing of those conditions), or on or at such other date as is agreed to in writing by CABO and the Company. At the Closing, each of the parties to the Call / Put Merger Agreement shall execute and deliver such agreement to the other parties thereto.

a. The waiting period applicable to the consummation of the Transactions (and any extension thereof) under the HSR Act shall have expired or been earlier terminated;

b. the LFA Approvals required to be obtained in connection with the Transactions with respect to (i) Franchises that represent, in aggregate, not less than 85% of Unique Customer Relationships in the Systems and (ii) any Franchise that is one of the Company's top 15 Franchises based on the number of Unique Customer Relationships, (A) shall have been received, (B) shall be deemed to have been received in accordance with the Communications Laws or (C) shall not be required by the Communications Laws (including those areas where the business is lawfully operated without a Franchise) or under any applicable Franchise. Solely for purposes of determining the applicable percentage of Unique Customer Relationships under this Schedule C, the parties shall use the number of Unique Customer Relationships in the Systems as of the last day of the month in which the Call Option or Put Right is exercised, calculated on a basis consistent with Section 2.23 of the CABO Equity Purchase Agreement; provided, that this clause (b) shall be deemed to be satisfied and cease to be a condition to the Closing on the date that is 130 days after the Date of Notice Delivery.

c. the regulatory approvals contemplated by Section 2.3(b) of the Call / Put Merger Agreement; provided, that this clause (c) shall be deemed to be satisfied and cease to be a condition to the Closing on the date that is 130 days after the Date of Notice Delivery;

d. any non-governmental third party consents contemplated by Section 2.3(b) of the Call / Put Merger Agreement; provided, that this clause (d) shall be deemed to be satisfied and cease to be a condition to the Closing on the date that is 120 days after the Date of Notice Delivery;

e. Reserved.

f. no Restraints (as defined in the CABO Equity Purchase Agreement) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal; and

g. resignations of the officers of the Company and its Subsidiaries from their positions as such (but not as employees), to the extent requested by CABO.

2.
Termination. This Schedule C may be terminated with respect to a Call Exercise Notice or Put Exercise Notice, as applicable, that has been given and such Transactions contemplated by such notice abandoned at any time prior to the Closing by either of the Company or CABO if the Closing shall not have been consummated on or before the date that is (i) the later of (a) 180 days after the Date of Notice Delivery, and (b) January 24, 2027 (such date, the "Outside Date"); provided, however, that the right to terminate this Schedule C pursuant to this Section 2(i) shall not be available to a Party if the failure of the Closing to have been consummated on or before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Schedule C, or (ii) the later of (a) 360 days after the Date of Notice Delivery and (b) January 24, 2027. In the event of the termination of this Schedule C with respect to a Call Exercise Notice or Put Exercise Notice, as applicable, that has been given, no party shall be relieved or released from any liabilities or damages arising out of any breach of this Schedule C.

3.
Short-Form Purchase Agreement. On the day immediately following the Date of Notice Delivery, CABO, Merger Sub, the Company, Blocker, Blocker Seller and Equityholder Representative shall execute and deliver the purchase agreement (the "Short-Form Purchase Agreement") in the form attached as Exhibit C-1.

4.
Restructuring Transactions. The Company and Splitter shall consummate (at least one day prior to the Closing Date) the transactions set forth below (the "Restructuring Transactions"): Splitter shall liquidate completely and distribute its Company Units to: (i) Blocker, with a value equal to the amount of the cash consideration payable to Blocker Seller pursuant to the Transactions and to (ii) GTCR Partners XII/B LP (the "GP") with a value equal to the amount of the cash consideration, as determined by the GP, that the GP would have been entitled to receive pursuant to the limited partnership agreement of the Splitter if the Splitter had sold an interest in the Company pursuant to the Transactions (without giving effect to the Restructuring Transactions).  Notwithstanding the foregoing, if the Restructuring Transactions would be reasonably likely to result in any "Tax" (as defined in the Company's operating agreement) liability imposed on (or otherwise payable by) Blocker or not result in the anticipated Tax benefits (i.e., a "step-up" in the tax basis in assets of the Company) for CABO or any other Unitholder as a result of any change in law between the date of the Agreement and such restructuring, the parties (including, without limitation, the Company, Blocker, Splitter, CABO and the GP) shall work together in good faith to revise or otherwise change the Restructuring

Transactions in a manner that avoids such Tax liability or loss of Tax benefits; provided, that that the inability to avoid any such Tax liability or loss of Tax benefits shall not relieve any party of its obligations hereunder or under this Agreement or the Call / Put Merger Agreement.

5.
Transaction Expenses Statement. Each of Merger Sub, Blocker, Equityholder Representative and Blocker Seller shall deliver to the Company at least three (3) business days prior to the Closing Date, a statement setting forth the aggregate amount of all Seller Transaction Expenses incurred by such Person or any of its or their respective Affiliates, along with invoices for each such Seller Transaction Expense.

6.	Closing Statement. At least two (2) business days prior to the Closing Date, the Company shall deliver to CABO the Closing Statement and Closing Payment Schedule.

7.	Letter of Transmittal. Prior to the Closing Date, the Company shall provide the Equityholders with a Letter of Transmittal, in the form attached as Exhibit C-2 (the "Letter of Transmittal").

8.	Reasonable Best Efforts; Antitrust Laws.

(a)          Subject to the terms and conditions of this Agreement, following the Date of Notice Delivery, each of the Company, Blocker, Blocker Seller, CABO and Merger Sub shall use their respective reasonable best efforts to (i) cause the Transactions to occur as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws (including with respect to the following in connection with Antitrust Laws: (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions) and (v) obtain all actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority necessary, proper or advisable to consummate the Transactions as soon as practicable in connection with Antitrust Laws. For purposes hereof, "Antitrust Laws" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)          In furtherance and not in limitation of the foregoing: (i) CABO, Merger Sub and the Company agree to (A) make, or cause to be made, appropriate filings of Notification and Report Forms pursuant to the HSR Act and any other required filings under any other Antitrust Laws with respect to the Transactions as soon as practicable (and, with respect to filings under the HSR Act, within ten (10) business days after the Date of Notice Delivery (unless CABO and the Equityholder Representative otherwise agree to a different date)), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 8 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law (including any extensions thereof) as soon as practicable and (ii) each party agrees to, in connection with Antitrust Laws and required filings thereunder, (A) supply as soon as practical any additional information and documentary material that may be required or requested by any Governmental Authority and (B) use its reasonable best efforts to take or cause to be taken all other actions consistent with this Section 8 as necessary to obtain any necessary approvals, consents, waivers, permits, authorizations or other actions or non-actions from each Governmental Authority as soon as practicable. The parties shall cause the filings under the HSR Act to be considered for grant of "early termination," and shall request the equivalent under any other Antitrust Laws.

(c)          Each party hereto shall, in connection with Antitrust Laws and required filings thereunder: (i) promptly notify the other parties hereto of, and if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication to such Person from a Governmental Authority and permit the others to review and discuss in advance (and to consider in good faith any comments made by the others in relation to) any proposed written communication to a Governmental Authority, (ii) keep the others reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the Transactions and (iii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving the other party prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of CABO and the Company may designate any non-public information provided to any Governmental Authority as restricted to "Outside Antitrust Counsel" only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the non-public information.

(d)          In furtherance and not in limitation of the foregoing, but subject to Section 8(f) of this Schedule C, CABO and Merger Sub agree to take, and to cause their respective Subsidiaries to take, promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority so as to enable the parties to close the Transactions as soon as practicable, including committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, (i) the sale, license, holding separate or other disposition of assets or businesses of CABO, the Company or any of their respective Subsidiaries, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of

CABO, the Company or their respective Subsidiaries, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of CABO, the Company or their respective Subsidiaries and (iv) any other action, including agreeing to future behavioral remedies, requested by a Governmental Authority in order to achieve clearance under any Antitrust Law (each, a "Remedial Action"); provided, however, that any Remedial Action involving the Company or any of its Subsidiaries (or any of their respective assets or businesses) shall, unless otherwise consented to by the Company in its sole discretion, be conditioned upon consummation of the Transactions. CABO's obligation to take Remedial Actions shall be unconditional and shall not be qualified by reasonable best efforts.

(e)          In furtherance and not in limitation of the foregoing, but subject to Section 8(f) of this Schedule C, in the event that any litigation or other administrative or judicial action or proceeding is commenced, threatened or is foreseeable challenging any of the Transactions and such litigation, action or proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the Transactions, CABO shall use its reasonable best efforts, including a Remedial Action, to avoid or resolve any such litigation, action or proceeding and each of the parties hereto shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions as promptly as practicable.

(f)          Notwithstanding anything to the contrary herein, nothing in this Agreement, including this Section 8 and the "reasonable best efforts" standard, shall require or be construed to require CABO or any of its Subsidiaries or other Affiliates to take any Remedial Action in connection with Antitrust Laws with respect to or involving CABO or any of its Subsidiaries or assets, in each case solely to the extent owned by CABO or its Subsidiaries as of the date of the CABO Equity Purchase Agreement, to the extent that such action, individually or in the aggregate, would reasonably be expected to be material to CABO and its Subsidiaries, taken as a whole (a "Burdensome Condition").  Without the prior written consent of CABO (which may be withheld for any reason or no reason at all), Blocker, the Company and its Subsidiaries or other Affiliates will not take or agree to take any Remedial Action in connection with Antitrust Laws regardless of whether such action would constitute a Burdensome Condition.

(g)          CABO shall not, nor shall it permit its Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition could reasonably be expected to increase the risk of not obtaining or delaying any applicable clearance, consent, approval or waiver under Antitrust Law with respect to the Transactions.

(h)          For purposes of this Section 8 (other than Section 8(e)) the "reasonable best efforts" of the Company and its Subsidiaries and/or the CABO will not require CABO, the

Company or any of their Subsidiaries or Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to waive or surrender any right, to modify any agreement, to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise suffer any detriment, to obtain any consent required for the consummation of the Transactions, to waive or forego any right, remedy or condition hereunder; provided, that the Company, its Subsidiaries and CABO will be permitted to grant accommodations or concessions regarding any of the foregoing in its sole discretion so long as such accommodations or concessions are paid prior to the Closing Date.

(i)          Without limiting any other provision in this Section 8, CABO and the Company (for purposes of this Section 8(i) only, the "Parties") desire to preemptively agree regarding the scope of their respective obligations in certain potential scenarios that involve a requirement by a Governmental Entity that assets owned by either of the Parties must be divested in order to receive clearance from such Governmental Entity under Antitrust Laws.  The Parties do not currently anticipate that any divestiture of any assets would be required by any Governmental Entity with respect to Antitrust Laws in order to receive clearance therefrom (a "Required Divestiture").  Nevertheless, in light of the possibility of changes in circumstances during the period between the execution date of the CABO Equity Purchase Agreement (the "Effective Date") and the Closing Date (such period, the "Interim Period"), the Parties agree as follows:

(i)          If a Required Divestiture of assets of the Company or any of its Subsidiaries ("MBI Assets") is primarily caused by any provider of cable television, telecommunications services, or broadband Internet access service that either of the Parties owns, directly or indirectly, or has a minority investment in as of the Effective Date, and the nature of such ownership or investment has not changed in a material manner during the Interim Period (for avoidance of doubt, the purchase of a controlling interest in the entity that owns the applicable provider of cable television, telecommunications services, or broadband Internet access service would be a material change, while the purchase of additional equity interests in such entity that do not trigger a change of control would not, on its own, be a material change), (A) CABO and the owners of the Non-CABO Investor Units (the "Selling Unitholders") shall split the proceeds of such Required Divestiture ("Proceeds") pro rata in relation to their ownership of the Company prior to the consummation of the Transactions ("Pro Rata"), (B) CABO and the Selling Unitholders shall split any expenses incurred in relation thereto ("Sale Expenses") Pro Rata, and (C) the Consolidated EBITDA Amount for purposes of determining the Option Price shall be reduced by the amount of such Consolidated EBITDA Amount that was generated by the divested assets.

(ii)          If a Required Divestiture of MBI Assets is primarily caused by any provider of cable television, telecommunications services, or broadband Internet access service purchased or otherwise acquired by CABO during the Interim Period, minority investments made by CABO during the Interim Period or organic growth of CABO during the Interim Period, (A) CABO shall receive the Proceeds, (B) CABO shall pay the Sale Expenses and (C) the Consolidated EBITDA Amount for purposes of determining the Option Price shall include the amount of such Consolidated EBITDA Amount that was generated by the divested assets.

(iii)          If a Required Divestiture of MBI Assets is primarily caused by any provider of cable television, telecommunications services, or broadband Internet access service purchased or otherwise acquired by the Company or any of its Subsidiaries (each a "Company Entity") during the Interim Period, minority investments made by a Company Entity during the Interim Period or organic growth of a Company Entity during the Interim Period, (A) the Selling Unitholders shall receive the Proceeds, (B) the Selling Unitholders shall pay the Sale Expenses and (C) the Consolidated EBITDA Amount for purposes of determining the Option Price shall be reduced by the amount of such Consolidated EBITDA Amount that was generated by the divested assets.

(iv)          If a Required Divestiture of MBI Assets is primarily caused by provider of cable television, telecommunications services, or broadband Internet access service purchased by both CABO and one or more Company Entities during the Interim Period, minority investments made by both CABO and one or more Company Entities during the Interim Period, organic growth of both CABO and one or more Company Entities during the Interim Period or any combination of any of the foregoing (for example the purchase of a cable system by CABO and organic growth by the Company), the Parties shall engage Duff & Phelps, LLC (or, if such Person shall decline or be unable to act, then another reputable arbitrator mutually acceptable to CABO and the Company) (the "Arbitrator") to arbitrate any dispute between the Parties regarding the (A) the fair and equitable allocation of the Proceeds, (B) the fair and equitable allocation of the Sale Expenses and (C) any adjustment to the Option Price (if any) that is a fair and equitable in light of the circumstances of such Required Divestiture. In such event, (1) neither such arbitration nor the outcome thereof will be a condition to the Closing and (2) the Parties will cooperate in good faith with the Arbitrator and use their reasonable best efforts to ensure that the arbitration process is completed prior to the Closing.

(v)          If a Required Divestiture of MBI Assets is primarily caused by events during the Interim Period that are not captured by the scenarios set forth in subsections (i) – (iv) above, the Parties shall engage the Arbitrator to arbitrate any dispute between the Parties regarding the Proceeds, the Sale Expenses or the Option Price applying the principles set forth in this Section 8(i).

(vi)          If a Required Divestiture of CABO assets is triggered, then (A) CABO shall receive the Proceeds, (B) CABO shall pay the Sale Expenses and (C) in the event such Required Divestiture is primarily caused by any provider of cable television, telecommunications services, or broadband Internet access service purchased or otherwise acquired by a Company Entity during the Interim Period, minority investments made by a Company Entity during the Interim Period or organic growth of a Company Entity during the Interim Period, the Parties shall engage the Arbitrator to arbitrate any dispute between the Parties regarding any adjustment to the Option Price (if any) that is a fair and equitable in light of the circumstances of such Required Divestiture.

(vii)          Without limiting subsections (i) – (vi) above, if a Required Divestiture is triggered but the Governmental Entity affords the Parties the opportunity to decide whether MBI Assets or assets of CABO will be divested, or the Parties are otherwise able to obtain clearance by divesting either MBI Assets or assets of CABO, the Parties agree that MBI Assets, not CABO's, will be divested unless otherwise agreed in writing and the treatment of Proceeds, Sale Expenses and the Option Price shall be determined in accordance with subsections (i) – (vi) above without regard to the provisions of this clause (vii).

9.
LFA and Regulatory Approvals. Within 10 days of the Date of Notice Delivery, CABO shall promptly file or cause to be filed, with appropriate cooperation from Merger Sub and the Company, all requests for actions or non‑actions, approvals, consents, waivers, registrations, permits, authorizations or other confirmations required to obtain the LFA Approvals and the regulatory approvals contemplated by Section 2.3(b) of the Call / Put Merger Agreement.

10.
Tail Policy.  The Company may negotiate and purchase, and after the consummation of the transactions contemplated by the Call / Put Merger Agreement, CABO shall, or shall cause the Surviving Company to, maintain in effect, "tail" insurance coverage ("Tail Coverage") with an insurer with the same or better credit rating as the current carrier of the Company as of the Date of Notice Delivery that provides coverage for a period of six (6) years from the Closing with respect to the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the Date of Notice Delivery maintained by the Company and its Subsidiaries covering matters arising on or before the Closing; provided that if the Company does not negotiate and purchase such Tail Coverage prior to the Closing, CABO shall negotiate and purchase such Tail Coverage upon Closing and provide reasonably satisfactory evidence to the Equityholder Representative of the purchase and funding of such Tail Coverage in connection with the Closing.  Such Tail Coverage shall be on terms with respect to coverage and in amounts no less favorable than those of the policies of directors' (or managers') and officers' liability insurance and fiduciary liability insurance in effect as of the Date of Notice Delivery; provided that the premium for such Tail Coverage shall not exceed 250% of the annual premium currently paid by the Company and its Subsidiaries for such insurance in effect as of the Date of Notice Delivery.

11.
280G Cooperation. In the event CABO or the Company determines that any amount could be subject to the excise tax pursuant to Section 280G of the Code, the Company shall, unless otherwise agreed by CABO and the Company, solicit a shareholder vote intended to satisfy the requirements of Section 280G(b)(5) of the Code, such that no portion of the payments could constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code, and CABO shall reasonably cooperate in providing information on any CABO payments that, as of the date of the relevant vote, CABO has determined to make and that may also be considered "parachute payments" under Section 280G of the Code on account of the Transactions.

12.
Merger Sub and the Surviving Company.  CABO shall form Merger Sub and shall take all actions necessary to (a) cause Merger Sub and the Surviving Company to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to enter into the Short-Form Purchase Agreement and Call / Put Merger Agreement and consummate the Merger on the terms and conditions set forth herein and in the Call / Put Merger Agreement. CABO unconditionally guarantees the full and prompt performance by Merger Sub and the Surviving Company, as applicable, of their respective obligations under this Agreement and the Call / Put Merger Agreement.

13.
Disclosure Schedules.  The Company, Blocker Seller and Blocker shall deliver disclosure schedules required pursuant to the Call / Put Merger Agreement to CABO and Merger Sub not less than 5 business days prior to the Closing for CABO's approval, which cannot be unreasonably withheld, conditioned or delayed.

Schedule D
2024 Transactions

Section 1.1          The 2024 Transactions. On or about December 18, 2024, Eagle Broadband Investments, LLC, a Delaware limited liability company and wholly-owned indirect Subsidiary of the Company ("Eagle"), borrowed the Additional Debt Financing. On the date hereof, immediately following the adoption of this Agreement, the following transactions (the "2024 Transactions"), will occur in the following order and in the manner described:

(a)          Additional Debt Financing Distribution; Aggregate Net LTIP Payment.

(i)          The Company shall, using the proceeds of the Additional Debt Financing, cause its Subsidiaries who are the applicable employers of the Participants to pay (net of applicable withholding Taxes) Bonus Amounts to the Participants in an aggregate amount equal to the Aggregate Net LTIP Payment, such amount, for the avoidance of doubt, being determined (solely for such purposes): (x) as though the Loan Amount, the Non-Financed Payment and the CTI Proceeds Amount constituted a single Applicable Distribution under the LTIP in which the Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor) were the only Units of the Company then outstanding, (y) taking into account the Aggregate Advance Amount and (z) disregarding, for such purposes, any vesting conditions on the payment of such Bonus Amounts contingent upon a Sale of the Company. The Bonus Amount payable to each Participant shall be reduced proportionately in respect of the Aggregate Advance Amount in accordance with the terms of the LTIP. For the avoidance of doubt, no other Distribution or payment made in connection with the 2024 Transactions will constitute an Applicable Distribution under the LTIP, and the Participants shall only receive Bonus Amounts in accordance with this Section 1.1(a)(i) of this Schedule D.

(ii)          (x) Eagle shall distribute an amount equal to the Net Loan Amount to Vyve Broadband Investments, LLC, a Delaware limited liability company and Eagle's sole member ("Vyve Broadband"); (y) Vyve Broadband shall distribute the Net Loan Amount to Mega Broadband Investments Intermediate I LLC, a Delaware limited liability company and the sole member of Vyve Broadband ("MBI Intermediate I"); and (z) MBI Intermediate I shall distribute the Net Loan Amount to the Company, its sole Member;

(iii)          The Company shall distribute the Net Loan Amount, in a special Distribution (the "Loan Distribution"), to the Unitholders in accordance with Section 4.1(a), as set forth on Schedule D-1 (the "2024 Transactions Payment Schedule"); provided, that, solely for the purposes of the Loan Distribution, the Loan Distribution shall be distributed as though all Class B Units and Class C Units were vested Class B Units and vested Class C Units, respectively; provided, further, that any Class C Unit with a Participation Threshold greater than zero (0) shall not be entitled to receive any portion of the Loan Distribution (provided, that, for the avoidance of doubt, this Section 1.1(a)(iii) of this Schedule D shall not have any effect on any vesting restrictions for purposes of any subsequent Distributions);

(iv)          Mega Broadband Splitter, LP, a Delaware limited partnership ("Splitter"), shall distribute the proceeds it received from the Loan Distribution to its Partners (as defined in the Splitter LPA) (the "Splitter Loan Distribution"), including Mega Broadband Blocker, LLC, a Delaware limited liability company ("Blocker"), in accordance with the Agreement of Limited Partnership of Splitter (the "Splitter LPA"); and

(v)          Blocker shall distribute the proceeds it received in (x) the Loan Distribution pursuant to Section 1.1(a)(iii) of this Schedule D solely to the CABO Investor in respect of its Class B Units of Blocker and (y) the Splitter Loan Distribution pursuant to Section 1.1(a)(iv) of this Schedule D solely to GTCR Fund XII/C LP, a Delaware limited partnership and unitholder of Blocker ("GTCR Fund C"), in respect of its Class A Units of Blocker (as defined in the Blocker LLCA) (the "Blocker Loan Distribution"), in each case, in accordance with the Amended and Restated Limited Liability Company Agreement of Blocker (the "Blocker LLCA").

(b)          CTI Proceeds Distribution.

(i)          (x) Prior to the date hereof, Eagle has received certain proceeds constituting CTI Proceeds (as defined in the CABO Equity Purchase Agreement) in an amount equal to $[***] (the "CTI Proceeds Amount"), which it shall distribute to Vyve Broadband; (y) Vyve Broadband shall distribute the CTI Proceeds Amount to MBI Intermediate I, and (z) MBI Intermediate I shall distribute the CTI Proceeds Amount to the Company;

(ii)          The Company shall distribute the CTI Proceeds Amount (the "CTI Proceeds Distribution") to the holders of Non-CABO Investor Units (including for this purpose any Units held directly or indirectly by a Blocker Corporation that are not beneficially owned by the CABO Investor in accordance with Section 4.1(f) and the 2024 Transactions Payment Schedule;

(iii)          Splitter shall distribute the proceeds it received from the CTI Proceeds Distribution to its Partners (as defined in the Splitter LPA), including Blocker, in accordance with the Splitter LPA; and

(iv)          Blocker shall distribute the proceeds it received pursuant to Section 1.1(b)(iv) of this Schedule D (which proceeds, for the avoidance of doubt, constitute Class A Proceeds (as defined in the Blocker LLCA)) to its Unitholders (as defined in the Blocker LLCA), in accordance with the Blocker LLCA (which distribution, for the avoidance of doubt, shall be made solely to GTCR Fund C, in respect of its Class A Units of Blocker), as set forth in the 2024 Transactions Payment Schedule.

(c)          Splitter Payment Right Distribution. Prior to the payment by the CABO Investor of the Upfront Payment contemplated by Section 1.1(d)(i) of this Schedule D, Splitter shall, and hereby does, distribute to GTCR Partners XII/B, L.P., a Delaware limited partnership and Splitter's general partner (the "GP"), Splitter's right to receive its portion of the Upfront Payment equal to the amount the GP would receive in a distribution made in accordance with the

Splitter LPA of the proceeds otherwise payable to Splitter in respect of the Non-CABO Investor Units held by Splitter in the Upfront Payment (disregarding, for this purposes, prong (z) of the proviso in Section 1.1(d)(ii) of this Schedule D) (such portion of the Upfront Payment, the "GP Portion").

(d)          Upfront Payment.

(i)          The CABO Investor shall, subject to the payment direction mechanics described in Section 1.2 of this Schedule D, make a payment to the holders of Non-CABO Investor Units (other than Blocker and Splitter (in the case of Splitter, solely as a result of the distribution to the GP of the right to receive the GP Portion pursuant to Section 1.1(c) of this Schedule D that Splitter otherwise would have received pursuant to this Section 1.1(d)(i) of this Schedule D), GTCR Fund C (as the only holder of Non-CABO Investor Blocker Interests) and the GP (in the case of the GP, solely in respect of Splitter's right to receive the GP Portion that was distributed to the GP pursuant to Section 1.1(c) of this Schedule D), in an aggregate amount equal to the sum of (x) $250,000,000 (the "Non-Financed Payment"), plus (y) the proceeds received by the CABO Investor in the Loan Distribution pursuant to Section 1.1(a)(iii) of this Schedule D, plus (z) the proceeds received by the CABO Investor in the Blocker Loan Distribution pursuant to Section 1.1(a)(v) of this Schedule D ((y) and (z) together, the "Loan Proceeds Payments" and, together with the Non-Financed Payment, the "Upfront Payment") as set forth in the 2024 Transactions Payment Schedule.

(ii)          The Upfront Payment shall be allocated among and paid to the holders of Non-CABO Investor Units (including for this purpose, the GP) and GTCR Fund C in accordance with Section 4.1(a) as though the Upfront Payment was a Distribution distributed in accordance therewith; provided, that, for this purpose (x) Units held by the CABO Investor, or by the Blocker for the benefit of the CABO Investor, shall not be considered to be issued or outstanding, and neither the CABO Investor nor the Blocker (in respect of Units held for the benefit of the CABO Investor) shall be entitled to receive any part of the Upfront Payment, (y) the Upfront Payment shall be paid as though all Class B Units and Class C Units were vested Class B Units and vested Class C Units (provided, that any Class C Unit with a Participation Threshold greater than zero (0) shall not be entitled to receive any portion of the Upfront Payment), and (z) no amount shall be paid to Splitter, and instead (1) the GP Portion shall be paid directly to the GP, and (2) GTCR Fund C shall be paid a portion of the Upfront Payment equal to the amount which would be paid to Splitter but for this prong (z) minus the GP Portion.

Section 1.2          Payment Direction.

(a)          Solely for administrative convenience, in lieu of payment by:

(i)          the Company to the CABO Investor and Blocker of the portion of the Loan Distribution payable to the CABO Investor and Blocker (in the case of

Blocker, solely in respect of the portion of the Loan Distribution that is ultimately distributable to the CABO Investor in the Blocker Loan Distribution, but excluding the portion of the Loan Proceeds Payments payable by the CABO Investor to GTCR Fund C) pursuant to Section 1.1(a)(iii) of this Schedule D,

(ii)          Blocker to the CABO Investor of the portion of the Blocker Loan Distribution payable to the CABO Investor (but excluding the portion of the Loan Proceeds Payments payable by the CABO Investor to GTCR Fund C) pursuant to Section 1.1(a)(v) of this Schedule D, and

(iii)           the CABO Investor to each of the Non-CABO Unitholders (other than Splitter and Blocker but including for this purpose the GP) of the Loan Proceeds Payments pursuant to Section 1.1(d)(i) of this Schedule D (as allocated pursuant to Section 1.1(d)(ii) of this Schedule D), the CABO Investor hereby directs and authorizes the Company and the Blocker (and the Blocker hereby directs and authorizes the Company) to retain the amounts referenced in the foregoing clauses (i) and (ii) and to instead pay (on behalf of the CABO Investor) to the Non-CABO Unitholders (other than Splitter and Blocker but including for this purpose the GP) the amounts referenced in the foregoing clause (iii) in accordance with the 2024 Transactions Payment Schedule (and the Company agrees to make such payments on behalf of the CABO Investor as so directed and authorized).

(b)          In addition, solely for administrative convenience, in lieu of payment by the CABO Investor directly to each Non-CABO Unitholder (other than Splitter and Blocker but including for this purpose the GP) of the portion of the Non-Financed Payment payable to such Non-CABO Unitholders pursuant to Section 1.1(d)(i) of this Schedule D (as allocated pursuant to Section 1.1(d)(ii) of this Schedule D), the CABO Investor shall deposit with the Company (by wire transfer of immediately available funds pursuant to wire instructions provided by the Company to the CABO Investor in writing prior to the date hereof) an amount equal to the portion of the Non-Financed Payment payable to such Non-CABO Unitholders, and hereby directs and authorizes the Company to make such payments on behalf of the CABO Investor in accordance with the 2024 Payment Schedule (and the Company agrees to make such payments as so directed and authorized).

Section 1.3          Adoption of LTIP; Waiver of Continuing Incentive Amounts. Concurrently with the consummation of the 2024 Transactions, each of the GTCR Investors, the CABO Investor and the other Unitholders hereby:

(a)          approves, and authorizes the Company to adopt (and, as applicable, to cause its Subsidiaries to approve and adopt), the Third Amended and Restated Long-Term Incentive Plan of the Company, attached hereto as Exhibit D-2; and

(b)          approves, and authorizes the Company to waive (and, as applicable, to cause its Subsidiaries to waive) the provisions relating to the escrow and potential forfeiture of the Continued Incentive Amount (as such term is defined in the applicable Senior Management Agreements), by execution of the waiver attached hereto as Exhibit D-3.

Section 1.4          No Effect on Rights to Distributions. The Distributions to be made in accordance with this Schedule D will not affect or change in any way the amounts that the Unitholders are entitled to receive in respect of their Units pursuant to the provisions of this Agreement relating to Distributions or liquidation (including Article IV and Section 10.2), except that the payments to be made hereby are reflected as a deduction to the Option Price as set forth in the definition thereof; provided, that, notwithstanding the foregoing, the Loan Proceeds Payments, the CTI Proceeds Distribution and the payment of the Upfront Payment shall operate to reduce the Participation Thresholds applicable to any Class C Unit issued and outstanding as of the date of hereof.

Section 1.5          Intended Tax Treatment. For U.S. federal (and applicable state and local) income tax purposes, the parties hereto agree that:

(a)        The payments described in Section 1.1(a)(i) shall be treated as compensatory payments by the Company or its applicable Subsidiary to Participants.

(b)         Each of the transactions described in Section 1.1(a)(ii) and Section 1.1(b)(i) of this Schedule D are intended to be treated as disregarded;

(c)         Each of the transactions described in Section 1.1(a)(iii), Section 1.1(a)(iv), Section 1.1(b)(ii), Section 1.1(b)(iii), and Section 1.1(c) of this Schedule D are intended to be treated as distributions described in Code Section 731(a);

(d)         Each of the transactions described in Section 1.1(a)(v) and Section 1.1(b)(iv) of this Schedule D are intended to be treated as distributions described in Code Section 301;

(e)        (i) The Upfront Payment made pursuant to Section 1.1(d)(i) of this Schedule D by the CABO Investor to the holders of Non-CABO Investor Units (including for this purpose the GP) and GTCR Fund C together with (ii) the different terms of the Put Right (the “New Put Right”) changed pursuant to this Agreement is intended to be treated, in the case of any holder of Non-CABO Investor Units (including for this purpose, the GP) and GTCR Fund C, as a payment in exchange for the Put Right as in effect under the terms of the Second A&R Agreement prior to the effective date of this Agreement in an aggregate amount equal to the sum of the Upfront Payment and the fair value of the New Put Right; and

(f)          The payment of the Residual Option Payment Amounts, if any, by the CABO Investor pursuant to Section D(c) of Schedule B is intended to be treated as a payment described in Code Section 1234A in termination of the New Put Right (other than any portion of the Residual Option Payment Amounts paid to Participants, which shall be treated as a contribution by the CABO Investor of such portion to the Company followed by payment, net of applicable withholding, of compensation to Participants by the Company or its applicable Subsidiaries)  (collectively, clauses (a) through (e),  the “Intended Tax Treatment”).

The parties hereto agree to file all tax returns and take all actions consistent with the Intended Tax Treatment except as otherwise required by a final “determination” within the meaning of Code Section 1313(a).

Schedule D-1
2024 Transactions Payment Schedule

Notwithstanding anything to the contrary in this Agreement, unless otherwise determined by the Board, no Unitholder (other than the Investors) shall have any right to receive or review this Schedule D-1 except in summary form.

[***]

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